UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Allbirds, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

ALLBIRDS, INC.

530 Washington St.

San Francisco, CA 94111

Notice of Special Meeting of Stockholders

To Be Held on June 3, 2026

Dear Stockholder:

You are cordially invited to attend a virtual special meeting of stockholders (the “Special Meeting”) of Allbirds, Inc., a Delaware public benefit corporation (the “Company,” “ALLBIRDS,” “we,” “us,” or “our”), to be held on June 3, 2026, at 12:00 p.m. Pacific Time.

The Special Meeting will be held through a live audio-only webcast meeting format at www.virtualshareholdermeeting.com/BIRD2026SM. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before the start of the meeting to ensure you are logged in when the Special Meeting starts. You will not be able to attend the Special Meeting in person.

The Special Meeting will be held for the following purposes:

1.

To approve the sale of the Purchased Assets of the Company (the “Asset Sale”) pursuant to the Asset Purchase Agreement dated March 29, 2026 (as it may be amended from time to time, the “Asset Purchase Agreement”), by and between Allbirds, Inc. and Allbirds IP LLC (the “Asset Sale Proposal”).

2.	To approve an amendment to our Ninth Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) (the “Charter Amendment Proposal”).

3.

To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our Class A common stock representing more than 19.99% upon the conversion of certain Convertible Notes (the “Nasdaq Proposal”).

4.

To approve one or more adjournments of the Special Meeting from time to time, if necessary, to solicit additional proxies in the event that there are insufficient shares present virtually or represented by proxy voting in favor of the proposals presented at the meeting (the “Adjournment Proposal”).

These items of business, which we refer to collectively as the “proposals” are more fully described in the proxy statement accompanying this notice. None of the proposals are conditioned upon the stockholders approving any of the other proposals. The Record Date for the Special Meeting is April 13, 2026. Only stockholders of record at the close of business on that date are entitled to notice of and may vote at the Special Meeting or any adjournment thereof.

The enclosed proxy statement provides you with detailed information about the Special Meeting and the proposed transactions. In particular, please review the matters referred to under “Risk Factors” starting on page 13 for a discussion of the risks related to the proposals set forth herein. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission, which are available without charge through the Securities and Exchange Commission’s website at www.sec.gov.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to virtually attend the Special Meeting, we ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, or submit your proxy by telephone or over the internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card. Even if you have voted by proxy, you may still vote online if you attend the Special Meeting. Please note, however, that if your shares are held on your behalf by a brokerage firm, bank, or other agent and you wish to vote at the Special Meeting, you may need to obtain a proxy issued in your name from that record holder. Please contact your broker, bank, or other agent for information about specific requirements if you would like to vote your shares at the Special Meeting.

The Company’s Board has unanimously approved each of the proposals set forth herein, in each case as being in the best interests of the Company and its stockholders. The Board recommends that you vote “FOR” the Asset Sale Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Nasdaq Proposal, and “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

/s/ Joe Vernachio
Joe Vernachio
President, Chief Executive Officer, and Secretary

San Francisco, California

May 8, 2026

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the proposals set forth herein, passed upon the merits of such proposals or passed upon the adequacy or accuracy of the information contained in this proxy statement and any documents incorporated by reference. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated May 8, 2026, and, together with the enclosed form of proxy card, is first being mailed to our stockholders on or about such date.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on June 3, 2026 at 12:00 p.m. Pacific Time.

The Proxy Statement is available at www.proxyvote.com.

2

i

ALLBIRDS, INC.

530 Washington St.

San Francisco, CA 94111

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY ON JUNE 3, 2026

We are providing you with these proxy materials because the Board of Directors of Allbirds, Inc. (the “Board” or the “Board of Directors”) is soliciting your proxy to vote at the special meeting of stockholders of Allbirds, Inc., a Delaware public benefit corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Special Meeting”).

This proxy statement contains important information for you to consider when deciding how to vote on the proposals for which we are soliciting proxies. Please read it carefully.

The proxy materials, including this proxy statement, are being distributed and made available on or about May 8, 2026. As used in this Proxy Statement, references to “we,” “us,” “our,” “Allbirds,” and the “Company” refer to Allbirds, Inc. and its subsidiaries.

Date, Time and Place

The Special Meeting will be held in a virtual-only format at www.virtualshareholdermeeting.com/BIRD2026SM at 12:00 p.m. Pacific Time on June 3, 2026.

You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. Instead you may simply follow the instructions below to submit your proxy.

Summary

As described in these proxy materials, we have entered into the Asset Purchase Agreement (as defined herein) to sell the Purchased Assets of the Company, which relate to our existing footwear business and represent a significant amount of our assets. We have been operating these footwear assets at a material loss and do not believe that continuing to operate these footwear assets is sustainable or beneficial to our stockholders. Following the closing of the Asset Sale, the Buyer in the Asset Sale will own the “Allbirds” tradename and all related intellectual property, and the brand and footwear business will continue under the stewardship of the Buyer.

As also described in these proxy materials, we intend to continue operating Allbirds, Inc. after the Asset Sale. In continuing to operate after the Asset Sale, we intend to rename Allbirds, Inc., and operate under a new corporate name. Our Board of Directors has not yet made a final decision on a new name for the company. With respect to the renamed corporate entity, we are investigating potential opportunities in the computing infrastructure market, including the acquisition and monetization of graphics processing units, related high-performance computing infrastructure capable of supporting high workloads (whether from artificial intelligence and machine learning or other needs of potential future customers) and other related assets (which we refer to collectively as “Electronics Assets,” and such anticipated business, the “Electronics Infrastructure Business”). In support of such business, we have entered into an agreement to sell up to $50 million in senior secured convertible notes (the “Convertible Notes,” and the facility governing such notes, the “Facility”), the proceeds of which would permit the Company to purchase Electronics Assets and develop and expand the anticipated Electronics Infrastructure Business. These arrangements, which may include, without limitation, sales, leases, sale/lease-back transactions and other monetization structures, are anticipated to be capital-efficient and scalable, with customers bearing substantially all operating, maintenance, and infrastructure costs, allowing us to grow our asset base and revenue without a commensurate increase in operating overhead.

Using proceeds from the initial tranche of the Convertible Notes, the Company, through its wholly owned subsidiary (the “Lessor”), has purchased server equipment utilizing current-generation NVIDIA Blackwell GPUs (the “Purchased GPU Assets”). Simultaneously, the Lessor entered into an approximately $2.75 million, three-year lease agreement with a subsidiary of QumulusAI, Inc. (the “Lessee”) for the Purchased GPU Assets, with an end-of-term purchase option provided to the Lessee. This lease agreement represents the Company’s first transaction within its anticipated Electronics Infrastructure Business.

While we expect to continue operating the Company, specifically including the anticipated Electronics Infrastructure Business, following the closing of the Asset Sale, we are still seeking stockholder approval of the Asset Sale to the extent it may be deemed to be a sale of substantially all of our assets under Delaware law. As described in greater detail below, we anticipate issuing a special dividend to stockholders following the Asset Sale. Unless stockholders opt to sell their shares of common stock, stockholders will continue to own our common stock after the Asset Sale and payment of the special dividend, and our Class A common stock will continue to be listed and tradeable on Nasdaq. In other words, we anticipate that stockholders will receive a special dividend and that they will continue to hold Nasdaq-listed stock.

We are also seeking approval of our stockholders, in compliance with the rules of Nasdaq, to permit the conversion, in full, of the Convertible Notes issuable under the Facility into shares of our Class A common stock in excess of 20% or more of our outstanding Class A common stock. Nasdaq requires stockholder approval of potential issuances of such amounts of Class A common stock. The Convertible Notes are prohibited from being converted to the extent such conversion or issuance would result in any holder of Convertible Notes (together with its affiliates) beneficially owning more than 4.99% of our Class A common stock outstanding immediately after giving effect to such conversion or issuance.

Because the terms of the Asset Purchase Agreement prohibit the Company from competing within the historical footwear business following consummation of the Asset Sale, and the anticipated Electronics Infrastructure Business would be less focused on the public benefit of environmental conservation, which is stated in the Company’s Certificate of Incorporation, stockholders are being asked to approve the Charter Amendment Proposal (as defined herein) to remove references to the Company being operated for the environmental conservation public benefit.

Purpose

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1.

To approve the sale of the Purchased Assets of the Company (the “Asset Sale”) pursuant to the Asset Purchase Agreement dated March 29, 2026 (as it may be amended from time to time, the “Asset Purchase Agreement”), by and between Allbirds, Inc. and Allbirds IP LLC (the “Asset Sale Proposal”).

2.	To approve an amendment to our Ninth Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) (the “Charter Amendment Proposal”).

3.

To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our Class A common stock representing more than 19.99% upon the conversion of certain Convertible Notes (the “Nasdaq Proposal”).

4.

To approve one or more adjournments of the Special Meeting from time to time, if necessary, to solicit additional proxies in the event that there are insufficient shares present virtually or represented by proxy voting in favor of the proposals presented at the Special Meeting (the “Adjournment Proposal”).

Record Date

Our Board has fixed April 13, 2026 as the Record Date for the Special Meeting and any adjournment thereof. Only stockholders of record at the close of business on April 13, 2026, the Record Date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

On the Record Date, there were 6,220,796 shares of Class A common stock outstanding and entitled to vote and 2,540,381 shares of Class B common stock outstanding and entitled to vote.

Quorum

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting only if the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote at the Special Meeting are present at the Special Meeting, either virtually or represented by proxy.

Voting

Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Proposal 1: Asset Sale Proposal	The affirmative vote of the holders of a majority of the outstanding common stock of the Company entitled to vote thereon.	Abstentions will have the same effect as a vote “AGAINST.”	Broker non-votes, if any, will have the same effect as a vote “AGAINST.”
Proposal 2: Charter Amendment Proposal	The affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote.	Abstentions will have the same effect as a vote “AGAINST.”	Broker non-votes, if any, will have the same effect as a vote “AGAINST.”
Proposal 3: Nasdaq Proposal	The affirmative vote of the holders of a majority of the voting power of the shares of common stock present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting	Abstentions will have no effect.	Broker non-votes, if any, will have no effect.

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
affirmatively or negatively (excluding abstentions and broker non-votes).
Proposal 4: Adjournment Proposal	The affirmative vote of the holders of a majority of the voting power of the shares of common stock present virtually or represented by proxy and entitled to vote thereon.	Abstentions will have the same effect as a vote “AGAINST.”	Broker non-votes, if any, will have no effect.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions about the Special Meeting and the proposals set forth herein. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” beginning on page 94.

Why are you holding the Special Meeting in a virtual format?

Our Special Meeting will be held solely in a virtual format, which will be conducted via a live audio-only webcast and online stockholder tools. We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. A virtual Special Meeting makes it possible for more stockholders (regardless of size, resources, or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money.

Why did I receive these materials?

Under rules adopted by the SEC, we intend to mail the full set of our proxy materials, including this proxy statement and the proxy card, to our stockholders of record as of the close of business on the Record Date, on or around May 8, 2026. The proxy materials are also available to view and download through the SEC’s website at www.sec.gov and on our investor relations website.

How do I attend the Special Meeting?

We will be hosting the Special Meeting only through a live audio-only webcast. You can attend the Special Meeting live online at www.virtualshareholdermeeting.com/BIRD2026SM by logging on with your control number. The Special Meeting will start at 12:00 p.m. Pacific Time, on June 3, 2026. Online check-in will start approximately 15 minutes before the meeting. We recommend that you log in a few minutes before the Special Meeting to ensure you are logged in when the Special Meeting begins. To access the meeting, follow the instructions you will receive in subsequent emails you receive after registration. Information on how to vote online during the Special Meeting is discussed below. You will not be able to attend the Special Meeting physically in person.

You are entitled to attend the Special Meeting if you were a stockholder as of the close of business on the Record Date, or hold a valid proxy for the meeting. To be admitted to the Special Meeting, you will need to visit www.virtualshareholdermeeting.com/BIRD2026SM and enter the 16-digit control number found next to the label “Control Number” on your proxy card. If you are a beneficial stockholder, you should contact the bank, broker, or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number or proxy to vote.

Whether or not you participate in the Special Meeting, it is important that you vote your shares.

What if I cannot find my control number?

Please note that if you do not have your control number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/BIRD2026SM and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.

If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker, or other holder of record), you will need to contact that bank, broker, or other holder of record to obtain your control number prior to the Special Meeting.

Where can we get technical assistance?

If you encounter any difficulties while accessing the virtual meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

Will a list of registered stockholders as of the Record Date be available?

For the ten days ending the day prior to the Special Meeting, a list of our registered stockholders as of close of business on the Record Date will be available for examination by any stockholder of record for a legally valid purpose related to the Special Meeting at our corporate headquarters during regular business hours.

When is the Record Date for, and who can vote at, the Special Meeting?

Only stockholders of record at the close of business on April 13, 2026, the Record Date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. On the Record Date, there were 6,220,796 shares of Class A common stock outstanding and entitled to vote and 2,540,381 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

What am I being asked to vote on at the Special Meeting?

There are four matters scheduled for a vote, collectively referred to as the “proposals.” None of the proposals are conditioned upon the stockholders approving any of the other proposals:

1.

To approve the sale of the Purchased Assets of the Company (the “Asset Sale”) pursuant to the Asset Purchase Agreement dated March 29, 2026 (as it may be amended from time to time, the “Asset Purchase Agreement”), by and between Allbirds, Inc. and Allbirds IP LLC (the “Asset Sale Proposal”).

2.	To approve an amendment to our Ninth Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) (the “Charter Amendment Proposal”).

3.

To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our Class A common stock representing more than 19.99% upon the conversion of certain Convertible Notes (the “Nasdaq Proposal”).

4.

To approve one or more adjournments of the Special Meeting from time to time, if necessary, to solicit additional proxies in the event that there are insufficient shares present virtually or represented by proxy voting in favor of the proposals set forth herein (the “Adjournment Proposal”).

How does the Board recommend that I vote?

After careful consideration of a variety of factors described in this proxy statement, the Board unanimously recommends that you vote:

•	“FOR” the Asset Sale Proposal;

•	“FOR” the Charter Amendment Proposal;

•	“FOR” the Nasdaq Proposal; and

•	“FOR” the Adjournment Proposal.

You should read “The Asset Sale Proposal (Proposal No. 1),” “The Charter Amendment Proposal (Proposal No. 2),” “The Nasdaq Proposal (Proposal No. 3),” and “The Adjournment Proposal (Proposal No. 4),” for a discussion of the factors that the Board considered in deciding to recommend approval of the proposals.

In addition, when considering the recommendation of the Board, you should be aware that some of our directors and executive officer may have interests in the Asset Sale that are different from, or in addition to, the interests of stockholders more generally. For a discussion of these interests, please see the section captioned “The Asset Sale Proposal (Proposal No. 1)—Interests of Our Directors and Executive Officers in the Asset Sale.”

What if another matter is properly brought before the Special Meeting?

The Board knows of no other matters that will be presented for consideration at the Special Meeting and pursuant to Delaware law and the Company’s Amended and Restated Bylaws (the “Bylaws”), only those matters set forth in the notice of the special meeting may be considered or acted upon at the Special Meeting. However, if any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How are votes counted?

Votes cast by proxy or online at the Special Meeting will be counted by the inspector of election appointed for the Special Meeting, who will separately count, votes “For” and “Against” and abstentions.

How do I vote?

For each of the proposals, you may vote “For” or “Against” or abstain from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker, or nominee:

Stockholder of Record: Shares Registered in Your Name

If on the Record Date, your shares were registered directly in your name with Allbirds’ transfer agent, Computershare, then you are a stockholder of record. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy. If you are a stockholder of record, you may vote by following the procedures below:

•

To vote during the Special Meeting, if you are a stockholder of record as of the Record Date, follow the instructions at www.virtualshareholdermeeting.com/BIRD2026SM. You will need to enter the 16-digit control number found on your proxy card.

•

To vote prior to the Special Meeting (until 11:59 p.m. Eastern Time on the day before the Special Meeting), you may vote via the Internet at www.proxyvote.com; by telephone; or by completing and returning the proxy card if you requested a printed set of proxy materials, as described below.

•

To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide your control number. Your telephone vote must be received by 11:59 p.m. Eastern Time on the day before the Special Meeting to be counted.

•

To vote through the internet prior to the meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide your control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on the day before the Special Meeting to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on the Record Date, your shares were held not in your name but rather in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many shares must be present or represented to conduct business at the Special Meeting?

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting only if the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote at the Special Meeting are present at the Special Meeting, either virtually or represented by proxy.

How many votes do I have?

Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote via the internet at www.proxyvote.com, by telephone, by completing your proxy card if you requested a printed set of materials, or virtually during the Special Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” each proposal. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank, or other agent with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares in its discretion. In this regard, under stock exchange rules, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under such rules, but not with respect to “non-routine” matters.

We believe that each of the proposals is considered to be “non-routine” under stock exchange rules and we therefore do not expect broker non-votes on the proposals. Because brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares may not be voted on your behalf for any proposal, will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, whether a proposal is “routine” or “non-routine” remains subject to the rules of the New York Stock Exchange, which regulates broker-dealers and their discretion to vote on stockholder proposals. In the event that it is determined that a different voting standard applies to a particular proposal or that the status of a matter as either “routine” or “non-routine” should be changed, the Company will file supplemental proxy materials with the SEC to notify you regarding such matters.

However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then a broker non-vote will occur, and those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.

If you are a beneficial owner of shares held in street name and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank, or other agent.

What are abstentions?

Under Delaware law, an “abstain” vote is counted as present for the purposes of determining whether a quorum exists but is not considered a vote cast either for or against a proposal.

What are “broker non-votes”?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on these matters. These un-voted shares with respect to the “non-routine” matters are counted as “broker non-votes.”

What vote is required for stockholders to approve of the proposals at the Special Meeting, and what effect do abstentions and broker non-votes, if any, have on the proposals?

Please see the table under the heading “Voting” on page 3 for a summary of the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can change your vote or revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to Allbirds, Inc., Attn: Secretary, at 530 Washington St., San Francisco, CA 94111.

•

You may virtually attend the Special Meeting and vote online. Attending the Special Meeting will not, by itself, revoke your proxy. You must specifically vote at the virtual Special Meeting in order for your previous proxy to be revoked.

Your most current proxy card or submission of voting instructions online or by telephone is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or agent, you should follow the instructions provided by your broker, bank or other agent regarding how to change your vote.

Are there any risks related to the proposals set forth herein?

Yes. You should carefully review the section entitled “Risk Factors.”

Am I entitled to appraisal rights or dissenters’ rights in connection with the matters presented at the Special Meeting?

No. As a stockholder, under Delaware law, you will not be eligible for appraisal rights or dissenters’ rights in connection with the matters presented at the Special Meeting.

What does it mean if I receive more than one set of proxy materials?

If your shares are registered differently or are held in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. To ensure that all of your shares are voted, please complete, sign, date and return each proxy card and voting instruction card that you receive, or submit your proxy by telephone or over the internet (if those options are available to you).

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Special Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

What proxy materials are available on the internet?

This proxy statement, and the documents incorporated by reference herein, are available on the SEC’s website at www.sec.gov and on our investor relations website.

Who should I call if I have any additional questions?

If you hold your shares directly, please contact our Secretary. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement, and the documents to which we refer you in this proxy statement, including statements regarding or implying the Company’s expectations and intentions regarding the completion or effects of the proposals, its expectation of making the Asset Sale Dividend to stockholders and the timing and amount thereof, our future results of operations, financial condition, business strategy and plans, existing and anticipated business models, objectives of management for future operations, and other statements that do not relate solely to historical or current facts, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this proxy statement, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain. This proxy statement, and the documents to which we refer you in this proxy statement, also contain estimates and other statistical data made by independent parties and by us. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target” “will” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain such identifying words.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from those statements expressed or implied in the forward-looking statements, including, but not limited to:

•	satisfaction of closing conditions precedent to the consummation of the Asset Sale and Facility;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

•	the effect of the announcement of the Asset Sale and Facility on our business relationships (including with employees, customers and suppliers), operating results and business generally;

•	potential delays in consummating the Asset Sale and Facility;

•	the amount of proceeds that might be realized from the Asset Sale or disposition of other related assets;

•	the amount of proceeds that might be realized from the Facility;

•	the failure of our stockholders to approve the matters presented at the Special Meeting;

•	the failure of the Asset Sale to close for any reason, or the material delay in the closing of the Asset Sale;

•	the failure of our ongoing business following the Asset Sale;

•	the outcome of any litigation or governmental proceedings instituted against us;

•	the amount of the costs, fees, expenses and charges related to the Asset Sale and Facility;

•	our ability to retain employees, consultants or other resources to continue the ongoing business;

•	our ability to satisfy our liabilities and obligations out of the proceeds of the transactions described herein and other available resources, if any;

•	our ability to distribute the Asset Sale Dividend to our stockholders following the Asset Sale; and

•	our ability to maintain the listing of our Class A common stock on Nasdaq with respect to the ongoing business.

The forward-looking statements in this proxy statement, and the documents to which we refer you in this proxy statement, are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this proxy statement and are subject to a number of risks, uncertainties and assumptions, which we discuss in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors” and elsewhere in this proxy statement. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We have included important factors in the cautionary statements included in this proxy statement, and the documents to which we refer you in this proxy statement, particularly in the section titled “Risk Factors,” that we believe may cause our actual results or events to differ materially from those expressed or implied by our forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this proxy statement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this proxy statement, and the documents to which we refer you in this proxy statement, whether as a result of any new information, future events, changed circumstances or otherwise. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and stockholders are cautioned not to unduly rely upon these statements.

You should read this proxy statement, and the documents to which we refer you in this proxy statement, completely and with the understanding that our actual future results, performance or achievements may be materially different from what we expect.

The foregoing list of factors is not exclusive. Additionally, we are subject to risks and uncertainties and other factors detailed in our most recent annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026, our Current Report on Form 8-K (as amended), filed with the SEC on April 20, 2026, and as supplemented by our Quarterly Reports on Form 10-Q, which should be read in conjunction with this proxy statement. See “Where You Can Find Additional Information” on page 94. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the year ended December 31, 2025, our Current Report on Form 8-K (as amended), filed on April 20, 2026, and our subsequent U.S. Securities and Exchange Commission (the “SEC”) filings, along with other information provided to you in this proxy statement, in deciding how to vote on the proposals. See “Where You Can Find Additional Information.” The special risk considerations described below are not the only ones facing us. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations, and growth prospects. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, financial condition, results of operations, and growth prospects.

Risks Relating to the Business

Risk Factors Relating to the Asset Sale

If we fail to complete the Asset Sale, or if the Asset Sale is materially delayed, our business, liquidity and ability to make the Asset Sale Dividend may be materially harmed and our financial condition, strategic alternatives and the price of our Class A common stock could be materially adversely affected.

We cannot provide assurances that the Asset Sale will be completed on the timeline currently anticipated or at all. The closing of the Asset Sale is subject to a number of conditions, including but not limited to our obtaining stockholder approval of the Asset Purchase Agreement and providing necessary third-party consents and approvals in order to sell the Assets. In addition, the closing may be delayed by SEC, Nasdaq or other regulatory review, inquiries or comments, litigation or threatened litigation, disputes regarding closing conditions, counterparty delays or other developments outside of our control.

If the Asset Sale is not completed, or if completion is materially delayed, our business, financial condition and liquidity could be materially and adversely affected. We have extremely limited available cash and continue to incur substantial operating expenses, transaction expenses, professional fees, public company costs and other obligations. Any delay may require us to use cash that otherwise would have been available for distribution to stockholders. As a result, we may be unable to pay the anticipated Asset Sale Dividend in the amount or on the timeline currently contemplated, or at all.

Further, if the Asset Sale is not completed, we may remain responsible for operating a legacy business that we have described as unsustainable and loss-making, while also having incurred significant transaction costs, and having caused management distraction and market uncertainty. In such circumstances, we may have significantly fewer strategic alternatives available to us, may be required to seek additional financing on unfavorable terms or at all, may be required to declare bankruptcy, and may be unable to pursue the anticipated Electronics Infrastructure Business or any alternative strategy.

Our announcement of the Asset Sale may cause employees working for us to become concerned about the future of the business and lose focus or seek other employment.

If the Asset Sale is not completed, our directors, executive officers and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the Asset Sale and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

These risks may be heightened as we expand into the Electronics Infrastructure Business, which may create additional uncertainty among employees regarding the Company’s strategy, prospects, leadership, required skill sets and long-term organizational direction. We may lose employees whose knowledge is important to the completion of the Asset Sale, the management of remaining obligations, and the development of our continuing business.

The amount of net proceeds that we will receive from the Asset Sale is subject to uncertainties, and such proceeds may be insufficient to support our continuing plans or maximize stockholder value.

The amount of net proceeds that we will receive from the Asset Sale is subject to uncertainties. We expect to receive aggregate net proceeds of approximately $35 million to $36.2 million, after payment of transaction and other related expenses and applicable taxes (if any), assuming a purchase price of $39.0 million. In addition, if Buyer successfully asserts claims against the Escrow Fund pursuant to the Asset Purchase Agreement, the amount of net proceeds is subject to further reduction. We may also have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Asset Sale. As a result, the amount of the net proceeds from the Asset Sale is subject to substantial uncertainty, and it is possible that the net proceeds from the Asset Sale will be materially less than we expect.

Further, even if the Asset Sale is completed and the anticipated Asset Sale Dividend is made as contemplated, the assets available to the Company following such transactions may be insufficient to fund our continuing business, satisfy public company costs, support working capital needs, pursue strategic opportunities or provide stockholders with any value in the go-forward business.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell the Purchased Assets to any party other than Buyer or to sell any other of our assets prior to the closing of the Asset Sale. These provisions include the prohibition on our ability to solicit competing proposals. These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of the Company from considering or proposing an alternative transaction, and could make it more difficult for us to complete an alternative transaction with another party.

The Asset Purchase Agreement may expose us to contingent liabilities, which could impair our ability to fund or operate our continuing business.

Under the Asset Purchase Agreement, Buyer’s principal recourse for inaccuracies in the Surviving Representations is limited to recovery from the Escrow Fund, and the Escrow Fund also secures certain negative purchase price adjustments and specified reimbursement obligations of the Company. Significant claims against the Escrow Fund or other post-closing obligations of the Company could reduce the amount of net proceeds ultimately distributed to stockholders following the Asset Sale pursuant to the Asset Sale Dividend and expose us to contingent liabilities.

Any such liabilities or obligations could also reduce the funds available to develop or sustain our continuing business, to satisfy financing obligations, or to remain listed on Nasdaq, each following the closing of the Asset Sale.

Our directors and executive officers may have interests that are different from, or in addition to, those of our stockholders generally in connection with the Asset Sale.

You should be aware of interests of, and the benefits available to, our directors and executive officers when considering the recommendation of our Board regarding the Asset Sale. Our directors and executive officers may have interests in the Asset Sale that may be in addition to, or different from, their interests as stockholders. For additional information regarding these matters, see “The Asset Sale Proposal (Proposal No. 1) – Interests of Our Directors and Executive Officers in the Asset Sale.”

We may be subject to securities litigation, derivative litigation, books-and-records demands and other proceedings, which is expensive and would decrease the amount of net proceeds from the Asset Sale available for distribution and could delay or impair our post-closing plans.

We may be subject to securities class action litigation, securities class actions, stockholder derivative actions, fiduciary duty claims, books-and-records demands, appraisal-related claims, claims alleging material misstatements or omissions, regulatory inquiries and other proceedings in connection with the Asset Sale or other proposals presented at the upcoming special meeting of stockholders. Litigation and other claims, both meritorious and frivolous, are a common occurrence in connection with transactions similar to the Asset Sale, and we face potential for litigation or other disputes that relate to the Asset Sale, including claims related to our process or disclosures and investigatory demands under Delaware law. We can provide no assurance that such litigation, disputes, or demands will not arise in the future. Any future litigation or proceedings, whether with or without merit, or successful or not, could result in significant settlement amounts, damages, fines, or other penalties, divert financial and management resources, and result in significant legal fees. Any such amounts would directly decrease the amount of net proceeds from the Asset Sale available for distribution to our stockholders, including potentially prohibiting us from making a distribution of any amount to our stockholders. Further, any such litigation could delay the closing of the Asset Sale or could have a material adverse effect on our business, financial condition, and results of operations. Any such matters could also impair our ability to execute the anticipated Electronics Infrastructure Business, raise capital, or maintain our Nasdaq listing.

Even if the Asset Sale is completed, we may not be able to establish and implement a viable continuing business.

Completion of the Asset Sale will not ensure the success of the Company following the sale of the Purchased Assets. After the Asset Sale, we intend to continue operating the Company, including pursuing the anticipated Electronics Infrastructure Business. However, our ability to do so successfully will depend on numerous factors, including our ability to obtain and maintain financing, identify and acquire Electronics Assets, hire or retain qualified personnel, establish commercially viable transaction structures, manage an entirely different business model, maintain our Nasdaq listing, avoid or manage litigation and other claims and preserve sufficient liquidity to fund operations. We will have only limited cash available following the Asset Sale and related transactions, and our available funds may be insufficient to fund our continuing business, satisfy public company costs, service indebtedness, meet working capital needs or otherwise continue operations. If we are unable to obtain additional capital when needed, we could exhaust our available cash and be unable to continue operating our business.

Risk Factors Relating to Our Anticipated Electronics Infrastructure Business

We have no operating history in the anticipated Electronics Infrastructure Business, and our new business plan may not be successful.

We are pursuing an Electronics Infrastructure Business focused on the acquisition and monetization of graphics processing units, related high-performance computing infrastructure and other related assets. While certain members of our board and management team have relevant experience, we have no operating history in this business as a company. As a result, investors will have limited basis on which to evaluate our prospects in this new business. We may be unable to retain existing employees or attract new employees with the expertise necessary to operate the anticipated Electronics Infrastructure Business.

Our anticipated Electronics Infrastructure Business is subject to all of the risks, uncertainties and difficulties frequently encountered by start-up companies and companies entering a new and rapidly evolving market, many of which are beyond our control. We may fail to identify attractive opportunities, acquire suitable Electronics Assets, develop a viable operating model, generate revenue, achieve profitability or create stockholder value. If we are unable to execute this business plan successfully, our business, financial condition, results of operations and prospects could be materially and adversely affected, and the value of our Class A common stock could decline substantially.

Our Electronics Infrastructure Business is highly speculative, uncertain, unproven and subject to change, and we may be unable to implement it successfully or at all.

Our anticipated Electronics Infrastructure Business is at a very early stage of development. We are investigating potential opportunities in the computing infrastructure market, but our plans remain preliminary and may change materially. The anticipated Electronics Infrastructure Business is uncertain, unproven, and subject to significant risks. Because our strategy is evolving, we are required to make significant assumptions regarding market conditions, customer demand, competition, asset pricing, financing availability, utilization, operating costs, monetization opportunities, technological developments and other factors. These assumptions, among many others, may prove to be incorrect. Even if we are able to acquire Electronics Assets and begin operations, we may be unable to establish profitable or sustainable business lines. If our assumptions are incorrect or if our strategy changes materially, our business, financial condition, results of operations and the market price of our Class A common stock could be materially adversely affected.

Following closing of the Asset Sale, we will have sold all of the assets of the business we historically operated and we will be operating a business that differs from our primary historical business.

The Asset Sale involves the sale of the assets relating to our existing footwear business and a significant amount of our historical operating assets. As a result, following the closing of the Asset Sale, we will no longer operate the business with which investors have historically associated the Company. Instead, we will be operating new assets in a different business.

We will need to expand or build substantial parts of our business, including strategy, personnel, processes, controls, systems, counterparties, customer relationships, vendor relationships, branding and market positioning. We may not be successful in doing so. Companies attempting a transition of this magnitude often encounter unforeseen costs, delays, execution issues and strategic failures. If our continuing business does not develop successfully, we may fail to generate meaningful revenue, incur substantial losses, need to raise additional capital on unfavorable terms, need to declare bankruptcy, or pursue additional strategic alternatives. Any such outcome could materially and adversely affect our stockholders.

We may fail to transition successfully from a consumer products company to a computing infrastructure company.

The successful operation of a computing infrastructure business requires capabilities that differ substantially from those required to operate a consumer footwear and apparel business. These capabilities may include, among other things, expertise in sourcing and evaluating specialized computing equipment, structuring leases and sale/lease-back transactions, understanding enterprise and institutional customer needs, managing technology asset life cycles, evaluating utilization and residual value risk, negotiating technical services and hosting arrangements, complying with industry-specific laws and regulations and managing specialized technical and operational risks.

We may be unable to develop or acquire these capabilities in a timely or cost-effective manner. We may also experience difficulty adapting our internal processes, financial reporting systems, disclosure controls and risk management framework to support a fundamentally different business model. If we are unable to manage this transition effectively, our business and prospects could be materially harmed.

Our disclosures regarding our anticipated business necessarily involve substantial estimates and assumptions and may become inaccurate or incomplete as circumstances evolve.

Because our anticipated Electronics Infrastructure Business is at an early stage, our public disclosures regarding the business, opportunities, risks, economics, financing needs, market demand, asset acquisition plans, monetization strategies and expected results necessarily depend on estimates, expectations and assumptions that may prove to be incomplete, inaccurate or subject to rapid change. In many cases, we may have only limited operating experience or third-party information on which to base such judgments. As a result, subsequent developments may differ materially from what is described in our public filings. If investors, regulators, counterparties or other stakeholders believe that our disclosures were incomplete, insufficiently qualified, overly optimistic or otherwise misleading, we could face reputational harm, litigation, regulatory scrutiny, stock price volatility and other adverse consequences. Any such developments could materially adversely affect our business and financial condition.

The anticipated Electronics Infrastructure Business may never generate meaningful revenue, achieve profitability or produce positive cash flow.

Our anticipated Electronics Infrastructure Business may require substantial upfront capital expenditures, ongoing operating expenditures and significant management attention before it generates any material revenue, if at all. There can be no assurance that we will be able to generate customer demand, establish commercially reasonable pricing, maintain satisfactory utilization rates, structure profitable monetization arrangements or achieve sufficient scale to cover our costs.

Even if we generate revenue, our costs may be greater than we expect, including costs associated with acquiring Electronics Assets, financing, maintenance, logistics, hosting, insurance, professional services, regulatory compliance, public company obligations, personnel and litigation. As a result, we may continue to incur losses for an extended period or indefinitely, and we may never achieve profitability or positive cash flow. If that occurs, the value of our business and our Class A common stock could decline materially.

We will face intense competition from larger, more experienced and significantly better-capitalized companies, and we may be unable to compete effectively.

The computing infrastructure market is intensely competitive and evolving rapidly. We expect to compete, directly or indirectly, with a range of participants, including large technology companies, cloud service providers, infrastructure operators, data center operators, equipment owners and lessors, investment firms, financial sponsors and other market participants with substantially greater financial, technical, operational and managerial resources than we have.

Many of these competitors have significantly longer operating histories, more established brands, deeper customer relationships, superior access to capital, better procurement terms, more sophisticated technical capabilities, more extensive infrastructure and greater tolerance for risk than we do. These competitors may be able to acquire Electronics Assets at lower cost, offer more attractive pricing or commercial terms, absorb volatility more effectively, deploy assets more quickly and secure customers and strategic relationships more successfully than we can. Our limited resources relative to these competitors may materially impair our ability to compete, generate revenue and create stockholder value.

We have significantly fewer resources than many of the companies with which we would compete, which could materially impair our ability to execute our business plan.

After the Asset Sale, our available cash, remaining assets and organizational resources will be extremely limited. The anticipated Electronics Infrastructure Business will likely require significant capital, personnel, systems and third-party relationships. Larger and more established companies may have access to more favorable financing, stronger supplier relationships, greater technical expertise, lower cost structures and more diversified revenue streams.

Because our resources are expected to be substantially more limited than those of many competitors and counterparties in this market, we may be unable to pursue attractive opportunities, withstand pricing pressure, tolerate delays in monetization, absorb operational setbacks or respond effectively to changes in market conditions. If we are unable to compete effectively due to our comparatively limited resources, our business, financial condition and prospects could be materially adversely affected.

Our ability to execute the anticipated Electronics Infrastructure Business will depend on our ability to obtain substantial capital, and such capital may not be available on acceptable terms or at all.

The acquisition and monetization of Electronics Assets may require substantial capital and the proceeds from the Facility may not be sufficient to fund our strategy, operations or liquidity needs, and we may require additional debt or equity financing sooner than we currently expect. We expect to continue to incur significant cash needs, including for personnel costs, public company costs, professional fees, transaction expenses, working capital, debt service and the costs of attempting to develop the anticipated Electronics Infrastructure Business. Our cash resources may be exhausted more quickly than we expect, and we may run out of cash before we are able to secure additional financing.

Capital markets conditions, our limited operating history in the anticipated Electronics Infrastructure Business, the speculative nature of our strategy, trading volatility in our Class A common stock, our financial condition, investor sentiment regarding our transition and other factors may make it difficult or impossible for us to obtain additional capital on terms that are acceptable to us, or at all. If financing is unavailable or available only on unfavorable terms, we may be forced to delay or abandon acquisitions, curtail operations, sell assets at unattractive prices, issue additional equity that is highly dilutive, incur restrictive indebtedness, drastically reduce expenses, cease operations, declare bankruptcy, or pursue other strategic alternatives. If we are unable to raise capital when needed, we may run out of cash. Any of these outcomes could materially adversely affect our business and stockholders.

Only the initial $5.25 million of the contemplated Facility is committed, the remaining $44.75 million is solely at the option of the holders of the Convertible Notes and if we do not obtain additional funding we may run out of cash.

The Convertible Notes, if issued, would be issued in multiple closings. Although we have entered into an Amended and Restated Securities Purchase Agreement relating to the Facility, only the first $3.25 million in aggregate principal amount of the Convertible Notes has been issued. Further, only $5.25 million in aggregate principal amount of the Convertible Notes (inclusive of the $3.25 million in aggregate principal amount of the Convertible Notes that has been issued) is committed for issuance. The remaining $44.75 million in aggregate principal amount of the Convertible Notes in additional tranches is solely at the option of the holders of the Convertible Notes.

The initial issuance of Convertible Notes would cover only a limited portion of the contemplated aggregate principal amount of the Facility, and the remaining additional tranches are solely at the option of the holders of the Convertible Notes. Accordingly, there can be no assurance that we will receive the full amount of the contemplated financing, or any amount beyond the initial $5.25 million. Stockholders should not assume that the holders of the Convertible Notes will elect to fund any additional tranche, and the initial committed amount will very likely be insufficient to fund our planned operations, liquidity needs or business strategy for any significant period of time.

If the holders of the Convertible Notes elect not to fund additional tranches, we very likely will not have access to the capital necessary to purchase Electronics Assets, develop operations or pursue our business plan. In such event, we may need to seek alternative financing, which may not be available on favorable terms or at all. We may also be forced to scale back or abandon aspects of our strategy, delay implementation, materially reduce operations, sell assets, cease operations, declare bankruptcy, or pursue other strategic alternatives. Without additional funding beyond the initial committed amount, we may run out of cash. Our inability to obtain the expected financing under the Facility could materially and adversely affect our business, liquidity, prospects and the market price of our Class A common stock.

Our indebtedness and the terms of the Convertible Notes could materially adversely affect our liquidity, financial condition and operational flexibility.

The Convertible Notes, if issued, would constitute indebtedness of the Company. Indebtedness may require us to use cash flow to satisfy principal, interest, redemption, amortization or other payment obligations rather than for working capital, capital expenditures, acquisitions or other corporate purposes. In addition, the financing documents provide for economic and other terms that could be expensive and highly dilutive, including a stated interest rate of 12%, an original issue discount of 5%, variable conversion pricing and default provisions that may increase amounts owed (including a 25% default premium), any of which could materially adversely affect our liquidity, stockholders and prospects. The Convertible Notes are senior secured obligations and would, following the Closing of the Asset Sale, be secured by all of the assets of the Company and its subsidiaries, including all Electronics Assets. If our cash resources are limited, these obligations could exacerbate our liquidity constraints, reduce the time period during which we can continue operating and increase the risk that we may run out of cash.

In addition, the financing documents contain covenants, restrictions, defaults, remedies, rights and other provisions that could limit our flexibility in operating our business. These provisions may restrict our ability to incur additional indebtedness, grant liens, engage in certain transactions, raise capital, transfer assets, make strategic changes or otherwise operate our business as management believes is appropriate. If we fail to comply with the terms of the financing documents or if an event of default occurs, the holders of the Convertible Notes may exercise remedies, including remedies against collateral, that could have a material adverse effect on our liquidity, assets, financial condition and ability to continue operations. Our indebtedness could therefore materially impair our ability to execute our strategy successfully and could increase the risk that we may be unable to continue as a going concern.

The rights granted to the holders of the Convertible Notes may significantly limit our strategic and operational flexibility and may create governance or influence concerns.

The financing documents grant the holders of the Convertible Notes significant rights, including rights relating to future financings, registration, conversion and other matters. For example, for twenty-four months following the issuance date, the holders of the Convertible Notes would have the right to co-invest for at least 55% of certain future financing transactions on the same terms as other investors. The Company also granted registration rights and other rights under the financing documents.

These rights may limit our flexibility to pursue capital raising, strategic transactions or operational decisions on terms and timelines that we would otherwise consider desirable. The of holders of the Convertibles Notes interests may not always align with the interests of the Company or our stockholders generally. In addition, the existence of these rights may discourage other investors or counterparties from transacting with us, may complicate future financing efforts, may constrain our ability to negotiate with third parties and may result in disputes regarding interpretation or compliance. Any such limitations, deterrent effects or disputes could adversely affect our business and prospects.

The of holders of the Convertibles Notes right to appoint a new Chief Operating Officer may create management, integration, governance and strategic execution risks.

In connection with the Facility, the holders of the Convertibles Notes have the right to appoint a new Chief Operating Officer of the Company. The appointment of a senior executive selected by the holders of the Convertible Notes may create significant operational, governance and management risks. We may experience difficulties integrating such executive into our organization, aligning responsibilities and authority, retaining other key personnel, defining reporting lines, maintaining management cohesion or ensuring consistent execution of strategy.

There can be no assurance that any such executive will possess the necessary skills, judgment, cultural fit or industry experience to assist the Company successfully in implementing the anticipated Electronics Infrastructure

Business. The appointment of a new Chief Operating Officer could also create actual or perceived conflicts of interest, uncertainty among employees, counterparties and investors, or disputes within management or the Board. Any of these issues could materially adversely affect our business and execution of our strategy.

We may experience turnover in senior management and on our Board as a result of the Asset Sale.

None of our existing executive officers or directors is obligated to continue serving the Company for any specified period following the closing of the Asset Sale, the financing transactions relating to our Electronics Infrastructure Business, or the implementation of our anticipated Electronics Infrastructure Business. As a result, we may experience substantial turnover in senior management and on our Board during a period in which continuity of leadership, institutional knowledge and strategic oversight may be especially important.

In particular, one or more of our current executive officers may resign or otherwise cease to serve the Company following the consummation of the proposed transactions. Similarly, one or more of our current directors may resign or elect not to continue serving on our Board. Such turnover may be exacerbated by the fact that the successful operation of the Electronics Infrastructure Business requires specialized capabilities that differ substantially from those required to operate our historical consumer footwear and apparel business. Any such turnover could result in a loss of institutional knowledge, reduced management continuity, weakened oversight, disruption to strategic execution, delays in implementing the anticipated Electronics Infrastructure Business, uncertainty among employees, counterparties and stockholders, and difficulty maintaining effective disclosure controls, internal control over financial reporting and corporate governance processes. Significant turnover could also create actual or perceived governance concerns, increase the risk of disputes regarding the direction of the Company and make it more difficult to attract and retain qualified personnel and directors. Any of these developments could materially and adversely affect our business, financial condition, results of operations, prospects and the market price of our Class A common stock.

Our current management team and workforce has limited experience in the Electronics Infrastructure Business, and our need to recruit, retain and train personnel with new skill sets may increase costs and execution risk.

Historically, our management team and employees have operated a consumer footwear and apparel business. Following the Asset Sale, we will need to operate a fundamentally different business that may require expertise in areas such as GPUs and related computing infrastructure, asset finance and leasing structures, technology operations, customer contracting, cybersecurity and regulatory compliance. We may be unable to retain existing personnel, train personnel effectively, or hire additional qualified personnel in a timely manner or on acceptable terms. If we fail to build and maintain a team with the requisite capabilities, we may be unable to execute our strategy, maintain effective controls and disclosure processes, or create stockholder value, and our business, financial condition and results of operations could be materially adversely affected.

We may need to raise additional capital through future equity issuances, which may be highly dilutive to existing stockholders.

We may need to raise substantial additional capital to implement our business plan, support operations, fund acquisitions, satisfy obligations, respond to market opportunities or address unforeseen developments. Any future equity or equity-linked financing would be dilutive to existing stockholders, potentially materially so.

In addition, future issuances may occur at prices below the then-current market price of our Class A common stock or below prices previously paid by stockholders, and could include terms favorable to new investors, such as discounts, anti-dilution protections, liquidation preferences, registration rights, board or management influence rights or other protections. Such issuances could materially dilute existing stockholders’ economic and voting interests and could adversely affect the market price of our Class A common stock.

The market price of our Class A common stock may not reflect the fundamental value or prospects of the anticipated Electronics Infrastructure Business, and any increase in our stock price following announcement of such business may not be sustained.

The market price of our Class A common stock may be influenced by speculation, momentum trading, limited public float, short covering, media attention, social media commentary, investor enthusiasm regarding artificial intelligence or computing infrastructure themes, or other factors unrelated or disproportionate to our underlying business fundamentals. Following announcement of anticipated transactions, our stock price may experience substantial volatility or appreciation. There can be no assurance that any such increase will be sustained.

Investors may have only limited information regarding our anticipated Electronics Infrastructure Business and may make investment decisions based on assumptions about our future business that do not materialize. If market expectations change, if our business plan is not executed successfully, if our financing arrangements prove insufficient or restrictive, if our disclosures are challenged, or if broader market sentiment weakens, the market price of our Class A common stock could decline sharply, and stockholders could lose all or a substantial portion of their investment.

Our Class A common stock has been, and may remain, highly volatile, and stockholders may lose all or a substantial part of their investment.

The market price of our Class A common stock has been, and may continue to be, highly volatile. Volatility may result from, among other things, our proposed Asset Sale, the anticipated shift in our business strategy, uncertainty regarding the Electronics Infrastructure Business, potential dilution, actual or anticipated financings, litigation, analyst commentary, market sentiment regarding artificial intelligence and computing infrastructure businesses, and general market and macroeconomic conditions.

This volatility may be substantial and could occur regardless of our operating performance. As a result, stockholders may be unable to sell their shares at desired prices or at all, and may lose all or a substantial portion of their investment. In addition, volatility in our stock price could increase the risk of securities litigation and other claims.

Market enthusiasm for artificial intelligence, GPUs and computing infrastructure may be temporary, concentrated, cyclical or disconnected from our ability to benefit from it, and demand for our anticipated business may not develop as expected.

The anticipated Electronics Infrastructure Business is premised in part on expected demand for computing infrastructure, including infrastructure capable of supporting artificial intelligence and machine learning workloads. Market interest in these areas may fluctuate significantly and may be affected by technological shifts, customer spending patterns, economic conditions, changes in competitive offerings, regulatory developments and other factors beyond our control. Demand may also be affected by changes in model architectures, software optimization, inference efficiency, the adoption of alternative chips or system designs, greater utilization of existing installed capacity, shifts from training to inference workloads, or the ability of hyperscalers and other large market participants to internalize demand. As a result, growth in the AI sector may not translate into corresponding demand for the assets we acquire or the business model we seek to develop.

We may be unable to complete the purchase and lease of the Electronics Assets, including the Purchased GPU Assets, on the terms, in the amounts or on the timeline we currently anticipate, or at all.

As disclosed, using proceeds from the initial tranche of the Convertible Notes, the Company, through the Lessor, has purchased the Purchased GPU Assets. Simultaneously, the Lessor entered into an approximately $2.75 million, three-year lease agreement with the Lessee for the Purchased GPU Assets, with an end-of-term purchase option provided to the Lessee. This lease agreement represents the Company’s first transaction within its anticipated Electronics Infrastructure Business. Our anticipated Electronics Infrastructure Business depends in significant part on our ability to identify, acquire and monetize graphics processing units and related high-performance computing infrastructure and other Electronics Assets, including the Purchased GPU Assets. There can be no assurance that we will be able to complete the purchase of any such Electronics Assets, including the Purchased GPU Assets, enter into leases or other monetization arrangements with respect to such assets, or do so on terms, in quantities or on a timeline consistent with our current expectations. The completion of any such acquisitions or monetization transactions may be subject to numerous conditions, uncertainties and contingencies, including the availability of financing, the willingness of counterparties to transact, the availability and pricing of suitable assets, completion of diligence, negotiation of definitive documentation, receipt of any required consents or approvals, logistics and deployment considerations, market conditions and other factors beyond our control.

Even if we are able to acquire Electronics Assets or enter into leases or other monetization arrangements, the terms of such transactions may differ materially from what we currently anticipate, including with respect to purchase price, lease rates, duration, return conditions, risk allocation, maintenance obligations, hosting arrangements, insurance requirements, default provisions, residual value assumptions, counterparty protections and other economic or operational terms. If we are unable to complete such transactions, if they are delayed, or if they are completed only on less favorable terms than we expect, our ability to implement our anticipated Electronics Infrastructure Business could be materially adversely affected. In such circumstances, we may be unable to deploy capital effectively, generate expected revenue, achieve anticipated returns, satisfy our liquidity needs, execute our business plan or avoid pursuing additional financing, curtailing operations, declaring bankruptcy, or other strategic alternatives.

Changes in AI technologies, model architectures, software optimization and customer procurement strategies may reduce demand for the types of Electronics Assets we expect to acquire or may shift value to participants other than us.

The AI and high-performance computing markets are evolving rapidly, and changes in model design, inference techniques, software optimization, workload management, chip architectures, custom silicon, integrated hardware-software platforms and cloud procurement models may reduce demand for particular categories of GPUs or other Electronics Assets or shorten their useful economic lives. In addition, value in the AI ecosystem may accrue disproportionately to chip designers, hyperscalers, cloud platforms, model developers, software providers or vertically integrated operators, rather than to independent owners or lessors of computing equipment. If technological developments or changes in customer behavior reduce demand for the assets we acquire, compress pricing, shorten deployment periods or otherwise diminish the economics of our anticipated business model, our business and prospects could be materially adversely affected.

Demand for AI-related or high-performance computing infrastructure may not grow as expected, may grow more slowly than anticipated, may become concentrated in the hands of a small number of large incumbents, or may be satisfied through technologies, business models or providers that do not benefit us. Customers may prefer to procure computing capacity from hyperscale cloud providers, vertically integrated platforms, strategic partners or operators with established technical, operational and financing capabilities, rather than from us. In addition, current market enthusiasm may reflect speculative activity, temporary shortages, unusually strong capital spending by a limited number of participants or expectations that are not sustained. If market enthusiasm proves temporary, if capital investment in this sector declines, if AI workloads become less infrastructure-intensive than expected or if demand for our anticipated offerings does not materialize, our strategy may not succeed.

The markets for GPUs and related computing infrastructure are characterized by rapid technological change, vendor concentration and supply-chain dependencies, including dependencies involving advanced chip fabrication, and our Electronics Assets may become obsolete or less available more quickly than we expect.

The value of GPUs and related high-performance computing infrastructure depends in significant part on technological relevance, performance, efficiency, software compatibility, customer preferences, vendor roadmaps and the pace of product innovation. These factors may change rapidly. New generations of equipment may render existing Electronics Assets less competitive, less desirable or materially less valuable over short periods of time. In addition, the development and supply of advanced GPUs and related components are highly concentrated among a limited number of designers, manufacturers, foundries, packaging providers and other supply-chain participants, including third parties involved in advanced semiconductor fabrication and related processes. Disruptions, delays, shortages, allocation decisions, quality issues, capacity constraints or geopolitical events affecting any such participants, including Taiwan Semiconductor Manufacturing Company (“TSMC”) or other key semiconductor manufacturing or advanced-packaging providers, could materially affect the availability, cost, timing, performance characteristics or commercial value of the Electronics Assets we seek to acquire or monetize.

If the Electronics Assets we acquire become technologically outdated, difficult to deploy, incompatible with evolving software or customer requirements, less energy efficient than competing assets or otherwise less commercially attractive, we may be unable to monetize them at anticipated rates or at all. We may also be required to sell such assets at reduced prices, incur impairment charges, accelerate depreciation or commit additional capital to remain competitive. In addition, if future equipment generations are delayed, supply constrained, repriced, reallocated to other customers, subject to export restrictions or otherwise affected by disruptions involving semiconductor foundries, advanced packaging capacity, memory supply, interconnect components, networking equipment or other critical inputs, the competitive positioning and residual value of our existing or targeted Electronics Assets may be adversely affected in ways that are difficult to predict. Any such developments could materially adversely affect our business and financial condition.

We may acquire Electronics Assets at prices that do not permit us to earn acceptable returns.

The markets for GPUs and related infrastructure are highly competitive, supply-constrained and subject to pricing volatility. As a result, we may acquire Electronics Assets at elevated prices or on terms that later prove unattractive. The profitability of our anticipated business would depend on our ability to acquire assets at prices that permit attractive monetization, taking into account financing costs, carrying costs, utilization rates, residual value risk, operational expenses, maintenance, insurance and other factors. If we overpay for Electronics Assets, if market prices for such assets decline after acquisition, if customer pricing weakens, if utilization is lower than expected or if financing costs rise, the returns on our assets may be materially lower than anticipated, and we may incur losses. Our ability to forecast the value and returns of Electronics Assets may be limited, particularly given our lack of operating history in this business.

We may be unable to source sufficient Electronics Assets on acceptable terms, in desired quantities or on a timely basis due to supply constraints, allocation practices and concentrated industry dependencies, including dependencies relating to TSMC and other key supply-chain participants.

Our anticipated strategy depends on our ability to identify, acquire and deploy GPUs and related computing infrastructure. The supply of such assets may be constrained due to strong demand, manufacturing limitations, vendor allocation practices, supply chain disruptions, geopolitical events, export restrictions, tariffs, logistics challenges or other factors. Supply may also be adversely affected by concentration in semiconductor design, foundry capacity, advanced packaging, high-bandwidth memory, substrate availability, networking components, rack-level integration, data center equipment and other upstream inputs and services. In particular, a substantial portion of the industry’s supply of advanced AI chips depends on a limited number of manufacturing and packaging participants, including TSMC and other critical providers. Any disruption, delay, reprioritization, allocation decision, yield problem, natural disaster, cyber incident, labor issue, trade restriction, military conflict, political tension involving Taiwan or other adverse event affecting those participants or regions could materially impair the availability, timing or cost of Electronics Assets. We will also face competition from larger or more established buyers with stronger relationships, greater purchasing power and more technical expertise. If we are unable to source suitable Electronics Assets in sufficient quantities, on desired schedules or at prices and terms we consider acceptable, we may be unable to execute our strategy, satisfy customer needs, achieve scale or generate expected returns. Delays or constraints in asset sourcing could materially adversely affect our business and prospects.

Our anticipated business model depends on assumptions regarding customer demand, pricing, utilization, residual values and monetization opportunities that may prove incorrect.

We expect that the Electronics Infrastructure Business may involve sales, leases, sale/lease-back transactions and other monetization structures. The success of these arrangements would depend on numerous assumptions, including assumptions regarding demand from potential customers, the pricing they are willing to pay, contract duration, uptime requirements, asset utilization, residual values, maintenance costs, power and hosting costs, financing costs, counterparty creditworthiness and the availability of secondary market opportunities. If any of these assumptions prove to be incorrect, our anticipated business model may not be viable or may be materially less profitable than we currently expect. In particular, lower-than-expected utilization, pricing pressure, higher-than-expected costs, counterparty defaults or lower residual values could materially adversely affect our revenues, margins, asset values and overall business.

If we are unable to enter into profitable leases, sale/lease-back transactions or other monetization arrangements, the anticipated Electronics Infrastructure Business may fail.

Our anticipated strategy contemplates the monetization of Electronics Assets through one or more transaction structures, including sales, leases and sale/lease-back arrangements. There can be no assurance that we will be able to identify counterparties willing to enter into such arrangements on commercially acceptable terms or at all. Even if such arrangements are entered into, they may not be profitable, may involve significant risk allocation in favor of the counterparty, may require substantial customization or negotiation and may expose us to operational, legal, tax, accounting and credit risks. If we are unable to structure and consummate attractive monetization transactions, our Electronics Assets may remain underutilized or idle, our returns may be materially impaired and our anticipated business may not be successful.

Our revenues may be concentrated in a small number of customers, counterparties, transactions or assets, and the loss of any significant customer or transaction could materially harm us.

Because our anticipated Electronics Infrastructure Business would be early stage, we may initially depend on a small number of customers, transactions, financing sources, vendors, facilities or asset deployments. As a result, our revenues and business prospects may be highly concentrated. The loss, reduction, delay, default, insolvency or dispute involving any significant customer or counterparty could materially adversely affect our revenues, cash flows and prospects. In addition, concentration may reduce our negotiating leverage, increase earnings volatility and make our business more susceptible to disruptions affecting particular counterparties or assets. If we are unable to diversify our customer base or monetization channels over time, our business could remain subject to heightened risk.

Counterparties to our leases, monetization arrangements or other transactions may default, terminate early, fail to renew or otherwise not perform as expected.

If we enter into leases, sale/lease-back transactions, financing arrangements, hosting agreements or other commercial contracts, we will be exposed to counterparty credit, performance and enforcement risk. Our counterparties may become unwilling or unable to perform their obligations, may dispute contractual terms, may seek concessions, may terminate agreements early, may fail to renew agreements or may become insolvent or bankrupt. Any such nonperformance could reduce our revenues, impair the value of our Electronics Assets, increase our costs, require costly enforcement efforts, result in litigation or force us to re-market assets on less favorable terms. These risks may be heightened in periods of economic volatility or in emerging or rapidly changing markets. Counterparty nonperformance could materially adversely affect our business and financial condition.

Our anticipated Electronics Infrastructure Business may be exposed to residual value risk and remarketing risk.

If we acquire Electronics Assets and seek to monetize them through leases, sale/lease-back transactions or other arrangements, the returns on those assets may depend in part on the residual value of the assets at the end of a contractual term or anticipated holding period. The residual value of GPUs and related computing infrastructure may be difficult to predict and may decline materially due to technological change, changes in customer preferences, increased supply, reduced demand, the introduction of newer or more efficient products, changes in software compatibility, changes in energy efficiency expectations or other market developments. If the residual value of any Electronics Assets is lower than we expect, we may be unable to sell, re-lease, redeploy or otherwise monetize those assets on favorable terms or at all. We may also be required to reduce pricing, accept lower returns, record impairment charges or incur additional costs in remarketing or reconfiguring assets. Any such developments could materially and adversely affect our business, financial condition, results of operations and prospects.

The anticipated Electronics Infrastructure Business requires specialized technical, operational, commercial and financial expertise that we may be unable to attract, retain or develop, and our current personnel may have limited experience in this business.

The successful implementation of our anticipated strategy will depend on our ability to recruit, retain and manage personnel with specialized expertise in areas such as GPUs, high-performance computing, infrastructure operations, leasing, asset finance, data center economics, enterprise sales, procurement, logistics, compliance, cybersecurity, valuation and accounting. Historically, our management team and employees have operated a consumer footwear and apparel business, and we may have limited institutional knowledge and capabilities in the computing infrastructure and AI ecosystem. Such personnel are in high demand and may command compensation packages that are significantly greater than those we have historically paid. We may be unable to attract suitable personnel on acceptable terms or at all. Competition for talent in the computing infrastructure and AI ecosystem is intense, and our limited operating history in the new business, uncertain prospects and post-Asset Sale profile may make us a less attractive employer than larger, more established competitors. If we fail to hire, retain and develop the personnel necessary to operate the business, our strategy may not succeed.

We may experience substantial difficulties integrating new personnel and establishing an organization capable of operating the anticipated Electronics Infrastructure Business.

Even if we are able to recruit experienced personnel, we may face substantial integration challenges. Building a new operating team in a materially different business may create uncertainty regarding roles, reporting lines, decision-making, performance expectations and accountability. Rapid organizational change may reduce morale, increase turnover, create inefficiencies and distract management. Moreover, new personnel may have differing strategic views, risk tolerances or operating styles. We may also be required to rely heavily on a relatively small number of individuals, increasing key-person risk. Any inability to integrate personnel successfully and build an effective organization could materially impair our execution of the anticipated business plan.

We may implement workforce reductions, and related costs and legal compliance requirements could be significant and could expose us to litigation, regulatory scrutiny or reputational harm.

Following the Asset Sale and during the transition to our anticipated Electronics Infrastructure Business, we may determine that workforce reductions, restructurings or other organizational changes are necessary. Such actions could result in substantial costs, including severance, retention, benefits, outplacement and other charges. Workforce reductions may also require us to comply with applicable employment and labor laws, including notice requirements such as those under the Worker Adjustment and Retraining Notification (WARN) Act and similar state and local laws, and any failure to comply could result in fines, penalties, damages and litigation. In addition, workforce reductions may adversely affect morale, productivity, institutional knowledge, our ability to attract and retain talent and our ability to implement our strategy, any of which could materially adversely affect our business and prospects.

Our management team and Board may be distracted by the Asset Sale, financing transactions, litigation risk, and organizational transition.

The matters currently being undertaken by our management involve substantial complexity and may require significant time and attention from our management team and Board. In addition to the execution of the Asset Sale and the contemplated financing, we must manage the sale and transition of the Company’s historical business, develop and implement a new strategy, address public company obligations, and communicate with investors and stakeholders. These demands may divert management and Board attention from the day-to-day development and execution of the Electronics Infrastructure Business and may impair our ability to make timely and effective operational decisions. If our management team and Board are unable to manage these multiple priorities successfully, our business and prospects could be materially adversely affected.

We may need to build new systems, policies, procedures and internal controls and failures in doing so could harm us.

The Electronics Infrastructure Business would likely require new or significantly revised systems, processes and controls, including for asset acquisition, deployment, valuation, inventory and fixed asset management, customer contracting, revenue recognition, credit evaluation, compliance, insurance, cybersecurity, maintenance, financial reporting and disclosure controls. We may not be able to develop and implement such systems and controls effectively or on a timely basis. If we fail to establish adequate systems, policies, procedures and internal controls, we may experience operational inefficiencies, financial reporting errors, control deficiencies, asset losses, compliance failures, customer disputes, litigation exposure and reputational harm. Any such failures could materially adversely affect our business, results of operations, financial condition and ability to satisfy public company obligations.

We may incur significant losses arising from equipment failures, downtime, maintenance issues, defects, damage or other operational disruptions.

Electronics Assets and related infrastructure are subject to operational risks, including hardware failure, defects, overheating, power interruptions, cooling failures, networking issues, software incompatibility, improper configuration, transportation damage, theft, maintenance errors and other disruptions. Such events may reduce performance, delay deployment, impair availability, increase operating costs, cause contractual disputes or expose us to claims for damages. If we are unable to prevent or mitigate these operational risks effectively, our ability to monetize Electronics Assets could be materially impaired. In addition, equipment failures or disruptions could harm our reputation, reduce customer trust and materially adversely affect our revenues and profitability.

Our anticipated business may expose us to additional cybersecurity, data security, technology integrity and related risks.

Although our role in any given transaction may vary, ownership, deployment, hosting or monetization of Electronics Assets may expose us to additional cybersecurity, data protection, technology integrity and related risks. These risks may arise from vulnerabilities in hardware, firmware, software, networking, remote access tools, management systems or third-party service providers. Malicious actors may seek to disrupt operations, gain unauthorized access to systems, exfiltrate data, misuse computing resources or impair asset functionality. Cybersecurity incidents or security vulnerabilities could result in downtime, financial losses, reputational harm, legal claims, regulatory scrutiny, contractual liability and increased costs. We may also be required to incur significant expenditures to detect, prevent, respond to and remediate such issues. As our anticipated business develops, these risks may increase in significance.

We may depend on third parties across a concentrated and complex supply chain for hosting, operation, logistics, maintenance, procurement, manufacturing and other critical functions, and failures by those third parties could materially harm us.

Our anticipated business may depend heavily on third parties, including manufacturers, designers, foundries, advanced-packaging providers, distributors, brokers, resellers, hosting providers, data center operators, logistics providers, maintenance providers, insurers, technical consultants, networking providers and financing counterparties. We may have limited control over these third parties, and their failure to perform could disrupt our business. Third-party failures may include delays, service interruptions, insolvency, breaches of contract, negligence, cybersecurity incidents, quality issues, cost increases, labor disputes, regulatory violations, capacity constraints, allocation decisions or other misconduct. Because important parts of the AI and semiconductor ecosystem are concentrated in a relatively small number of suppliers and service providers, including participants involved in advanced chip fabrication and packaging, adverse developments affecting any such participant may have outsized effects on pricing, availability and deployment timelines throughout the market. If any critical third party fails to perform adequately or if we are unable to replace such party on acceptable terms, our business, financial condition and prospects could be materially adversely affected.

We may be exposed to asset concentration risk.

Especially during the early stages of our anticipated Electronics Infrastructure Business, we may invest in a limited number of high-value Electronics Assets, a limited number of equipment types or configurations, or assets associated with a limited number of use cases, counterparties or deployment environments. As a result, our business and financial performance may be disproportionately affected by adverse developments affecting particular assets, asset categories or deployment strategies. If a concentrated set of assets becomes obsolete, is difficult to deploy, experiences operational issues, declines in market value, fails to meet customer needs or is adversely affected by changes in technology, pricing, regulation or customer demand, our business could be materially harmed. Asset concentration may also increase volatility in our revenues, returns and asset values and reduce our ability to manage risk through diversification.

We may face vendor concentration risk, including risk arising from reliance on a small number of chip designers, semiconductor manufacturers, foundries, packaging providers and other concentrated supply-chain participants.

The market for GPUs and related computing infrastructure may depend on a limited number of manufacturers, chip designers, foundries, advanced-packaging providers, memory suppliers, networking vendors, distributors, resellers or other supply channels. To the extent our anticipated business relies on equipment produced or supplied by a small number of vendors, we may be exposed to significant vendor concentration risk. Those vendors may change pricing, reduce supply, prioritize other customers, alter product specifications, limit warranty or support coverage, impose restrictive contractual terms, change channel relationships or discontinue certain product lines. In addition, many advanced AI systems depend on highly concentrated semiconductor manufacturing and packaging ecosystems, including TSMC and other key industry participants. Any deterioration in our relationship with key vendors, or any adverse development affecting a major vendor or supply-chain participant, including manufacturing delays, yield issues, packaging bottlenecks, allocation decisions, financial distress, regulatory restrictions, supply chain disruptions, cyber incidents, natural disasters, labor disruptions, geopolitical tensions involving Taiwan, litigation or reputational harm, could impair our ability to source, maintain, support or monetize Electronics Assets. Our dependence on a limited number of vendors and industry participants could materially and adversely affect our anticipated business.

Disruptions affecting TSMC, Taiwan or other critical semiconductor manufacturing hubs could materially impair the availability, cost and value of the Electronics Assets on which our anticipated business would depend.

A significant portion of the global supply of advanced semiconductors used in high-performance computing and AI applications is manufactured, directly or indirectly, through highly concentrated supply chains centered in

Taiwan and involving TSMC and other specialized industry participants. As a result, natural disasters, power shortages, water shortages, industrial accidents, cyber incidents, equipment failures, labor disruptions, export controls, trade restrictions, sanctions, blockades, military activity, heightened tensions between China and Taiwan, changes in U.S. or foreign policy, or other geopolitical or operational disruptions affecting Taiwan, TSMC or related suppliers could materially reduce the availability of advanced GPUs and related components, increase lead times and costs, or cause abrupt changes in market pricing and allocation. Any such event could impair our ability to acquire Electronics Assets, delay deployments, reduce utilization, increase capital requirements, adversely affect residual values and materially harm our business, financial condition and prospects.

We may be exposed to logistics, transportation and custody risks.

Electronics Assets may consist of high-value, specialized and potentially sensitive equipment that must be shipped, stored, installed, removed, redeployed and, in some cases, recovered or returned. These activities may subject us to risks of loss, theft, damage, delay, misdelivery, improper handling, installation error, environmental exposure, chain-of-custody disputes and other logistics-related issues. Such risks may be heightened when assets are moved among facilities, across jurisdictions or through third-party logistics networks. If Electronics Assets are damaged, lost, delayed or mishandled, we may incur uninsured or underinsured losses, be unable to deploy equipment on schedule, experience interruptions in monetization, face disputes with customers or counterparties, or suffer reputational harm. Any such developments could materially adversely affect our business, financial condition and operating results.

The anticipated Electronics Infrastructure Business may be adversely affected by export controls, trade restrictions, tariffs, sanctions and other geopolitical or regulatory developments.

GPUs and related computing equipment may be subject to export control laws, sanctions regimes, import restrictions, tariffs, trade policies and other legal or geopolitical constraints. Regulatory regimes applicable to advanced computing technologies may change rapidly. Such developments could limit the availability of equipment, restrict our ability to acquire or transfer assets, reduce the universe of permissible counterparties, increase costs, delay transactions or expose us to compliance risk. In addition, geopolitical tensions, changes in trade relations, sanctions enforcement or other international developments may disrupt manufacturing and supply chains or materially affect the markets in which we seek to operate. Compliance with these laws and developments may require substantial resources and management attention. Any failure to comply, or any adverse legal or geopolitical development, could materially adversely affect our business.

Changes in law, regulation or government policy relating to artificial intelligence, advanced computing, energy usage, environmental matters or data center operations could materially adversely affect us.

The regulatory environment applicable to artificial intelligence, advanced computing, high-performance infrastructure, energy use, environmental impacts and data center-related operations may evolve significantly. New or modified laws, rules, regulations or government policies could restrict the deployment, ownership, financing, hosting or operation of Electronics Assets or could increase compliance burdens and costs. For example, governments may impose requirements relating to licensing, disclosures, energy efficiency, environmental permitting, emissions, procurement practices, customer due diligence, use restrictions, cybersecurity or reporting. Compliance with current and future legal requirements may be costly and time consuming, and we may be unable to do so effectively. Any adverse regulatory changes could materially harm our business and strategy.

Our anticipated business may depend on power availability, electricity pricing, cooling capacity and other infrastructure conditions that are beyond our control.

High-performance computing equipment may require substantial electrical power, cooling capacity, networking resources and suitable physical infrastructure. Power availability and pricing, cooling requirements, transmission constraints, facility availability and related infrastructure limitations may materially affect the cost, feasibility, location and profitability of deploying Electronics Assets. Power and cooling constraints may delay deployments, limit utilization, increase operating costs or reduce the competitiveness of our assets relative to newer or more efficient equipment. In addition, power prices and availability may be affected by weather, regulation, utility policy, grid constraints or geopolitical events. If we are unable to obtain suitable infrastructure conditions on acceptable terms, our anticipated business may be materially adversely affected.

We may be required to record significant impairment charges, valuation adjustments or other accounting charges relating to Electronics Assets or our continuing operations.

The value of Electronics Assets may fluctuate significantly due to technological change, market conditions, pricing trends, utilization levels, residual value expectations, changes in financing costs or other factors. If the carrying value of any Electronics Assets exceeds recoverable value or fair value, we may be required to record impairment charges or other accounting adjustments, which could be material. In addition, the transition in our business model may require us to make significant judgments and estimates regarding asset lives, residual values, revenue recognition, financing arrangements, contingencies, liabilities and other accounting matters. Such judgments may later prove incorrect. Material impairment charges, valuation changes or accounting adjustments could adversely affect our results of operations, financial condition and the market price of our Class A common stock.

Insurance may not adequately cover losses associated with Electronics Assets, technology operations, business interruption, cyber incidents or other claims.

Insurance for specialized computing assets and related operations may be expensive, subject to significant exclusions or unavailable in adequate amounts. We may elect to retain some risks ourselves, and even when insurance is available, it may not cover all losses, liabilities, business interruptions or claims to which we may be exposed. Coverage disputes may also arise. If we suffer losses, damage, business interruption, cyber incidents, professional liability claims, commercial disputes or other events not fully covered by insurance, our business and financial condition could be materially adversely affected. In addition, premiums may increase materially over time, reducing the profitability of our anticipated business.

Investors may have difficulty evaluating our future prospects because, after the Asset Sale, we may continue as a public company with a limited operating history in a new business and no historical information relevant to that business.

Following the Asset Sale, investors will have no historical financial information relevant to the anticipated Electronics Infrastructure Business. Our historical financial statements primarily reflect a materially different business. Accordingly, historical results may not be indicative of future performance, and investors may find it difficult to evaluate our prospects, strategy, valuation and risks. This limited visibility may contribute to volatility in our Class A common stock, reduce analyst coverage, impair investor confidence and make it more difficult for us to raise capital. If investors are unable to assess our future prospects accurately, the market price of our Class A common stock could be materially adversely affected.

We may not be able to maintain effective disclosure controls and procedures or internal control over financial reporting.

Our evolving business model, potential personnel changes, new financing arrangements, asset acquisitions, possible litigation and changing reporting considerations may increase the complexity of our financial reporting and public disclosures. If we are unable to maintain effective disclosure controls and procedures and internal control over financial reporting, we may fail to report information accurately and timely, may be required to restate financial statements, may become subject to SEC scrutiny or stockholder claims and may suffer reputational harm. Any such failure could materially adversely affect our business and the market price of our Class A common stock.

Our accounting policies, judgments and financial reporting for the Electronics Infrastructure Business and the related financing arrangements are evolving, and we may be required to change our accounting treatment, which could result in additional costs, delays, volatility in our reported results or restatements.

The Electronics Infrastructure Business and the related acquisition, ownership and monetization of Electronics Assets, as well as the Facility and other financing arrangements, may involve accounting questions that require significant judgment and may not be fully resolved until we have additional information, complete further analysis or finalize our processes and systems. Our conclusions regarding critical accounting policies, unusual items, derivative and embedded derivative accounting, revenue recognition, asset lives, residual values, impairments, contingencies and other matters could change as we implement the new business, obtain additional guidance or interpret evolving facts and circumstances. Any changes in accounting treatment, the identification of additional accounting policies, the adoption of new controls and processes, or the discovery of errors or control deficiencies could require us to record additional charges, revise prior-period financial statements, delay the issuance of financial statements or other reports, or provide additional disclosures, any of which could adversely affect investor confidence, increase costs, expose us to claims and materially adversely affect the market price of our Class A common stock.

The proposed change in our corporate identity and strategic direction may create confusion, reduce credibility and harm our ability to establish the anticipated new business.

Following the Asset Sale, we intend to change our corporate name and cease operating the historical Allbirds footwear business. Our Board of Directors has not yet made a final decision on a new name for the company. This change in identity and strategic direction may create confusion among investors, counterparties, employees and other stakeholders regarding who we are, what business we are in and what capabilities we possess. Some market participants may question the credibility or viability of our new strategy or may be reluctant to transact with us until we establish a track record in the new business. Any reputational challenges, uncertainty or skepticism arising from our abrupt change in business and identity could impair our ability to hire personnel, attract counterparties, raise capital and create stockholder value.

The transition away from our historical business and public benefit may adversely affect stakeholder relationships and may give rise to additional disputes or claims.

Following the Asset Sale, we would no longer operate the historical business associated with the Allbirds brand and would no longer continue as a Delaware public benefit corporation focused on environmental conservation. Some stockholders, employees, customers, investors or other stakeholders may view this shift negatively or may assert that the Company has departed from the expectations on which they previously relied. As a result, we may experience reputational harm, stakeholder criticism, books-and-records demands, litigation, derivative claims or other disputes relating to our change in business strategy, corporate identity, public benefit orientation, disclosures or process. Any such matters could be time-consuming, costly and distracting and could materially adversely affect our business and prospects.

We may become subject to substantial stockholder litigation, derivative litigation, securities claims, books-and-records demands and other proceedings in connection with the Asset Sale, the Nasdaq Proposal and Facility, or the transition to the Electronics Infrastructure Business.

Transactions and strategic changes often give rise to litigation and other proceedings. In addition to litigation relating to the Asset Sale, we may face claims and demands arising from the Facility, the issuance or potential issuance of securities, alleged dilution, the change in our corporate name and strategy, the elimination of our public benefit corporation status, the adequacy of our disclosures, the role of the Board and management in evaluating and approving the transactions, the rights of holders of Convertible Notes and the possibility that the anticipated Electronics Infrastructure Business may not succeed. Such proceedings may include securities class actions, stockholder derivative actions, fiduciary duty claims, books-and-records demands, appraisal-related claims, claims relating to alleged misstatements or omissions, claims regarding conflicts of interest, creditor disputes and regulatory inquiries or investigations, including claims that may be asserted even if prior matters have been dismissed, settled or otherwise resolved. These matters may be brought regardless of merit and may consume substantial time and resources. Any such proceedings could result in injunctions, delays, settlements, judgments, damages, increased insurance costs, indemnification obligations, adverse publicity and significant legal expenses, any of which could materially adversely affect our business, financial condition and stockholders.

Any litigation, investigation or claim relating to our proposed new business or the matters described in the proxy statement could delay our plans, divert management attention and materially harm us.

Even if any claims asserted against us are without merit, litigation and investigations can be expensive, time-consuming and disruptive. They may divert management attention from implementing our strategy, impair our ability to complete the Asset Sale or financing transactions, reduce available cash, increase professional fees, delay commercial negotiations and harm our reputation with investors, counterparties and employees. In addition, litigation or investigations could cause us to incur substantial settlement costs, judgments, fines, penalties or additional disclosure obligations. These risks may be heightened in light of the significant market interest and stock price volatility that may accompany the matters described in the proxy statement. Any such matters could materially adversely affect our business and stockholders.

We may face disputes, litigation and other liabilities relating to the wind-down of our legacy retail operations, including store closures and lease termination matters.

In connection with the wind-down of our historical footwear business, we have closed all of our full price retail locations in the United States. These closures have given rise, and may continue to give rise, to disputes with landlords and other third parties, including claims relating to lease terminations, alleged defaults, restoration obligations, rent concessions, security deposits, guaranties, indemnities and related matters. These matters may result in litigation, arbitration, settlements, judgments or other liabilities and could require significant management attention, result in material expense and adversely affect our liquidity and our ability to fund and execute our continuing business strategy.

Even if any prior securities litigation has been resolved, we remain subject to significant securities litigation risk, which could increase as we pursue financings, experience stock price volatility or transition to a new business.

Our stock price may be volatile and our proposed transactions, financings and strategic transition may attract heightened investor attention and scrutiny. Even if claims asserted against us in the past have been dismissed, settled or otherwise resolved, we may be subject to new or renewed litigation, regulatory inquiries, stockholder demands or other proceedings relating to our disclosures, stock price movements, financings, alleged dilution, governance matters or the success or viability of our continuing business strategy. Defending such matters, regardless of merit, could be costly and time-consuming, could divert management’s attention, could result in significant settlement amounts, damages, fines or other penalties and could materially adversely affect our business, financial condition, results of operations and prospects.

If the anticipated Electronics Infrastructure Business is unsuccessful, we may be unable to continue as a going concern.

The success of our continuing business plan is uncertain. If we are unable to implement the anticipated Electronics Infrastructure Business successfully, generate meaningful revenues, raise sufficient capital, manage costs, satisfy obligations or otherwise sustain operations, we may not be able to continue as a going concern. As described in our Annual Report on Form 10-K for the year ended December 31, 2025, our audited financial statements include disclosure that conditions and events raise substantial doubt about our ability to continue as a going concern. In such event, we may need to seek additional financing, sell assets, drastically reduce operations, restructure obligations, or pursue strategic transactions. Any such outcome could materially reduce or eliminate value for stockholders.

Stockholders may not realize the benefits they expect from the proposed transactions and may lose all or a substantial portion of their investment.

The Asset Sale and anticipated Electronics Infrastructure Business may not produce the benefits that stockholders expect. The Company may fail to execute its continuing business strategy, may experience severe stock price volatility, may be unable to maintain its Nasdaq listing, may incur substantial litigation or financing costs, may be unable to raise additional capital and may ultimately fail. If one or more of these risks materialize, the market price of our Class A common stock could decline materially, and stockholders could lose all or a substantial portion of their investment.

Public company costs may consume a disproportionate amount of our remaining resources.

Following the Asset Sale, we expect to continue to incur substantial costs associated with being a public company, including costs relating to SEC reporting, Nasdaq compliance, legal and accounting services, audit requirements, internal controls, investor relations, directors’ and officers’ insurance, corporate governance, stockholder communications and other administrative and compliance functions. If our continuing operating business remains limited, develops more slowly than expected or fails to generate meaningful revenues, these costs may represent a disproportionate burden on our liquidity and financial resources. As a result, a significant portion of our available capital may be consumed by public company obligations rather than by investment in the anticipated Electronics Infrastructure Business. If public company costs are greater than expected, or if our remaining resources are less than expected, our ability to execute our strategy, remain listed on Nasdaq, maintain operations and create stockholder value could be materially adversely affected.

We may be unable to maintain analyst coverage, institutional investor interest or market support.

Because the Company would be transitioning away from its historical footwear business and toward a new and largely unproven Electronics Infrastructure Business, securities analysts, institutional investors and other market participants may have difficulty evaluating our business, strategy and valuation. Some analysts may discontinue coverage of the Company, and some institutional investors may be unwilling or unable to invest in a company with our anticipated post-Asset Sale profile. A reduction in analyst coverage, institutional ownership or broader investor interest could reduce liquidity in our Class A common stock, increase volatility, widen bid-ask spreads, impair market visibility and make it more difficult for us to access capital markets on favorable terms. Any such developments could materially adversely affect the market price of our Class A common stock and our overall prospects.

We may be exposed to tax risks associated with asset acquisitions, leasing structures, sale/lease-back transactions and other monetization arrangements.

Our anticipated Electronics Infrastructure Business may involve complex domestic, state, local and potentially international tax issues. The tax treatment of asset acquisitions, ownership, leasing transactions, sale/lease-back structures, financing arrangements, depreciation, revenue streams, property taxes, sales and use taxes, transfer taxes and other aspects of our anticipated business may be uncertain and may depend on highly technical rules and factual determinations. Tax authorities may challenge our positions, and changes in tax law, tax rates, regulations, administrative guidance or judicial interpretations could adversely affect the economics of our business model. In addition, tax compliance associated with asset-intensive and multi-jurisdictional operations may be costly and burdensome. If our tax positions are challenged successfully, or if the expected tax treatment of our transactions is not realized, we could incur additional taxes, penalties, interest and professional fees, which could materially and adversely affect our business, financial condition and results of operations.

We may be unable to obtain favorable accounting treatment for aspects of our anticipated monetization structures.

The accounting treatment of leases, sale/lease-back transactions, structured financings, revenue arrangements, residual interests and other monetization structures may be complex and may require significant judgment. The accounting for such transactions could affect the timing and amount of recognized revenue, expenses, assets, liabilities, depreciation, gains, losses and cash flow presentation. If the accounting treatment of our transactions differs from what we expect, or if our judgments and estimates are later challenged by our auditors, regulators or others, we may be required to revise our financial statements, record additional charges, change the classification of transactions, alter our disclosures or restate previously issued financial statements. Any such developments could materially and adversely affect our reported results, increase costs, divert management attention and impair investor confidence.

Risk Factors Relating to the Charter Amendment Proposal

If the Charter Amendment Proposal is approved, we will no longer be required to operate for the purposes included in our initial charter, which may harm our relationships with stakeholders and may adversely affect perceptions of our continuing business strategy and governance.

If we are no longer operating as a Delaware public benefit corporation, customers, employees, business partners, investors and other stakeholders may view that change negatively. Our current status as a public benefit corporation requires that we produce a public benefit and operate in a responsible and sustainable manner, while balancing our stockholders’ pecuniary interests, the best interests of those materially affected by our conduct, and the specific public benefit of environmental conservation that is identified by our Certificate of Incorporation. Eliminating that status could damage our reputation, adversely affect our ability to attract and retain customers, employees and partners, and negatively impact our business, financial condition and results of operations. If the Charter Amendment Proposal is adopted, we would be operated in the best interests of our stockholders, without balancing the best interests of our stockholders against the public benefit of environmental conservation.

In addition, the legal, governance, disclosure, and other implications of transitioning away from our public benefit corporation status and implementing the related charter changes may continue to evolve, and we may incur additional costs, face delays, or become subject to additional disputes or claims in connection with implementing these changes.

Amending our charter as proposed in the Charter Amendment Proposal could subject us to stockholder, stakeholder or other disputes, litigation or claims, including claims relating to our change in business model, identity and disclosures.

Governance changes may give rise to litigation, books-and-records demands, stockholder claims or other disputes. Some institutional investors, impact investors, ESG-focused investors and other stockholders may value our current commitment to the specific public benefit identified in our Certificate of Incorporation and may sell their stock or make claims with respect to the change in focus of the Company. Any such matters, whether or not meritorious, could be time-consuming and expensive, divert management’s attention, delay or complicate the implementation of the proposed transition and result in significant legal, advisory and other costs. Any of these matters could adversely affect our reputation, business and financial condition and reduce funds otherwise available for operations or future stockholder value.

If the Charter Amendment Proposal is not approved by our stockholders, we will remain a Delaware public benefit corporation, which could create uncertainty regarding our ability to pursue the anticipated Electronics Infrastructure Business and could expose us to additional claims, governance challenges and operational constraints.

If our stockholders do not approve the Charter Amendment Proposal, our Certificate of Incorporation will continue to designate us as a Delaware public benefit corporation with a stated public benefit of environmental conservation. Under the Delaware General Corporation Law, the board of directors of a public benefit corporation is required to manage the business and affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit identified in our Certificate of Incorporation. If we remain a public benefit corporation while pursuing the anticipated Electronics Infrastructure Business, there may be uncertainty as to whether and to what extent the operation of a computing infrastructure and GPU leasing business is consistent with our stated public benefit purpose of environmental conservation. This uncertainty could give rise to claims by stockholders, stakeholders or other parties that our board of directors is not managing the corporation in accordance with its charter obligations, that our pursuit of the Electronics Infrastructure Business is inconsistent with or in tension with our public benefit purpose, or that the board has breached its fiduciary duties under the public benefit corporation framework. Any such claims, whether or not meritorious, could be time-consuming, expensive and distracting to management, and could result in injunctive relief, settlements, damages or other adverse outcomes that could materially affect our business, financial condition and prospects.

In addition, our continued status as a public benefit corporation could create practical difficulties in operating the Electronics Infrastructure Business, including uncertainty regarding the scope of permissible activities, potential constraints on business strategy and capital allocation decisions, reputational challenges with counterparties, customers or investors who may question the alignment between the purpose listed in our Certificate of Incorporation and our actual operations, and potential complications in obtaining legal opinions or other certifications that may be required in connection with financings, securities offerings or other transactions. If we are unable to amend our Certificate of Incorporation, we may need to seek alternative means of addressing these issues, which could be costly and uncertain, or we may face ongoing governance and operational challenges that could materially adversely affect our ability to execute our business plan and the market price of our Class A common stock.

Risk Factors Related to the Nasdaq Proposal

Approval of the Nasdaq Proposal would permit the issuance of a significant number of additional shares of common stock, which would dilute existing stockholders and future financings may result in additional and substantial dilution.

If this proposal is approved, we may issue a substantial number of additional shares of common stock upon conversion of the Convertible Notes in excess of the 19.99% limit otherwise imposed by Nasdaq Listing Rule 5635(d). Any such issuance would dilute the ownership interests of existing stockholders, including their voting power and economic rights, and could reduce existing stockholders’ proportionate interest in the Company. Such dilution could be material. In addition, because the anticipated Electronics Infrastructure Business may require substantial additional capital beyond the Facility, we may in the future issue additional equity securities or equity-linked securities, which could result in further dilution, potentially at prices below the then-current market price of our Class A common stock.

Our ability to maintain the listing of our Class A common stock on Nasdaq following the Asset Sale is highly uncertain, and if we are unable to satisfy Nasdaq’s continued listing requirements, our Class A common stock could be delisted.

Following the Asset Sale, our business, operations, financial condition, market capitalization, stockholders’ equity and trading characteristics will change materially. As a result, we may have difficulty continuing to satisfy Nasdaq’s continued listing standards, including standards relating to minimum stockholders’ equity, market value, bid price, publicly held shares, round-lot holders, corporate governance and other qualitative and quantitative requirements. In addition, after the Asset Sale, investors may view us as an operating company with limited assets or operations pending implementation of our new business plan, which could adversely affect trading in our Class A common stock and our ability to satisfy applicable listing standards. This risk may be heightened because, after the Asset Sale, we will be viewed as a company seeking to build a speculative new business in a new industry with limited operating history, extremely limited capital and uncertain prospects. If Nasdaq determines that we no longer meet one or more of its continued listing requirements, our Class A common stock could be delisted. A delisting would likely adversely affect the liquidity and market price of our

Class A common stock, reduce our access to the capital markets, impair our ability to raise additional financing, decrease analyst coverage and investor interest, and make it more difficult for stockholders to sell their Class A common stock. Any such consequences could materially and adversely affect the value of an investment in our Class A common stock.

The issuance of shares pursuant to this proposal could adversely affect the market price of our Class A common stock.

The issuance of a large number of additional shares of common stock, or the perception that such issuances may occur, could depress the market price of our Class A common stock or increase volatility in the trading price of our common stock. The market impact could be exacerbated by uncertainty regarding the number of shares ultimately issuable, including as a result of anti-dilution adjustments, variable conversion features, or fluctuations in the market price of our Class A common stock.

Any increase in the market price of our Class A common stock price associated with the Nasdaq proposal, or any of the other matters described in the proxy statement may not be sustained.

Our stock price may increase in response to the announcement of the Asset Sale, the anticipated Electronics Infrastructure Business, and the Facility for reasons that may include speculation, momentum trading, media attention or investor enthusiasm regarding artificial intelligence and related infrastructure themes, rather than financial, operating or market fundamentals. Any such increase may not be sustained and could reverse sharply.

We are unable to predict the total number of shares of common stock that may ultimately be issued if this proposal is approved and stockholders may not be able to assess the full extent of dilution or market overhang.

Because the number of shares issuable upon conversion will depend on future events, including market prices, conversion decisions by securityholders, and the operation of adjustment provisions in the Purchase Agreement and Convertible Notes, we are unable to predict with certainty the total number of shares that may ultimately be issued if this proposal is approved. As a result, stockholders may not be able to determine at this time the full extent of the dilution that could occur. The uncertainty regarding the number of shares that may be issued, including shares that may be issuable at discounted or variable prices, may itself create market overhang and adversely affect the market price of our Class A common stock.

If this proposal is not approved, our financing and liquidity could be adversely affected and we may be unable to implement our anticipated continuing business strategy.

If stockholders do not approve the Nasdaq Proposal, the contractual limits on conversions or issuances in excess of 19.99% of our outstanding common stock will remain in effect. As a result, we may be required to satisfy our obligations in cash rather than shares, we would have reduced ability to access additional capital under the facility, we would have reduced flexibility in managing our capital structure, and we may be unable to raise additional capital or negotiate future financing transactions on acceptable terms, if at all. If we are unable to access sufficient capital, we may be unable to purchase Electronics Assets, develop the anticipated Electronics Infrastructure Business, satisfy our obligations under the Facility, remain listed on Nasdaq or continue operating as a going concern. Any of these outcomes could adversely affect our liquidity, financial condition, and ability to continue as a going concern.

Approval of this proposal may increase the influence of holders of Convertible Notes and may create governance, control or conflict concerns.

To the extent shares of common stock are issued upon the conversion of Convertible Notes following stockholder approval, the holders of Convertible Notes may acquire a larger ownership position in the Company. The Convertible Notes are prohibited from being converted to the extent such conversion or issuance would result in any holder of Convertible Notes (together with its affiliates) beneficially owning more than 4.99% of our Class A common stock outstanding immediately after giving effect to such conversion or issuance. The beneficial ownership percentage limitation may be increased to a maximum of 9.99%, at the option of the holder, except that any increase will only be effective upon 61-days’ prior written notice to the Company. This could increase any holder’s voting influence over matters submitted to stockholders and could affect the outcome of future corporate actions. In addition, any holder’s rights under the financing documents, including rights relating to future financings and the right to appoint a new Chief Operating Officer, may create governance concerns, perceived or actual conflicts of interest, management integration issues or strategic constraints.

Risks Relating to Ownership of Our Class A Common Stock

Assuming that the Asset Sale Proposal is approved and consummated, because our historical operating business would be sold and our anticipated business is highly uncertain, speculative, unproven and subject to significant risks, investors may have difficulty valuing our Class A common stock.

Following the Asset Sale, our Class A common stock may trade based on limited information, evolving assumptions, market sentiment and speculation regarding our anticipated Electronics Infrastructure Business, rather than established operating results. This may result in significant mispricing, elevated volatility and sudden declines in value.

Social media and online forums may contribute to increased volatility in our Class A common stock price and create risks of market manipulation.

In recent years, securities of certain companies have experienced extreme price volatility driven in part by activity on social media platforms and online forums, sometimes referred to as “meme stock” dynamics. This volatility is often unrelated to the underlying performance or fundamentals of the companies involved and can be driven by retail investor sentiment, coordinated trading activity, or viral attention. Following the disclosure of the matters set forth herein, our Class A common stock has been, and may continue to be, subject to similar dynamics, which could result in rapid and significant price increases or decreases that may be disconnected from our business plans, operating results and financial performance. Such volatility could expose us to securities class action litigation or regulatory scrutiny. Additionally, false or misleading information about us could be spread on social media or online forums, which could adversely affect our reputation and the market price of our Class A common stock, regardless of the accuracy of such information.

Short selling of our Class A common stock could increase the volatility of our Class A common stock price and adversely affect its market price.

Short selling occurs when an investor borrows shares and immediately sells them, hoping that the share price will decline and the investor can repurchase the shares at a lower price for return to the lender. Short selling has been prevalent in securities of companies with significant volatility or “meme stock” dynamics. The significant short selling of our Class A common stock, or the perception that such short selling may occur, may create downward pressure on the price of our Class A common stock and may amplify the effect of any negative developments. Additionally, so-called “short and distort” campaigns could target our Company, where short sellers spread negative information about a company to drive down its stock price and profit from their short positions. Any such campaign could damage our reputation and adversely affect the market price of our Class A common stock, regardless of the accuracy of the information disseminated. Conversely, if our Class A common stock price increases rapidly, short sellers may be forced to cover their positions quickly, leading to a “short squeeze” that could result in extreme price volatility.

Active trading of options on our Class A common stock could increase volatility in our Class A common stock price and adversely affect the market for our securities.

Options on our Class A common stock are traded on securities exchanges and over-the-counter markets. Activity in these markets, including hedging, arbitrage, and speculative strategies, can lead to significant buying or selling pressure and contribute to price volatility. Option expirations, changes in implied volatility, and variations in options market liquidity can exacerbate volatility in our Class A common stock price. Increased volatility related to options trading could negatively affect investor confidence, impair liquidity, and adversely affect our Class A common stock price regardless of operating performance.

Sales of substantial amounts of our Class A or Class B common stock by our directors, officers, or significant stockholders, or the perception that such sales may occur, could adversely affect the market price of our Class A common stock.

Sales of substantial amounts of our Class A or Class B common stock by our directors, officers, or significant stockholders in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. In addition, the existence, or even the potential of, a significant sale by any of our large stockholders could cause the market price of our Class A common stock to decline. Moreover, our directors and officers may establish pre-arranged trading plans under Rule 10b5-1 of the Exchange Act, and sales under these plans could be perceived negatively by the market, whether or not there is any actual adverse information about us. We cannot predict the effect, if any, that sales of shares by our insiders or the availability of shares for future sale will have on the market price of our Class A common stock.

SUMMARY

As described in these proxy materials, we have entered into the Asset Purchase Agreement (as defined herein) to sell the Purchased Assets of the Company, which relate to the existing footwear business and represent a significant amount of our assets. We have been operating these footwear assets at a material loss and do not believe that continuing to operate these footwear assets is sustainable or beneficial to our stockholders. Following the closing of the Asset Sale, the Buyer in the Asset Sale will own the “Allbirds” tradename and all related intellectual property, and the brand and footwear business will continue under the stewardship of the Buyer.

As also described in these proxy materials, we intend to continue operating Allbirds, Inc. after the Asset Sale. In continuing to operate after the Asset Sale, we intend to rename Allbirds, Inc., and operate under a new corporate name. Our Board of Directors has not yet made a final decision on a new name for the company. With respect to the renamed corporate entity, we are investigating potential opportunities in the computing infrastructure market, including the acquisition and monetization of graphics processing units, related high-performance computing infrastructure capable of supporting high workloads (whether from artificial intelligence and machine learning or other needs of potential future customers) and other related assets (which we refer to collectively as “Electronics Assets,” and such anticipated business, the “Electronics Infrastructure Business”). In support of such business, we have entered into an agreement to sell up to $50 million in senior secured convertible notes (the “Convertible Notes,” and the facility governing such facility, the “Facility”), the proceeds of which would permit the Company to purchase Electronics Assets and develop and expand the anticipated Electronics Infrastructure Business. These arrangements, which may include, without limitation, sales, leases, sale/lease-back transactions and other monetization structures, are anticipated to be capital-efficient and scalable, with customers bearing substantially all operating, maintenance, and infrastructure costs, allowing us to grow our asset base and revenue without a commensurate increase in operating overhead.

Using proceeds from the initial tranche of the Convertible Notes, the Company, through the Lessor, has purchased the Purchsed GPU Assets. Simultaneously, the Lessor entered into an approximately $2.75 million, three-year lease agreement with the Lessee for the Purchased GPU Assets, with an end-of-term purchase option provided to the Lessee. This lease agreement represents the Company’s first transaction within its anticipated Electronics Infrastructure Business.

While we expect to continue operating the Company, specifically including the anticipated Electronics Infrastructure Business, following the closing of the Asset Sale, we are still seeking stockholder approval of the Asset Sale to the extent it may be deemed to be a sale of substantially all of our assets under Delaware law. As described in greater detail below, we anticipate issuing a special dividend to stockholders following the Asset Sale. Unless stockholders opt to sell their shares of common stock, stockholders will continue to own our common stock after the Asset Sale and payment of the special dividend, and our Class A common stock will continue to be listed and tradeable on Nasdaq. In other words, we anticipate that stockholders will receive a special dividend and that they will continue to hold Nasdaq-listed stock.

We are also seeking approval of our stockholders, in compliance with the rules of Nasdaq, to permit the conversion, in full, of the Convertible Notes issuable under the Facility into shares of our Class A common stock in excess of 20% or more of our outstanding Class A common stock. Nasdaq requires stockholder approval of potential issuances of such amounts of Class A common stock. The Convertible Notes are prohibited from being converted to the extent such conversion or issuance would result in any holder of Convertible Notes (together with its affiliates) beneficially owning more than 4.99% of our Class A common stock outstanding immediately after giving effect to such conversion or issuance.

Because the terms of the Asset Purchase Agreement prohibit the Company from competing within the historical footwear business following consummation of the Asset Sale, and the anticipated Electronics Infrastructure Business would be less focused on the public benefit of environmental conservation, which is stated in the Company’s Certificate of Incorporation, stockholders are being asked to approve the Charter Amendment Proposal (as defined herein) to remove references to the Company being operated for the environmental conservation public benefit.

THE ASSET SALE PROPOSAL (PROPOSAL NO. 1)

General

In an effort to maximize stockholder value, our Board, led by a strategic transaction committee of the Board (the “Special Committee”), undertook a strategic review process. In connection with the strategic review process, the Special Committee determined that it was in best interests of the Company and its stockholders to sell certain assets of the Company as described below.

On March 26, 2026, the Special Committee approved the Asset Sale pursuant to the Asset Purchase Agreement and recommended the approval of such matters by the Board. At a meeting of the Board on March 27, 2026, and by unanimous written consent taken on March 29, 2026, the Board resolved to adopt and approve the Asset Sale and Asset Purchase Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Asset Sale. A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. A summary of certain provisions of the Asset Purchase Agreement are summarized below. All capitalized, undefined terms used herein have the meanings ascribed to such terms in the Asset Purchase Agreement. We encourage you to read the Asset Purchase Agreement in its entirety.

The Board is seeking stockholder approval of the Asset Sale because we are a Delaware public benefit corporation and the Asset Sale may be deemed to constitute the sale of “substantially all” of our property and assets under Section 271 of the Delaware General Corporation Law (“DGCL”). Section 271 of the DGCL requires that a Delaware corporation, including a public benefit corporation, obtain the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon for the sale of “all or substantially all of its property and assets.” Additionally, approval of the Asset Sale by our common stockholders is a closing condition under the Asset Purchase Agreement. Under Delaware law, stockholders do not have dissenters’ rights of appraisal in connection with the Asset Sale. Notwithstanding the Asset Sale, the Company anticipates continuing to operate Allbirds, Inc., specifically including the anticipated Electronics Infrastructure Business, following the consummation of the Asset Sale.

The Asset Sale Proposal requires the affirmative vote of the holders of a majority of our outstanding common stock entitled to vote thereon.

If the Asset Sale is approved by stockholders at the Special Meeting, we expect to complete the Asset Sale on the second business day after the date on which all of the remaining closing conditions under the Asset Purchase Agreement have been satisfied or waived, other than those conditions that by their nature are to be satisfied at closing, unless the parties otherwise agree in writing. The Asset Sale is expected to close in the second quarter of 2026, but the exact timing of the completion of the Asset Sale is not certain.

The Parties to the Asset Sale

Allbirds, Inc.

Allbirds is a purpose-driven lifestyle brand that innovates with sustainable materials to make better footwear and apparel products in a better way, while treading lighter on our planet.

We began our journey in 2015 with three fundamental beliefs about the emerging generation of consumers: first, these consumers recognize that climate change is an existential threat to the human race; second, these consumers connect their purchase decisions with their impact on the planet, demanding more from businesses; and third, these consumers do not want to compromise between looking good, feeling good, and doing good. We became a public benefit corporation, or PBC, under Delaware law and earned our B Corporation, or B Corp, certification in 2016, codifying how we take into account the impact our actions have on all of our stakeholders, including the environment, our flock of employees, communities, consumers, and investors. Our strong brand equity is fueled by our differentiated footwear and apparel products created by sustainability-driven innovation.

We were incorporated in Delaware in May 2015 as Bozz, Inc. In December 2015, we changed our name to Allbirds, Inc., and we became a Delaware PBC in February 2016. Our principal executive offices are located at 530 Washington St, San Francisco, California 94111. Our telephone number is (628) 225-4848. Our U.S. website address is allbirds.com. Information contained on, or that can be accessed through, our website is not incorporated by reference in this proxy statement.

Allbirds IP LLC and American Exchange Group

Allbirds IP LLC is a Delaware limited liability company and a wholly owned subsidiary of American Exchange Group.

American Exchange Group is an industry leader in fashion accessory products and brand management. By facilitating distribution to major retailers internationally for their globally recognized brands, custom private label brands, and exclusive licensed brands, including footwear, tech wearables, watches, jewelry, handbags, fashion accessories, and beauty, American Exchange Group raises the bar by disrupting the status quo with value and quality, while staying at the forefront of trends. Expertise in brand strategy, marketing, sourcing, operational logistics, and digital innovation allows American Exchange Group to transform brands and forge connections with best-in-class, strategic and retail partners. Their consumer-centric approach ensures sustainable growth and long-term value. Boasting a comprehensive portfolio of iconic owned and licensed brands, American Exchange Group remains at the forefront of the industry, driving the creation of compelling brand experiences.

Reasons for the Asset Sale

The Asset Sale is the result of a broad review of strategic alternatives by the Special Committee and Board. The Asset Sale and Asset Purchase Agreement were negotiated by the Special Committee. On March 26, 2026, the Special Committee approved the Asset Sale pursuant to the Asset Purchase Agreement, and recommended the approval of such matters by the Board. At a meeting of the Board on March 27, 2026 and by unanimous written consent taken on March 29, 2026, the Board discussed and resolved to adopt and approve the Asset Sale and Asset Purchase Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Asset Sale.

The Special Committee and the Board, with the assistance of the Company’s senior management and legal and financial advisors, evaluated the Asset Purchase Agreement and the consideration negotiated with Buyer and its representatives. After careful consideration, the Special Committee and the Board independently determined that (i) the Asset Sale is advisable and fair to and in the best interests of the Company and our stockholders and (ii) the form, terms and provisions of the Asset Purchase Agreement and the Asset Sale are advisable and fair to and in the best interests of the Company and our stockholders.

For additional information regarding the Board’s discussion and approval of the Asset Sale, see “The Asset Sale (Proposal No. 1)—Background of the Asset Sale” and for additional information regarding the fairness opinion of the Duff & Phelps Opinion Practice of Kroll, LLC (“Duff & Phelps”) considered by the Board and the Special Committee see “The Asset Sale (Proposal No. 1)—Kroll Opinion.”

In evaluating the Asset Sale, the Special Committee and the Board consulted with the Company’s management and legal and financial advisors and, in reaching their determinations, the Special Committee and the Board considered various substantive factors, both positive and negative, and the potential benefits and detriments of the Asset Sale, including the financial analyses and opinion of Duff & Phelps described under “The Asset Sale (Proposal No. 1)—Kroll Opinion.” The Special Committee and the Board believed that, taken as a whole, the following factors supported their respective decisions, consistent with their discharge of fiduciary duties owed to stockholders, to approve the Asset Sale and outweighed any potential risks:

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Continuing a Growth Strategy. The Special Committee and the Board considered, among other things, our limited capital resources, our need to preserve liquidity and available cash, that we have incurred significant losses since inception with respect to our historical assets, our historical lack of profitability, and the high cost of operating as a U.S. public company, in whether to continue a growth strategy with respect to historical assets versus a sales process, in whole or in part. The Special Committee and the Board determined that if they could secure a compelling purchase price for the Company or its assets, in whole or in part, through a sales process, a sale of the Company could result in a better return for stockholders.

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Strategic Review Process. The Special Committee and the Board undertook a robust strategic review process beginning in September 2025, through which we explored strategic alternatives for the Company as a whole or in part. In connection with this review process, the Company engaged TD Securities (USA) LLC (“TD Cowen”) as the Company’s financial advisor in connection with a possible capital raise, sale of the Company or its assets, or other business combination involving the Company. As part of this process, an exhaustive market outreach was conducted, in which over 90 parties were contacted regarding a possible transaction. Through this process, and based on the various proposals received, the Special Committee and the Board determined that American Exchange Group’s offer was the highest proposed value received for the Company on a comparable basis. Further, no superior alternative transactions emerged. For additional information regarding this strategic review process, please review “The Asset Sale Proposal (Proposal No. 1)—Background of the Asset Sale.”

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Going Concern. The Special Committee and the Board considered that management has identified substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred significant losses since inception and does not anticipate an ability to meet its future liquidity needs without the consummation of the Asset Sale or a similar strategic transaction. The Special Committee and the Board determined that delay in consummating a transaction of the nature of the Asset Sale could result in further deterioration of the Company’s financial position and a reduction in value available to stockholders, and that the Asset Sale represented a timely opportunity to monetize the Company’s assets before any such further deterioration in the Company’s financial position.

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Consideration. Taking into account the opinion of Duff & Phelps, the Special Committee and the Board considered the value and the consideration to be received by us pursuant to the Asset Purchase Agreement, concluding that it represented a greater return for the Company and its stockholders with respect to such assets than continuing to operate such assets under our existing operations.

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Likelihood of Consummation of the Asset Sale. The Special Committee and the Board considered the likelihood that the Asset Sale will be completed, including the nature of the conditions to Buyer’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied.

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Ability to Return Net Proceeds from the Asset Sale to Stockholders. The Special Committee and the Board considered the likelihood that the Asset Sale would result in positive net proceeds to us, which, subject to our satisfaction of and compliance with existing obligations and appropriate reserves for anticipated costs and liabilities, would allow us to return a portion of the net proceeds from the Asset Sale to our stockholders.

The Board also considered a variety of risks and other potentially negative factors relating to the Asset Sale, including the following:

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Risk of Non-Completion. The Special Committee and the Board considered the risk that the Asset Sale might not be completed, and in that event, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work, and we will have incurred significant transaction costs.

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Possible Disruption of the Business. The Special Committee and the Board considered the possible disruption to our business that might result from the announcement of the Asset Sale and the resulting distraction of the attention of our management and employees.

In addition, the Special Committee and the Board were aware of and considered the interests that certain of our directors and executive officers may have with respect to the Asset Sale that differ from, or are in addition to, their interests as stockholders of the Company, as described in “The Asset Sale (Proposal No. 1)—Interests of Our Directors and Executive Officers in the Asset Sale”.

The above discussion summarizes the material factors considered by the Special Committee and the Board in their consideration of the Asset Sale. In light of the variety of factors and the quality and amount of information considered, as well as the complexity of these matters, the Special Committee and the Board did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching this determination. The Special Committee and the Board each conducted an overall analysis of the factors described above, as well as others, including thorough discussion with, and questioning of, our senior management and our legal and financial advisors, and considered the benefits of the Asset Sale to outweigh the risks and the factors overall to be favorable to, and to support, its determination. Individual members of the Special Committee and the Board may have given different weight to different factors.

Engagement of Financial Advisors

TD Cowen

In connection with the Company’s strategic review process, the Company engaged TD Cowen as the Company’s financial advisor and placement agent for a possible transaction involving a capital raise, the sale of the Company or its assets, or other business combination involving the Company.

The Company engaged TD Cowen as the Company’s financial advisor and placement agent for a possible capital raise, sale or other business combination involving the Company given, among other things, TD Cowen’s experience, reputation and familiarity with the Company, its industry and business.

The Company has agreed to pay TD Cowen for its services in connection with the Asset Sale an aggregate fee currently estimated to be $2.0 million, payable contingent upon consummation of the Asset Sale. In addition, the Company has agreed to reimburse TD Cowen’s expenses, including fees and expenses of counsel, and to indemnify TD Cowen for certain liabilities, including liabilities under federal and other securities laws, that may rise out of TD Cowen’s engagement.

TD Cowen and/or its affiliates in the past have provided and in the future may provide financial advisory and/or other investment banking services to the Company and/or its affiliates unrelated to the Asset Sale, including, during the approximate two-year period preceding the date of execution of the Asset Purchase Agreement, having acted as financial advisor to the Company in connection with an asset-based revolving credit facility and as sales agent for an at-the-market program for the Company, for which services during such two-year period TD Cowen and/or its affiliates received aggregate fees of approximately $1.55 million. Although TD Cowen and/or its affiliates are not currently, and in the approximate two-year period preceding the execution of the Asset Purchase Agreement did not, provide financial advisory and/or other investment banking services to American Exchange Group and/or its affiliates for which TD Cowen and/or its affiliates received compensation, TD Cowen and/or its affiliates in the future may provide such services to American Exchange Group and/or its affiliates for which TD Cowen and such affiliates would to expect to receive compensation.

Duff & Phelps

On March 19, 2026, the Company executed an engagement letter with Duff & Phelps to deliver a fairness opinion in connection with the Asset Sale.

On March 27, 2026, Duff & Phelps delivered its oral opinion, subsequently confirmed by delivery of a written opinion dated March 27, 2026, to the Special Committee to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications described in its opinion, the amount estimated by management to be distributed to the public holders of common stock of the Company following the Proposed Transaction (as such term is defined under “The Asset Sale (Proposal No. 1)—Kroll Opinion”) was fair, from a financial point of view, to such holders, which expressly excludes Maveron, LLC, Joseph Zwillinger and Timothy Brown (without giving effect to any impact of the Proposed Transaction on any particular stockholder, other than in its capacity as a stockholder, or any other person or group interested in the Proposed Transaction). A summary of that opinion, including the material assumptions, procedures, analyses and limitations, is included under “The Asset Sale (Proposal No. 1)—Kroll Opinion.”

Under the terms of an engagement letter dated March 19, 2026, the Company agreed to pay Duff & Phelps a fee of $300,000 for rendering its opinion. Such opinion fee was not contingent upon the consummation of the Asset Sale, or the conclusions reached in the opinion. In addition, the Company agreed to reimburse Duff & Phelps for reasonable expenses incurred in connection with the engagement and to indemnify Duff & Phelps against certain liabilities that may arise out of its engagement by the Company and the rendering of the opinion.

Background of the Asset Sale

The following chronology summarizes the material meetings and events that led to the execution of the Asset Purchase Agreement. The following chronology does not purport to catalogue every conversation among the Board, the Special Committee, members of the Company’s senior management (“senior management”) or the Company’s advisors and other parties, including the Buyer.

The Board, with the assistance of senior management and advisors, regularly reviews the Company’s business, operations, financial performance and strategic direction for the purpose of enhancing stockholder value. As part of this ongoing review, the Board considers the Company’s long-term strategies and plans, changes in the industry and markets in which the Company operates, economic and other market conditions, execution opportunities and risks, potential strategic alternatives, including business combinations, acquisitions, divestitures, partnerships and collaboration opportunities, and financial alternatives in light of developments in the Company’s business.

In connection with the strategic review process, at a meeting of the Board held on September 4, 2025, the Board discussed exploring potential strategic alternatives that may be in the best interests of the Company and its stockholders, including a potential sale of the Company or a new financing to preserve liquidity and available cash while the Company executed upon a previously announced strategic transformation. At this meeting, the Board suggested that TD Cowen be invited to discuss potential strategic alternatives for the Company at a future Board meeting to be scheduled in the upcoming weeks, and the Company subsequently engaged TD Cowen as the Company’s financial advisor in connection with a possible capital raise, sale or other business combination involving the Company.

On September 18, 2025, the Board held a meeting, together with senior management and representatives of TD Cowen and Holland & Hart LLP (“Holland & Hart”), the Company’s legal counsel, to discuss among other things, potential strategic alternatives aimed at enhancing stockholder value, including (i) allowing more time for management to execute upon its previously announced strategic transformation, which included introducing new products and other initiatives, before engaging in a sale or financing, (ii) preserving the Company’s liquidity position by pursuing financing alternatives such as a structured convertible note, a unit offering with warrants, ongoing “at-the-market” stock sales, or a follow-on equity offering, to provide additional available cash to execute upon the Company’s strategic transformation, and (iii) launching a sale process to provide stockholders with a liquidity event while avoiding further execution risk associated with the strategic transformation. The Board directed senior management, with TD Cowen’s assistance, to further review such alternatives to enable the Board to determine the best path forward.

On October 5, 2025, the Board met, together with senior management, and representatives of TD Cowen and Holland & Hart, at which meeting a potential sale transaction was discussed, including key process considerations, an illustrative timeline, and the role of the Board throughout the transaction.

On October 15, 2025, the Board met, together with senior management, and representatives of TD Cowen and Holland & Hart, to discuss available financing and strategic alternatives for the Company.

On October 18, 2025, the Company’s Chief Executive Officer, Mr. Joseph Vernachio, communicated with Party A, a strategic operator in the footwear and apparel industry. Party A expressed strong interest in hosting the Company’s senior management team at Party A’s offices in the coming weeks to discuss a potential acquisition of the Company. The meeting was subsequently scheduled for December 12, 2025.

On October 27, 2025, after considering the various options discussed at prior Board meetings, the Board authorized senior management to undertake, with TD Cowen’s assistance, a targeted outreach process on the Company’s behalf to gauge third parties’ potential interest in a transaction with the Company. Over the coming days, in accordance with the Board’s directives, TD Cowen commenced a targeted outreach to 11 management-approved buyers (excluding Party A) on an anonymous basis.

On October 28, 2025, Party B, a strategic operator in the footwear and apparel industry, contacted one of the Company’s Board members and expressed interest in a potential commercial partnership with, and equity investment in, the Company.

On October 30, 2025, the Board met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on the outreach efforts.

On October 31, 2025, Lily Yan Hughes was appointed to the Board. Ms. Hughes was appointed Chair of the Special Committee, consisting entirely of independent directors—Ms. Hughes, Mr. Boyce and Mr. Thanawala—to oversee the potential sale process. The Board determined that, in connection with the strategic review process, it was in best interests of the Company and its stockholders to establish a committee of the Board consisting of directors who were both independent and disinterested with respect to the potential sale process. The Special Committee was established for the purpose of: (i) reviewing and evaluating any potential transaction involving a business combination or merger; joint venture; sale of equity ownership; sale or license of assets; refinancing or recapitalization of the Company, including the issuance or exchange of shares of capital stock for cash, securities or other properties; a bankruptcy proceeding; or other strategic transactions; (ii) determining whether any such potential transaction was fair to, and in the best interests of, the Company and its stockholders; (iii) recommending to the Board what actions should be taken by the Company with respect to any such potential transaction; and (iv) as authorized by the Board, taking any and all actions necessary to pursue and consummate, any such potential transaction.

On November 6, 2025 and November 7, 2025, Ms. Hughes met with representatives of TD Cowen for an update on the outreach efforts. Through such dates, 34 parties (excluding Party A) had been contacted, six parties requested non-disclosure agreements and 10 parties declined to pursue the opportunity.

On November 10, 2025, the Company’s senior management, together with representatives of TD Cowen, spoke with Party B to discuss Party B’s expressed interest in a potential commercial partnership with, and equity investment in, the Company, during which the potential for Party B to acquire the Company also was discussed. It was subsequently agreed that Mr. Vernachio would visit Party B’s senior management at Party B’s offices on November 17, 2025, while in town for a previously scheduled business trip.

On November 11, 2025, in advance of an in-person meeting between senior managements of the Company and Party A, after Party A’s execution of a non-disclosure agreement Mr. Vernachio sent Party A the confidential information memorandum (the “CIM”) relating to the Company.

On November 12, 2025, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on the outreach efforts. Through such date, all of the identified targeted outreach buyers (38 parties excluding Party A) had been contacted, consisting of 19 strategic parties, 16 financial sponsors with experience in the footwear and apparel industry, and three brand management companies. Of these parties, eight parties had requested non-disclosure agreements, one party (Party B) had executed a non-disclosure agreement and received the CIM, and 13 parties declined to pursue the opportunity. At this meeting, in addition to such update, TD Cowen discussed an expanded list of potential buyers, including additional strategic buyers, brand managers, financial sponsors, and international parties, for the Special Committee’s and other Board members’ consideration.

On November 17, 2025, Mr. Vernachio met with members of Party B’s senior management at Party B’s offices to discuss a potential wholesale-focused commercial agreement and associated equity investment. The potential for Party B to acquire the Company was also discussed further during this meeting.

On November 18, 2025, Mr. Vernachio met with members of Party C, a brand management company.

On November 20, 2025, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on the outreach efforts. Also on November 20, 2025, senior management, together with representatives of TD Cowen, spoke with representatives of Party B to further discuss potential strategic alternatives for a transaction with the Company, including a potential sale transaction and a commercial wholesale partnership coupled with a PIPE investment. At the request of Party B’s senior management, supplemental due diligence materials relating to the Company were provided to Party B over the following weeks to facilitate Party B’s evaluation of the opportunity.

On November 24, 2025, senior management spoke with representatives of Party A, including Party A’s Co-President, Chief Financial Officer, and Head of Tax, in advance of the planned December 12, 2025 in-person meeting.

On November 27, 2025, Mr. Vernachio spoke with senior management of Party D, a publicly traded footwear company, to discuss the Company’s operations, strategy and the potential opportunity to acquire or invest in the Company.

On December 5, 2025, Mr. Vernachio spoke with senior leadership from Party A to prepare for the upcoming December 12, 2025 in-person management meeting, during which an agenda and topics for further discussion were addressed.

Also on December 5, 2025, the Special Committee and other Board members met with senior management for an update on the outreach process. Through such date, 43 parties (excluding Party A) had been contacted. Of these, 13 parties had executed non-disclosure agreements and received the CIM, and 23 parties declined to pursue the opportunity.

On December 11, 2025, the Special Committee and other Board members met with senior management for an update on the outreach process. Through such date, 43 parties (excluding Party A) had been contacted. Of these, 13 parties had executed non-disclosure agreements and received the CIM, and 26 parties declined to pursue the opportunity. The only update from the prior December 5, 2025 meeting was that three additional parties had declined to pursue the opportunity. Additionally, Party E, a public strategic party in the footwear and apparel industry that had been contacted during the initial outreach on October 27, 2025, had re-emerged and expressed an increased level of interest in a possible transaction with the Company.

On December 12, 2025, senior management met in person with leadership from Party A.

On December 18, 2025, Party A informed Mr. Vernachio that it had decided to pass on the opportunity to acquire the Company.

On December 19, 2025, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on the outreach efforts and to discuss options following Party A’s decision to pass on the opportunity. Through such date, 43 parties had been contacted, 14 parties had executed non-disclosure agreements and received the CIM, and 29 parties, including Party A and Party D, had declined to pursue the opportunity. Meanwhile, Party B, Party C, and Party E remained actively engaged and were continuing to review the opportunity. Party F and Party G, both brand management companies, also had become actively engaged. In addition, Party H, a sponsor-backed footwear strategic with a similar size to the Company, expressed interest in a potential merger with the Company. In light of Party A’s decision to pass on the opportunity and the Company’s challenging business performance resulting in the need for additional financing in the medium-term, TD Cowen suggested expanding the outreach process to a broader universe of approximately 50 potential buyers, including additional strategic buyers, brand management companies, financial sponsors, and international strategic parties, while simultaneously contacting potential financial investors. The Special Committee and other Board members ultimately determined to broaden the Company’s outreach process while, in parallel, advancing discussions with parties that had expressed interest in a potential PIPE investment given the shorter timeline for such process.

On December 26, 2025, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on outreach efforts and process preparation. Through such date, 44 parties had been contacted, 15 parties had executed non-disclosure agreements and received the CIM, and 30 parties, including Party G, declined to pursue the opportunity. Party B had verbally communicated to senior management and representatives of TD Cowen Party B’s preliminary view of a potential acquisition of the Company with an implied equity value of approximately $35 million, subject to due diligence. Party C verbally had communicated to representatives of TD Cowen that Party C could submit a proposal of up to $30 million for the intellectual property of the Company, but did not have an operating partner to acquire the operating assets or net working capital of the Company. Party E, Party F, and Party H continued to actively evaluate the opportunity.

On January 5, 2026, in accordance with the directives of the Special Committee and other Board members, TD Cowen initiated an outreach on behalf of the Company to the broader universe of potential buyers discussed previously with the Special Committee and other Board members on December 19, 2025.

On January 8, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on the outreach efforts. Prior to initiating the broader outreach, 44 parties had been contacted, seven parties from the initial outreach process remained actively engaged in pursuing a transaction with the Company, and two parties, Party B and Party C, had submitted verbal indications of interest to representatives of TD Cowen. As part of the broader outreach, an additional 34 parties were contacted, including five strategic buyers, nine financial sponsors, eight brand managers, and 12 international strategic parties. American Exchange Group was included in this outreach. In total, by January 8, 2026, the outreach process had expanded to 78 parties, of which 16 parties had executed non-disclosure agreements and received the CIM, and 38 parties had declined to pursue the opportunity. At this meeting, the Special Committee and other Board members also discussed with senior management and representatives of TD Cowen the potential structure for a sale to a brand management company.

On January 16, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on the outreach efforts both to potential buyers and equity investors. Since the January 8, 2026 meeting, three additional parties had been contacted, bringing the total parties contacted to 81 parties, including 37 parties contacted as part of the most recent outreach round. Of the parties contacted in the most recent round, four parties executed non-disclosure agreements and received the CIM. A total of 42 parties from both the targeted and broader outreach had declined to pursue the opportunity.

On January 22, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on the outreach efforts. Since the January 16, 2026 meeting, four additional parties had been contacted, bringing the total parties contacted to 85 parties, including 41 parties contacted as part of the most recent outreach round. Of the parties contacted in the most recent round, six parties executed non-disclosure agreements and received the CIM. A total of 51 parties from both the targeted and broader outreach, including American Exchange Group, had declined to pursue the opportunity.

On January 30, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on the outreach efforts. Since the January 22, 2026 meeting, six additional parties had been contacted, bringing the total parties contacted to 91 parties, including 47 parties contacted as part of the most recent round of outreach, and 15 parties received a process letter outlining instructions and timing for submitting initial indications of interest by February 6, 2026. From the initial outreach, Party B had remained engaged, but indicated its preference for a commercial partnership rather than an acquisition of the Company. Party C indicated that it remained interested in an acquisition of the Company’s intellectual property at an approximate $30 million purchase price, subject to review and due diligence.

On February 4, 2026, the Company’s senior management met, together with representatives of TD Cowen, in person with leadership from Party H.

On February 5, 2026, the Special Committee and other Board members met, together with senior management, for an update on the outreach efforts. No additional parties had been contacted since the January 30, 2026 meeting.

On February 6, 2026, Party I, a brand management company contacted as part of the broader outreach, submitted a proposal to acquire the Company’s intellectual property, inventory, accounts receivable, customer data, and existing and proposed commercial agreements for $50 million, which proposal did not include any assumption of accounts payable or other current liabilities. On the same date, Party J, also a brand management company contacted through the broader outreach, submitted a proposal to acquire the Company’s intellectual property and related net working capital for $45 million, subject to further review of the Company’s net working capital.

On February 11, 2026, Party K, contacted as part of the broader outreach efforts, submitted a proposal to acquire the Company for a total equity value of approximately $13 million to $18 million, assuming the transaction was structured in a debt and cash neutral manner.

Also on February 11, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for an update on the outreach efforts. Through such date, 91 parties had been contacted and 65 parties had declined to pursue the opportunity. Three parties, Party I, Party J, and Party K, had submitted written indications of interest to acquire the Company and four parties, including Party B, Party C, and Party L, a brand management company contacted during the latest round of outreach, submitted verbal indications of interest to acquire selected assets of the Company.

On February 13, 2026, access to the Company’s virtual data room was granted to Party I, Party J, and Party K, the three parties that had submitted written indications of interest for an acquisition of the Company.

On February 16, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, to discuss the sale process. At this meeting, potential buyers that remained in the process and their respective proposals were reviewed. The Company’s cash runway, preserving liquidity, and certain considerations related to potential additional financing through a transaction closing also were discussed.

On February 18, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, to discuss the sale process and proposals received as of such date.

On February 19, 2026, Party I confirmed that its best and final offer was $50 million for only the Company’s intellectual property, accounts receivable and inventory. Party I confirmed that its offer did not include any assumption of accounts payable or other current liabilities.

Also on February 19, 2026, senior management met, together with representatives of TD Cowen, with principals of Party K to introduce the Company’s management team and address questions from Party K pertaining to the Company’s operations.

Additionally, on February 19, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, for a process update.

Later on February 19, 2026, representatives of American Exchange Group contacted representatives of TD Cowen indicating that American Exchange Group had renewed interest in re-engaging in discussions regarding a potential transaction with the Company.

On February 20, 2026, American Exchange Group executed a non-disclosure agreement with the Company and was provided with certain materials relating to the Company, including the CIM, to facilitate American Exchange Group’s review of the opportunity.

On February 24, 2026, Party K submitted a revised indication of interest to acquire the Company for a total equity value of $16 million, assuming no net debt.

Also on February 24, 2026, American Exchange Group verbally proposed to representatives of TD Cowen to acquire the Company at a purchase price equivalent to $2.00 to $2.25 per share.

Also on February 24, 2026, the Special Committee and other Board members met, together with senior management, and representatives of Holland & Hart, to discuss the sale process and proposals received as of such date.

On February 25, 2026, after further discussing potential structures for acquiring specific net working capital assets and assuming certain liabilities of the Company and providing updated net working capital figures, Party J revised its proposal to acquire the Company’s intellectual property, related net working capital (including an assumption of accounts payable and accrued expenses) from $45 million to $31 million.

On February 26, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, to discuss the sale process. The Special Committee and other Board members were informed that American Exchange Group verbally had proposed to acquire the Company at a purchase price equivalent to $2.00 to $2.25 per share. It was agreed that obtaining a written proposal from American Exchange Group was critical to enabling the Special Committee and other Board members to assess the proposals received and determine which transaction would deliver the best outcome for the Company’s stockholders. Later that day, American Exchange Group provided a letter of intent to acquire the Company for a total equity value of approximately $19 million.

On February 27, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, to discuss the proposals received to date. The Special Committee and other Board members emphasized the importance of certainty to closing and a clear purchase price per share for potential equity deal structures, including from American Exchange Group. Also at this meeting, Mr. Thanawala notified the Special Committee that he had determined that for personal reasons he would no longer serve on the Special Committee. Following such meeting, the Special Committee was comprised of Ms. Hughes and Mr. Boyce.

On March 2, 2026, Party K submitted a revised indication of interest to acquire the Company’s intellectual property, inventory, accounts receivable, accounts payable, and other current liabilities for $37 million.

Also on March 2, 2026, Party M, a global footwear and apparel retailer with which the Company previously had engaged in discussions regarding a potential convertible note investment, indicated its intention to submit a proposal to acquire the Company’s assets by March 4, 2026.

Later on March 2, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, to discuss the status of proposals and indications of interest received.

On March 4, 2026, Party M submitted a term sheet proposing to acquire the Company’s intellectual property and inventory for $60 million (with no assumption of accounts payable or other current liabilities).

Also on March 4, 2026, representatives of American Exchange Group informed representatives of TD Cowen that American Exchange Group intended to submit a revised proposal by March 6, 2026.

On March 5, 2026, Party N submitted an indication of interest to acquire all of the Company’s intellectual property (with no other assets) at a proposed purchase price range of $30 million to $40 million, subject to the Company continuing to operate as a standalone company or Party N finding an operating group with which to partner.

Also on March 5, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, to discuss the status of proposals and indications of interest received.

On March 6, 2026, American Exchange Group submitted a revised letter of intent to acquire the Company’s intellectual property, inventory, accounts receivable, accounts payable, and other current liabilities for $37.5 million, with a signing date of March 30, 2026.

Also on March 6, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, to review the proposals and indications of interest received through such date. Party I, Party J, Party K, Party M, and American Exchange Group each had submitted written proposals. Party I and Party M had submitted proposals to acquire only certain assets of the Company, without the assumption of any accounts payable or other current liabilities. The Special Committee and other Board members discussed with senior management and the Company’s advisors a comparison of the proposals received, noting that when taking into consideration assumed accounts payable and other current liabilities that American Exchange Group’s proposal included (approximately $26.5 million based on then estimated amounts), Party I’s $50 million proposal represented approximately $23.5 million on a comparable basis, and Party M’s $60 million proposal represented approximately $33.5 million on a comparable basis. The written proposals submitted by Party J and Party K, which had included an assumption of accounts payable and other current liabilities, were $34 million and $37 million, respectively. In light of the foregoing, the Special Committee and other Board members determined that American Exchange Group’s $37.5 million proposal was the highest proposed value received for the Company on a comparable basis and directed senior management and the Company’s advisors to continue negotiations with American Exchange Group.

On March 8, 2026, following negotiations, American Exchange Group submitted its final offer to acquire the Company’s intellectual property, inventory, accounts receivable, accounts payable, and other current liabilities for $39 million. Later that day, Mr. Vernachio, on behalf of the Company, and with approval of the Special Committee and other Board members, executed the letter of intent with American Exchange Group.

On March 10, 2026, counsel for American Exchange Group (“Buyer’s Counsel”) provided a proposed form of asset purchase agreement to the Company and Holland & Hart.

On March 11, 2026, the Special Committee and other Board members met, together with senior management, and representatives of TD Cowen and Holland & Hart, to discuss next steps with American

Exchange Group. At this meeting, the Special Committee and other Board members directed Holland & Hart to draft the Asset Purchase Agreement on behalf of the Company.

From March 11, 2026 to March 16, 2026, Holland & Hart, on behalf of the Company, drafted the Asset Purchase Agreement based on feedback from the Special Committee, other Board members, and senior management.

On March 16, 2026, Holland & Hart circulated the initial draft of the Asset Purchase Agreement to Buyer’s Counsel. Also on March 16, 2026, a representative of the Company contacted a representative of Duff & Phelps regarding a potential engagement to provide a fairness opinion in connection with a possible transaction.

On March 17, 2026, the Company received a presentation on the qualifications of Duff & Phelps.

On March 17, 2026 and March 18, 2026, representatives of American Exchange Group conducted detailed due diligence sessions with the Company’s senior management.

On March 18, 2026, Buyer’s Counsel provided to the Company and Holland & Hart, an issues list regarding the initial draft of the Asset Purchase Agreement.

On March 19, 2026, the Special Committee and other Board members authorized the Company’s senior management to engage an independent third-party to provide a fairness opinion in connection with a possible transaction. With approval of the Special Committee and other Board members, senior management executed an engagement letter on behalf of the Company with Duff & Phelps to deliver a fairness opinion in connection with the Asset Sale. For information regarding the terms of such engagement, see “The Asset Sale Proposal (Proposal No. 1)—Engagement of Financial Advisors—Duff & Phelps.” Thereafter, Duff & Phelps was provided with access to the Company’s virtual data room and held discussions with senior management in connection with a due diligence review of the Company and its business.

Also on March 19, 2026, Holland & Hart, on behalf of the Company, based on feedback from the Special Committee, other Board members, and senior management, responded to Buyer’s counsel regarding the previously circulated issues list.

On March 20, 2026, Buyer’s Counsel circulated to the Company and Holland & Hart, a revised draft of the Asset Purchase Agreement, reflecting proposed resolution on all open points.

From March 20, 2026 to March 29, 2026, Buyer’s Counsel and Holland & Hart, based on feedback from their respective clients, circulated multiple revised drafts of the Asset Purchase Agreement.

On March 24, 2026, Duff & Phelps completed its initial technical review of the business and provided follow-up questions and data requests to senior management, which were addressed over the following day.

On March 25, 2026, American Exchange Group provided a draft list of requested services for a transition services agreement (the “Transition Services Agreement”). Later that day, the Company provided American Exchange Group with the Company’s schedules to the draft Asset Purchase Agreement.

On March 26, 2026, the Special Committee met to review and evaluate the Asset Sale, the Asset Purchase Agreement and related matters and documents, and recommended the approval of the asset sale, the Asset Purchase Agreement and related matters and documents by the Board. In connection with the Special Committee’s review and evaluation, Duff & Phelps delivered its financial analysis and rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated March 27, 2026, to the Special Committee to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications described in its opinion, the amount estimated by management to be distributed to the public holders of common stock of the Company following the Proposed Transaction (as such term is defined under “The Asset Sale (Proposal No. 1)—Kroll Opinion”) was fair, from a financial point of view, to such holders, which expressly excludes Maveron, LLC, Joseph Zwillinger and Timothy Brown (without giving effect to any impact of the Proposed Transaction on any particular stockholder, other than in its capacity as a stockholder, or any other person or group interested in the Proposed Transaction. A summary of that opinion, including the material assumptions, procedures, analyses and limitations, is included under “The Asset Sale (Proposal No. 1)—Kroll Opinion.”

On March 27, 2026, the Company provided American Exchange Group with a draft term sheet for the Transition Services Agreement based on the framework and list of services previously requested. In parallel, the Asset Purchase Agreement and related schedules continued to be finalized.

Later in the day on March 27, 2026, the Special Committee and the Board met to discuss the approval of the execution of the Asset Purchase Agreement, subject to final resolution of any remaining outstanding items. At a meeting of the Board on March 27, 2026 and by unanimous written consent taken on March 29, 2026, the Board discussed and resolved to adopt and approve the Asset Sale and Asset Purchase Agreement and the transactions contemplated thereby, and to recommend that the Company’s stockholders vote for the approval of the Asset Sale. The considerations taken into account by the Special Committee and Board in determining to proceed with the transaction are described under “Reasons for the Asset Sale” above.

On March 29, 2026, American Exchange Group and the Company agreed to the final execution version of the Asset Purchase Agreement. As previously noted, by unanimous written consent taken on March 29, 2026, the Board discussed and resolved to adopt and approve the Asset Sale and Asset Purchase Agreement and the transactions contemplated thereby, and to recommend that the Company’s stockholders vote for the approval of the Asset Sale. Thereafter, also on March 29, 2026, American Exchange Group and the Company executed the Asset Purchase Agreement.

On March 30, 2026, after market close, the Company publicly announced entry into the Asset Purchase Agreement and the transactions contemplated thereby through the issuance of a press release and the filing of a Current Report on Form 8-K with the SEC.

Kroll Opinion

Opinion of Duff & Phelps to the Special Committee

On March 19, 2026, the Company executed an engagement letter retaining Duff & Phelps to serve as an independent financial advisor to the Special Committee (solely in their capacity as members of the Special Committee), specifically to provide the Special Committee with a fairness opinion in connection with the proposed Asset Sale. As used in this “Kroll Opinion” section, references to the “Proposed Transaction” means: (i) the Asset Sale, (ii) use of proceeds from the Asset Sale to pay off the Company’s outstanding debt and settle its other obligations, and (iii) distribution in a liquidation of the surplus of the Company.

On March 27, 2026, Duff & Phelps rendered its oral opinion (which was subsequently confirmed in writing by the delivery of its written opinion, dated March 27, 2026) (the “Kroll Opinion”), to the Special Committee stating that, as of the date of the Kroll Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Kroll Opinion, the $1.34 per share of common stock (as used in this “Kroll Opinion” section, “Company Common Share”) that management of the Company estimated would be available to distribute to the holders of the Company Common Shares following consummation of the Proposed Transaction (such amount as estimated by management of the Company, the “Distribution Amount”), and is fair from a financial point of view to the public holders of Company Common Shares, which expressly excludes Maveron, LLC, Joseph Zwillinger and Timothy Brown (without giving effect to any impact of the Proposed Transaction on any particular stockholder, other than in its capacity as a stockholder, or any other person or group interested in the Proposed Transaction). Duff & Phelps assumed that the amount distributed to the stockholders in the Proposed Transaction would equal the Distribution Amount as estimated by management of the Company. Such estimate by management was based on assumptions that may vary from actual results and as a result the amount available to distribute to stockholders may vary materially from the Distribution Amount. Management’s calculation of the Distribution Amount is described in this proxy statement in “The Asset Sale (Proposal No. 1)—Net Proceeds from the Asset Sale and Their Expected Use”.

In selecting Duff & Phelps, the Special Committee considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors and special committees of boards of directors. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

The Kroll Opinion was approved by Duff & Phelps’ opinion review committee. The Kroll Opinion was provided for the information of, and directed to, the Special Committee for its information and assistance in connection with the Proposed Transaction and does not address any other aspect or implication of the Proposed Transaction.

The full text of the Kroll Opinion is attached to this proxy statement as Annex B and is incorporated into this document by reference. The summary of the Kroll Opinion set forth herein is not a comprehensive description of all analyses and factors considered by Duff & Phelps and is qualified in its entirety by reference to the full text of the Kroll Opinion. The Company’s stockholders are urged to read the Kroll Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Duff & Phelps in connection with the Kroll Opinion, as well as other qualifications contained in the Kroll Opinion. However, the Kroll Opinion, the summary of the Kroll Opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute, advice or a recommendation to holder of Company Common Shares as to how to act or vote with respect to the Proposed Transaction or any other matter.

The Kroll Opinion is based on certain assumptions, including the assumption that, following consummation of the Asset Sale, the Company would proceed with a dissolution of the Company as a footwear business. The Company intends to distribute the Asset Sale Dividend to stockholders following the closing of the Asset Sale and the wind down the footwear business as contemplated. However, the Company anticipates continuing as a going concern; provided that the Company will no longer operate in the footwear business following the Asset Sale. Stockholders should read the Kroll Opinion in light of the assumptions, qualifications and limitations described therein.

In connection with the Kroll Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable Duff & Phelps to render the Kroll Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations and financial analysis with respect to the preparation of the Kroll Opinion included, but were not limited to, the items summarized below:

•	reviewed the following documents:

•

the Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2022 through December 31, 2024 and the Company’s unaudited interim financial statements for nine months ended September 30, 2025 included in the Company’s Form 10-Q filed with the SEC;

•	the Company’s draft Form 10-K for the year ended December 31, 2025;

•

unaudited segment and pro forma financial information for the Company for the years ended December 31, 2022 through December 31, 2025 and the one month ended January 31, 2026, which the Company’s management identified as being the most current financial statements available;

•

the forecasted month-end balance sheets for February through May 2026 provided to Duff & Phelps by management of the Company and on which Duff & Phelps has relied, at the Company’s and the Special Committee’s direction, in performing its analysis (the “Management Budget”);

•

the preliminary actual and forecasted month-end operating results for February through May 2026, which are included in the Management Projections defined and described under “The Asset Sale (Proposal No. 1)—Certain Unaudited Prospective Financial Information;”

•	the Company’s Confidential Information Presentation dated Winter 2025 – 2026 (the “CIM”);

•	a calculation of the Distribution Amount prepared by management of the Company;

•	other internal documents relating to the history, current operations, and probable future outlook of the Company;

•

a letter dated March 27, 2026 from the management of the Company which made certain representations as to (i) historical financial statements and (ii) Management Budget, and wind-down costs and advisor fees for the Company and the underlying assumptions; and

•

the draft of the Asset Purchase Agreement, provided March 23, 2026, between the Company and Allbirds IP LLC, including the schedules and exhibits thereto, provided March 26, 2026 (the “Asset Purchase Agreement”);

•	discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

•	reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•

performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of selected public companies that Duff & Phelps deemed relevant and a liquidation analysis; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Kroll Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

•

relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management and its advisors, and did not independently verify such information;

•

relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

•

assumed that the Management Budget, wind-down costs, advisor fees and any other estimates, evaluations and forecasts furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person(s) furnishing the same, and Duff & Phelps expresses no opinion with respect to the Management Budget, wind-down costs, advisor fees and any other estimates provided by management of the Company or their underlying assumptions;

•	assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction

•	assumed that the representations and warranties made in Purchase Agreement are substantially accurate;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•

assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•

assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed as contemplated, and the Purchase Agreement will be consummated without any amendments thereto or any waivers of any terms or conditions thereof; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

The Kroll Opinion states that to the extent that any of the foregoing assumptions or any of the facts on which the Kroll Opinion was based prove to be untrue in any material respect, the Kroll Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Kroll Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps prepared the Kroll Opinion effective as of the date thereof. The Kroll Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date thereof, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Kroll Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction; (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Proposed Transaction; or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not express any view as to any other aspect or implication of the Proposed Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including the fairness to the interests of those materially affected by the Proposed Transaction (including customers, employees, partners, and the communities in which the Company operates), or the public benefit or benefits identified in the Company’s certificate of incorporation.

Duff & Phelps did not express any opinion as to the market price or value of the Company’s common stock (or anything else) prior to or after the announcement or the consummation of the Proposed Transaction. The Kroll Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Kroll Opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Distribution Amount, or with respect to the fairness of any such compensation.

The Kroll Opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction. Duff & Phelps has consented to the inclusions of the Kroll Opinion and the description of the Kroll Opinion in this proxy statement, including any supplements or amendments thereto. The Kroll Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Distribution Amount was the best possibly attainable under any circumstances; instead, it merely states whether the Distribution Amount was within a range suggested by certain financial analyses Duff & Phelps deemed appropriate in its professional judgment. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Kroll Opinion was based. The Kroll Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Overview of Financial Analyses Performed by Duff & Phelps

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of the Kroll Opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the Kroll Opinion, attached hereto as Annex B. While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, neither the Kroll Opinion nor Duff & Phelps’ underlying analysis is susceptible to partial analysis or summary description.

In arriving at the Kroll Opinion, Duff & Phelps relied primarily on its liquidation analysis, which incorporated, among other things, the IP Asset valuation described below. While Duff & Phelps also reviewed certain supplemental market data, such supplemental analysis was not relied upon for purposes of the Kroll Opinion, as the Company is not expected to operate as a going concern. Accordingly, Duff & Phelps believes that the liquidation analysis and its component analyses must be considered as a whole and that selecting portions of such analysis without considering all components and factors could create a misleading or incomplete view of the evaluation process underlying the Kroll Opinion.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the table must be read together with the text of the summary. Tables alone do not constitute a complete description of financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Liquidation Analysis

Duff & Phelps primarily relied on a liquidation analysis because management of the Company determined that there was substantial doubt that the Company could continue as a going concern. Among other things, management of the Company noted that (i) the Company was not profitable and had incurred significant losses since inception, (ii) management expected the Company to continue to incur significant losses and negative cash flows from operating activities in the future, and (iii) if the Asset Sale was not completed, management did not anticipate that the Company would be able to meet its future liquidity needs without accessing additional capital or engaging in strategic transactions (none of which could be forecasted as of the date of rendering the Kroll Opinion). The Board undertook a robust strategic review process beginning in September 2025, which was led by the Special Committee starting in October 2025, through which the Special Committee and Board explored strategic alternatives for the Company as a whole or in part.

For the purposes of its liquidation analysis, Duff & Phelps used and relied upon the Management Budget, which is included as of May 31, 2026 below. At the direction of the Special Committee, Duff & Phelps assumed that the Company would undergo an orderly liquidation as of May 31, 2026.

Each material asset and liability in the Management Budget was reviewed and adjusted by Duff & Phelps based on recovery percentages and settlement amounts estimated by Duff & Phelps, following discussions with management of the Company, using its professional judgement and experience in order to arrive at a range of estimated recovery values and settlement amounts for such assets and liabilities.

In addition, Duff & Phelps utilized the relief-from-royalty method to determine a fair market value for all of the intellectual property being sold in the Asset Sale (the “IP Assets”). This method is a derivation of the discounted cash flow method that provides an estimate of the value of intellectual property assets based on hypothetical royalty payments that could be avoided in situations in which a company owns the IP assets rather than having to license them from a third party. See the discussion under “Opinion of the Duff & Phelps to the Special Committee—Overview of Financial Analyses Performed by Duff & Phelps—IP Asset Analysis” below.

Management of the Company also provided estimated wind-down costs that would be incurred by the Company if the Company were to sell its assets in an orderly manner and pay or provide for all of the Company’s liabilities and obligations. Duff & Phelps did not independently verify these estimates.

The liquidation analysis does not constitute an appraisal of the assets of the Company.

$ in millions except Proceeds per Share		% Recoverable / % of Obligations (1)
	Management Budget as of 5/31/2026	Low	High	Low	High
Cash	$3.1	100%	100%	$3.1	$3.1
IP Assets	1.5	NM	NM	30.0 (4)	40.0 (4)
Accounts Receivable	3.7	70%	90%	2.6	3.3
Inventory	39.3	60%	70%	23.6	27.5
Prepaid Expenses and Other Current Assets	10.2	50%	70%	5.1	7.1
PP&E	8.0	10%	10%	0.8	0.8
Accounts Payable	(23.8)	100%	100%	(23.8)	(23.8)
Accrued Expenses and Other Current Liabilities (2)	(7.8)	100%	100%	(7.8)	(7.8)
Deferred Revenue	(1.5)	100%	100%	(1.5)	(1.5)
Term Loan (ABL)	(18.9)	100%	100%	(18.9)	(18.9)
Less: Employee Severance	(3.5)	100%	100%	(3.5)	(3.5)
Less: Lease Breakage Costs	(0.6)	100%	100%	(0.6)	(0.6)
Less: Other Contract Breakage Costs	(3.0)	100%	100%	(3.0)	(3.0)
Less: Litigation Costs	(0.5)	100%	100%	(0.5)	(0.5)
Less: Total Advisor Expenses	(5.4)	100%	100%	(5.4)	(5.4)

Net Liquidation Value				$0.2	$16.9
Fully Diluted Shares Outstanding (000s) (3)				9,195	9,195
Proceeds Per Share				$0.02	$1.83

(1)	Adjustments based on discussions with management of the Company
(2)	Excludes accrued payroll, which is accounted for in employee severance
(3)	Per management of the Company
(4)	See the discussion under “Opinion of the Financial Advisor Duff & Phelps to the Special Committee—Overview of Financial Analyses Performed by Duff & Phelps—IP Asset Analysis” below.

Based on its liquidation analysis, Duff & Phelps arrived at an indicated net liquidation value range for the Company of $0.2 million to $16.9 million and an indicated per share value range of $0.02 to $1.83 (the “Indicated Distribution Range”).

Duff & Phelps observed that the Distribution Amount estimated by management of the Company to be received by public stockholders of the Company in the Proposed Transaction was within the Indicated Distribution Range derived from Duff & Phelps’ liquidation analysis.

IP Asset Analysis

Duff & Phelps utilized the relief-from-royalty method to value the IP Assets. The relief from royalty method is a derivation of the discounted cash flow method that provides an estimate of the value of intellectual property assets based on hypothetical royalty payments that could be avoided in situations in which a company owns the IP assets rather than having to license them from a third party. The relief from royalty method estimates the value of the IP assets based on the projected, after-tax royalty savings over the remaining useful life of the assets. The relief from royalty method uses projected cash flows over a discrete projection period, and, if warranted, cash flows beyond the discrete projection period, into perpetuity (the “Terminal Value”). The projected cash flows for each year in the discrete projection period and the Terminal Value (if applicable) are then converted to their present value equivalents using a discount rate that reflects the relative risk associated with these cash flows, as well as the rate of return that investors could expect to realize on alternative investment opportunities with similar risk profiles as the IP assets.

Duff & Phelps calculated the Company’s hypothetical after-tax royalties avoided based on projected sales. In performing its analysis, Duff & Phelps relied on the projection of the Company’s revenue for full year 2026 included in the CIM. The projection set forth in the CIM was subsequently adjusted downward by management of the Company pursuant to the Management Projections described under “The Asset Sale (Proposal No. 1)—Certain Unaudited Prospective Financial Information.” Duff & Phelps did not take into account the updated projection set forth in the Management Projections for purposes of performing the calculation described in this paragraph, which resulted in a more conservative approach to the valuation of the IP Assets as it yielded a higher indicated value, and accordingly, a higher level of proceeds from the Asset Sale necessary to support the fairness of the Distribution Amount.

Following discussions with management of the Company and utilizing its professional judgement, given the newness of the Company’s brand, Duff & Phelps estimated 2027 through 2036 revenue under two different scenarios.

Scenario 1 represents a case in which the brand declines after several years of moderate growth. Under Scenario 1, revenue grows by 5% per year from 2027 through 2031, 0% in 2032, declines by 20% in each year between 2033 and 2036, and has no Terminal Value.

Scenario 2 represents an indefinite life case whereby the brand continues into perpetuity. Duff & Phelps estimated 2027 through 2036 revenue under Scenario 2, in which revenue grows by 5% per year from 2027 through 2034, 3% in 2035 through 2036, and the terminal growth rate is 3%.

Duff & Phelps estimated a royalty rate range of 4% to 6% based on comparable market royalty transactions. Duff & Phelps estimated taxes of 28%, based on a blended federal and state tax rate.

Duff & Phelps discounted the IP Assets’ projected cash flows and Terminal Value (if applicable) to the present to obtain an indicated value for the IP Assets using a weighted average cost of capital ranging from 20% to 24%, which was calculated utilizing a capital asset pricing model based on inputs derived from market data, including data from selected public companies that Duff & Phelps deemed relevant.

Using the relief-from-royalty method, Duff & Phelps arrived at an indicated value range for the IP Assets of $25 million to $33 million in Scenario 1 and $35 million to $43 million in Scenario 2, resulting in an overall value range of $30 million to $40 million.

Fees and Expenses; Disclosure of Prior Relationships

As compensation for Duff & Phelps’ services in connection with the rendering of the Kroll Opinion to the Special Committee, the Company agreed to pay Duff & Phelps an aggregate fee of $300,000, consisting of a nonrefundable retainer of $100,000 payable upon engagement and $200,000 earned upon Duff & Phelps informing the Special Committee that it was prepared to deliver the Kroll Opinion and payable within 30 days of such notification. No portion of Duff & Phelps’ fee is refundable or contingent upon either the conclusion expressed in the Kroll Opinion or the consummation of the Proposed Transaction.

The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. Furthermore, the Company agreed to reimburse Duff & Phelps, from time to time upon request, for its reasonable out-of-pocket expenses (including travel, meals, lodging, etc.) and for reasonable fees and expenses of outside legal counsel retained by Duff & Phelps, not to exceed $25,000, in the aggregate, without the Company’s written consent, not to be unreasonably withheld, delayed or conditioned.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements.

Other than this engagement with respect to the Kroll Opinion, during the two years preceding the date of the Kroll Opinion, Duff & Phelps did not have any material relationship with any party to the Proposed Transaction for which compensation was received or was intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Certain Unaudited Prospective Financial Information

The Company does not, as a matter of course, publicly disclose long-term projections as to operating results, primarily because of the inherent uncertainty of the underlying assumptions and estimates. However, in connection with the Board’s evaluation of the proposed Asset Sale, management of the Company prepared certain non-public financial projections (the “Management Projections”). The Management Projections were provided to: (i) Duff & Phelps in connection with its fairness opinion described under “The Asset Sale (Proposal No. 1)—Kroll Opinion,” and (ii) American Exchange Group in connection with its evaluation of the potential the transaction. The Company is including a summary of the Management Projections in this proxy statement solely because those projections were made available in connection with the evaluation of the Asset Sale and were evaluated by the Special Committee and other members of the Board in evaluating and approving the Asset Sale. This summary is not included to influence any stockholder’s decision whether to vote for or against the Asset Sale or for any other purpose.

The Management Projections were prepared by, and are the responsibility of, the Company’s management. The Management Projections were not prepared with a view toward public disclosure or toward compliance with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The Management Projections reflect estimates, assumptions and judgements that were believed by management to be reasonable at the time they were prepared based on the information then available. Nonetheless, such estimates, assumptions and judgements are inherently uncertain and many are beyond the control of the Company’s management, including assumptions regarding industry performance, general business, economic, market and financial conditions and other future events. Accordingly, there can be no assurance that the forecasted results will be realized, and actual results may differ materially from those reflected in the Management Projections. These projections also do not take into account the effect of the completion or failure to complete the Asset Sale, unless expressly indicated otherwise.

The inclusion of a summary of the Management Projections in this proxy statement should not be regarded as an indication that the Company, the Board, the Special Committee, American Exchange Group or any of their respective advisors or any other recipient of this information considered, or now considers, the Management Projections to be necessarily predictive of actual future results. Except to the extent required by applicable law, the Company does not intend to update or otherwise revise the Management Projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, even in the event that any assumptions underlying such projections are shown not to be appropriate.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Management Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. This prospective financial information was prepared by management and is the responsibility of management. This proxy statement also contains forward-looking statements, and the Management Projections should be read together with the information under “Special Note Regarding Forward-Looking Statements.” The Company cautions investors not to place undue reliance on the Management Projections.

A summary of the Management Projections (all numbers in millions) is set forth below:

	January 2026 (Prelim. Actual)	February 2026 (Prelim. Actual)	March 2026 (Est.)	April 2026 (Est.)	May 2026 (Est.)	June 2026 (Est.)	July 2026 (Est.)	August 2026 (Est.)	September 2026 (Est.)	October 2026 (Est.)	November 2026 (Est.)	December 2026 (Est.)
Net Revenue	$7.1	$5.8	$6.9	$7.2	$8.9	$9.6	$11.6	$10.6	$11.5	$12.4	$19.0	$21.3
Adjusted EBITDA	$(6.1)	$(4.9)	$(5.5)	$(3.8)	$(3.3)	$(3.0)	$(1.9)	$(2.6)	$(2.4)	$(2.8)	$(1.5)	$(0.5)

The Management Projections include unaudited, preliminary actual results for January and February 2026 and projections for March to December 2026.

This proxy statement includes references to adjusted EBITDA, which is a non-GAAP financial measure. This non-GAAP financial measure should not be considered as an alternative to net loss as calculated and presented in accordance with GAAP.

A reconciliation of adjusted EBITDA for January and February 2026 follows (all numbers in millions):

	Jan ‘26	Feb ‘26
Net Loss	(7.3)	(4.7)
Add (deduct):
Stock-based compensation expense
Depreciation and amortization expense	0.5	0.5
Impairment expense
Restructuring expense	0.5	0.6
Other expense	0.0	(1.5)
Interest expense (income)	0.2	0.2
Income tax provision

Adjusted EBITDA	(6.1)	(4.9)

A reconciliation of adjusted EBITDA to the corresponding GAAP financial measure is not available on a forward-looking basis without unreasonable effort as we are currently unable to predict with a reasonable degree of certainty certain expense items that are excluded in calculating adjusted EBITDA, although it is important to note that these factors could be material to our results computed in accordance with GAAP.

Adjusted EBITDA is defined as net loss before stock-based compensation expense, depreciation and amortization expense, impairment expense, restructuring expense (consisting of professional fees, personnel and related expenses, and other related charges resulting from our strategic initiatives), non-cash gains or losses on the sales of businesses relating to our strategic initiatives, other income or expense (consisting of non-cash changes in the fair value of our equity investments, non-cash gains or losses on foreign currency, non-cash gains or losses on sales of property and equipment, and non-cash gains or losses on modifications or terminations of leases), interest income or expense, and income tax provision or benefit.

Net Proceeds from the Asset Sale and Their Expected Use

Pursuant to the Asset Purchase Agreement, the Buyer will pay to the Company an aggregate purchase price of $39 million in cash (the “Purchase Price”) upon the closing of the Asset Sale (the “Closing”), subject to standard purchase price adjustments as set forth in the Asset Purchase Agreement, and less the Escrow Fund (as defined herein). The purchase price adjustment is based on the Closing Net Asset Value relative to a $2.5 million baseline amount and any Open PO Adjustment Amount. Within two business days following the Execution Date, Buyer was required to deposit $2 million in cash (the “Deposit Amount”) into an escrow account, and if and when the Closing occurs, the Deposit Amount, together with any interest earned thereon, will be released from escrow and credited against the Purchase Price payable at Closing. In addition, at the Closing, Buyer will deposit an amount equal to $3 million (the “Escrow Fund”), which amount is included in the total Purchase Price, with the Escrow Agent, and the Escrow Fund will serve as the primary source of recovery for (i) any negative purchase price adjustment under the Asset Purchase Agreement, and (ii) any inaccuracy in the Surviving Representations (as defined herein) during the Survival Period (as defined herein).

The Company expects to receive aggregate net proceeds of approximately $35 million to $36.2 million from the Asset Sale, after payment of transaction and other related expenses, and applicable taxes (if any), assuming the purchase price of $39.0 million. In addition, if Buyer successfully asserts claims against the Escrow Fund pursuant to the Asset Purchase Agreement, the amount of net proceeds is subject to further reduction. We may also have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Asset Sale. As a result, the amount of the net proceeds from the Asset Sale is subject to substantial uncertainty, and it is possible that the net proceeds from the Asset Sale will be materially less than we expect.

If the stockholders approve the Asset Sale, the Company intends to make a distribution, in the form of a special dividend, to the stockholders of record as of the date of the closing of the Asset Sale (the “Dividend

Record Date”) of a portion of the proceeds from the Asset Sale (such special dividend, the “Asset Sale Dividend”). This is not a liquidating distribution; stockholders will continue to own stock in the Company and the Company anticipates continuing operations as a Nasdaq-listed company, including the anticipated Electronics Infrastructure Business, following the consummation of the Asset Sale.

The amount and timing of the Asset Sale Dividend and any other distributions to stockholders will be determined by the Board in its discretion. The Board currently anticipates that the Asset Sale Dividend will be made in the third quarter of 2026, following the closing of the Asset Sale and the release of funds from the Escrow Fund, if any. The amount and timing of the Asset Sale Dividend and any other distributions to stockholders will be determined by the Board in its discretion. The Board currently anticipates that the Asset Sale Dividend may be approximately $1.34 per share of common stock (based on 6,220,796 shares of Class A common stock and 2,540,381 shares of Class B common stock outstanding on the Record Date). The final amount of the Asset Sale Dividend may vary significantly from this estimate, positively or negatively, based on a number of factors, many of which are outside of our control, including, but not limited to: the realization of profit from the sale of assets; benefits from the collection of security deposits, cash collateral and other prepaid costs, tax prepayments, and cash balances; costs associated with various known and unknown liabilities and other contingencies, including the balance on our existing credit facility, accounts payable, taxes, employee costs, lease obligations, costs associated with contracts, and litigation matters; costs associated with the transactions described herein, including legal, accounting, financial advisor, and other transaction fees; and unanticipated liabilities or expenses. There can be no assurance as to the timing and amount of the Asset Sale Dividend and any other distributions to our stockholders, if any.

For tax consequences arising if the Company completes the Asset Sale and distributes the Asset Sale Dividend, see the section entitled “Material United States Federal Income Tax Consequences to Allbirds Stockholders of the Asset Sale Dividend.”

Interests of Our Directors and Executive Officers in the Asset Sale

In considering the recommendation of the Board with respect to the Asset Sale, our stockholders should be aware that certain of the Company’s executive officers and directors have interests in the Asset Sale that may be different from, or in addition to, the interests of our stockholders generally. All such interests are described below to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the Asset Sale apart from those of stockholders generally. These interests include:

•

Concentrated Voting Control. Our Class B common stock has 10 votes per share and our Class A common stock has one vote per share. Certain members of our directors, and entities affiliated with certain of our directors, beneficially owned approximately 2,293,314 of the shares of our Class B common stock that were issued and outstanding on the Record Date. As of the Record Date, these holders represented approximately 72.6% of the voting power of our outstanding capital stock. As a result, such holders will have the ability to control the outcome of proposals submitted to our stockholders for approval herein. For more information, see the section titled “Security Ownership of Certain Beneficial Owners and Management” on page 90.

•

Support Agreements. In connection with the Asset Sale, the Company has entered into Support Agreements with Messrs. Zwillinger and Brown, our co-founders and members of our Board of Directors, Mr. Boyce, a member of our Board of Directors, and entities affiliated with Maveron, a holder of greater than 5% of our Class B common stock and which nominated Mr. Levitan to serve as a member of our Board of Directors. Pursuant to such Support Agreements, the subject parties have agreed to vote all of the shares of common stock owned by such individuals and entities, approximately 71.4% of the vote in the aggregate, as of the Record Date, in favor of each of the proposals recommended by our Board.

•	Executive Retention Plan. In connection with the Asset Sale, the Management Compensation and Leadership Committee (the “Compensation Committee”) of the Board approved executive retention compensation (the “Executive Retention Plan”) for certain senior-level executives. The Executive Retention Plan provides for a lump sum, one-time cash payment, less applicable tax withholdings, in the following amounts: $500,000 for Joseph Vernachio, and $400,000 for Ann Mitchell (each, an “Executive Awards”). The Executive Awards are subject to a “clawback” requirement, which provides that each Executive must repay the net (after-tax) amount of their respective Executive Award if such Executive voluntarily terminates their employment with the Company prior to the date of the Closing.

•

D&O Indemnification. Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors and executive officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by our Board. The Company has also entered into indemnity agreements with each of our directors and executive officers, which requires us to indemnify them. Our directors and executive officers will retain the right to continued indemnification and insurance coverage for acts or omissions occurring prior to the Asset Sale and arising out of the fact that such person was a director or executive officer of the Company prior to the Asset Sale.

The Special Committee was aware of these interests and considered them, among other matters, in approving the Asset Sale pursuant to the Asset Purchase Agreement, and recommending the approval of such matters by the Board. The Board was also aware of these interests and considered them, among other matters, in making its recommendation.

Appraisal Rights in Respect of the Asset Sale

Appraisal rights are a statutory remedy available in many states to stockholders who object to certain extraordinary actions taken by a corporation, such as mergers or certain other change of control transactions. This remedy typically allows dissenting stockholders to require the corporation to buy their stock at a price equal to its fair value immediately before the extraordinary corporate action is taken. Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Recommendation of the Board

After careful consideration, the Board unanimously recommends that you vote “FOR” the Asset Sale Proposal.

Stockholder Approval Requirement

We are organized under the corporate laws of the State of Delaware. The Asset Sale may be deemed to constitute the sale of “substantially all” of our property and assets under Section 271 of the DGCL. Section 271 of the DGCL requires that a Delaware corporation, including a public benefit corporation, obtain the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon for the sale of “all or substantially all of its property and assets.” We have determined to seek stockholder approval of the Asset Sale in the event it is deemed to constitute a sale of substantially all assets. Additionally, approval of the Asset Sale by our common stockholders is a closing condition under the Asset Purchase Agreement.

THE ASSET PURCHASE AGREEMENT

The following is a summary of certain of the terms of the Asset Purchase Agreement. This summary does not purport to describe all the terms of the Asset Purchase Agreement and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached as Annex A. We urge you to read the Asset Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this proxy statement, is the legal document that governs the Asset Sale.

The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

General

Under the terms of the Asset Purchase Agreement, Buyer will purchase the Purchased Assets of the Company, which include, among other things, all Intellectual Property Assets owned by the Company or in which the Company has any right, title or interest, including global trademarks, trade names, copyrights, patents, domain names, social media accounts and handles, customer lists, designs, samples, artwork, know-how, formulae, information, drawings, press books, promotional materials, media and historical archives and other related intellectual property; all inventory; all accounts receivable; the Assigned Contracts; books and records relating to the Purchased Assets and the Business; account information, login credentials, access rights and passwords relating to the Purchased Assets; specified Transition Assets; specified transferred prepaid expenses; goodwill and going concern value; and related proceeds, claims and rights. Excluded Assets include, among other things, prepaid expenses other than specified transferred prepaid expenses, property, plant and equipment, cash and cash equivalents, certain other assets specifically identified in the disclosure schedules and all other assets not expressly included in the Purchased Assets. Buyer will assume only the Assumed Liabilities expressly specified in the Asset Purchase Agreement and applicable disclosure schedules, consisting of specified accounts payable, specified scheduled other current liabilities and specified IP transfer costs and expenses, and Buyer will not assume any other liabilities, all of which remain Excluded Liabilities of the Company. Excluded Liabilities include, among other things, employee-related liabilities, taxes, transaction expenses, historical professional and advisory fees, indebtedness, liabilities under leases except as expressly assumed, liabilities arising from pending, threatened or settled actions relating to the Business or the Purchased Assets arising from events occurring on or prior to the closing date, liabilities arising from pre-closing breaches, liabilities relating to Excluded Assets and specified fees, termination payments, cure costs and penalties arising in connection with the transaction.

Consideration

Aggregate consideration for the sale of the Purchased Assets consists of a base purchase price of $39.0 million in cash, subject to adjustment based on the Closing Net Asset Value relative to a $2.5 million baseline amount and any Open PO Adjustment Amount. To the extent that the Company accelerates sales of goods in inventory, including advanced sales of inventory to Buyer, it would receive the proceeds of such inventory sales currently, but may receive a lower purchase price as of the time of the Closing to the extent inventory is depleted by such accelerated sales. Buyer is required to fund a $2.0 million deposit into escrow within two business days following execution of the Asset Purchase Agreement, which deposit is released from escrow and credited toward the purchase price at closing. In addition, at closing, $3.0 million of the purchase price will be deposited with the escrow agent as the Escrow Fund to secure specified post-closing obligations of the Company, including certain negative purchase price adjustments, specified inaccuracies in the Surviving Representations during the applicable survival period and certain reimbursement obligations with respect to Covered Gift Card Liabilities. Subject to those amounts, the balance of the purchase price, as adjusted, is payable at closing.

Closing

The closing is to occur remotely on the second business day after all closing conditions have been satisfied or waived (other than those that by their nature are to be satisfied at closing), unless the parties otherwise agree in writing.

Representations and Warranties

The Company made representations and warranties relating to, among other things:

•	corporate organization, existence, good standing and power and authority to carry on our business;

•	corporate power and authority to enter into the Asset Purchase Agreement and related agreements and to consummate the Asset Sale;

•	enforceability of the Asset Purchase Agreement and related agreements;

•	title to the Purchased Assets;

•	governmental authorizations required in connection with the Asset Sale;

•	the absence of conflicts, violations or breaches under organizational documents, applicable law and contracts;

•	financial statements and the absence of certain undisclosed changes since the applicable balance sheet date;

•	material contracts, including Assigned Contracts, and the sufficiency and condition of the Purchased Assets, inventory and accounts receivable;

•	compliance with applicable laws and governmental orders;

•	legal proceedings;

•	intellectual property;

•	licenses, permits and insurance matters;

•	tax matters;

•	brokers’ and finders’ fees; and

fair value and fraudulent transfer matters. Additionally, Buyer made representations and warranties relating to the following matters:

•	corporate organization, existence and good standing;

•	corporate power and authority to enter into the Asset Purchase Agreement and related agreements and to consummate the Asset Sale;

•	enforceability of the Asset Purchase Agreement and related agreements;

•	governmental authorizations required in connection with the Asset Sale;

•	the absence of conflict, violation or breach under organizational documents and any applicable law;

•	brokers’ and finder’s fees; and

•	financial ability to consummate the Asset Sale.

The representations and warranties made by each of the Company and Buyer in the Asset Purchase Agreement, other than the Surviving Representations, are made only through the closing and do not survive the closing of the Asset Sale. The Surviving Representations survive for a period of 60 days following the closing, and covenants intended to be performed after the closing survive for the period necessary to fulfill such obligations. Subject to the terms of the Asset Purchase Agreement, and except in the case of fraud or intentional breach, Buyer’s sole post-closing remedy for losses resulting from inaccuracies in the Surviving Representations is recovery from the Escrow Fund, subject to the limitations set forth in the Asset Purchase Agreement.

Conduct of the Company Prior to Closing

Until the closing of the Asset Sale, the Company will, unless otherwise expressly disclosed, permitted or contemplated by the Asset Purchase Agreement, or Buyer otherwise consents in writing:

•	conduct the Business in the ordinary course of business consistent with past practice;

•

use reasonable best efforts to maintain and preserve intact its current Business organization, operations, and franchise and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having relationships with the Business;

•	preserve and maintain all Permits required for the conduct of the Business;

•	pay the debts, Taxes, and other obligations of the Business when due;

•	continue to collect Accounts Receivable in a manner consistent with past practice, without discounting Accounts Receivable;

•	maintain the Purchased Assets in the same condition as of the date of this Agreement, subject to reasonable wear and tear;

•	continue in full force and effect without modification all Insurance Policies;

•	defend and protect the Intellectual Property Assets from infringement or usurpation;

•	perform all of its obligations under all Assigned Contracts;

•	maintain the Books and Records in accordance with past practice;

•	comply in all material respects with all Laws applicable to the conduct of the Business;

•	maintain all ecommerce, digital, social media, and marketplace platforms and accounts in good standing and in the ordinary course of business consistent with past practice;

•	continue to process customer orders, fulfill shipments, and manage returns in the ordinary course of business consistent with past practice; and

•

not take or permit any action that would cause any of the changes, events, or conditions described above to occur, or that would render any representation or warranty of Company inaccurate as of the Closing Date.

Additionally, unless expressly disclosed, permitted or contemplated by the Asset Purchase Agreement, or Buyer otherwise consents in writing, the Company will not:

•	sell, transfer, or dispose of any Purchased Asset (other than Inventory in the ordinary course of business);

•	incur, create, or assume any Encumbrance on any Purchased Asset;

•	make any material change to any returns, exchange, or warranty policy of the Business;

•

delete, destroy, transfer, or permit the impairment or degradation of any customer data, marketing data, analytics data, social media content, domain name, digital platform account, or other digital asset of the Business;

•	modify, cancel, or fail to renew any social media account, advertising account, or domain names;

•	make any material change to the ecommerce, direct-to-consumer, or marketplace operations of the Business, including changes to fulfillment, logistics, or warehousing arrangements

•	modify, amend, or terminate any Assigned Contract;

•

enter into, modify, or terminate any Intellectual Property Agreement or grant any license, sublicense, covenant not to sue, or other right with respect to any Intellectual Property Asset, other than non-exclusive licenses in the ordinary course of business;

•	enter into any new Contract that would constitute an Assigned Contract;

•

enter into, issue, place, amend, or increase any new purchase order or other commitment for inventory after the date hereof; provided however, the Company may, in its sole discretion, cancel any Open Purchase Order that is not subject to a Firm Distributor Sale Commitment;

•

fail to notify Buyer promptly of any cancellation, termination, material modification, or reduction of any Open Purchase Order or any Firm Distributor Sale Commitment, including any cancellation or termination by the applicable distributor of any Firm Distributor Sale Commitment;

•	settle any Action relating to the Business or any Purchased Asset; or

•	take any action that would reasonably be expected to have a Material Adverse Effect.

Notwithstanding the foregoing, prior to the closing of the Asset Sale, the Company will be permitted to dispose of the Excluded Assets (as defined in the Asset Purchase Agreement).

Access to Records

Until the earlier of the closing of the Asset Sale and the termination of the Asset Purchase Agreement, the Company will cooperate with Buyer’s investigation of the Purchased Assets and provide Buyer and its representatives with reasonable access during normal business hours to the data and other information regarding the Business, the Purchased Assets and the Assumed Liabilities as Buyer may reasonably request, in each case for any reasonable purpose related to the consummation of the transactions contemplated by the Asset Purchase Agreement.

Covenants

The Asset Purchase Agreement contains numerous covenants that apply to the Company and Buyer, respectively.

The covenants that are specific to the Company generally relate to, among other things: the conduct of the Business before the closing of the Asset Sale (as described above); providing Buyer with access to, and deliveries of, certain information; cooperation and efforts to close the Asset Sale; obtaining required consents; delivering evidence of the release of encumbrances on the Purchased Assets other than Permitted Encumbrances; subject to limited exceptions, not encouraging, soliciting, initiating, facilitating or continuing inquiries or discussions with respect to alternative acquisition proposals; convening and holding the Special Meeting and, subject to certain exceptions, including the Board’s recommendation that stockholders approve the Asset Purchase Agreement and the Asset Sale in the proxy statement; and using commercially reasonable efforts to retain personnel required to perform services under the Transition Services Agreement for a period of 30 days following the closing.

In addition, the Asset Purchase Agreement:

•	Requires the parties to use commercially reasonable efforts to obtain applicable governmental and third-party consents and approvals required in connection with the Asset Sale, and requires the

Company to use commercially reasonable efforts, at its sole cost and expense except as otherwise provided in the Asset Purchase Agreement, to obtain prior to closing all consents, approvals, waivers and authorizations required for the assignment and transfer of the Purchased Assets to Buyer;

•

Requires Buyer to preserve and keep records relating to the Purchased Assets in accordance with the Asset Purchase Agreement and provides for the remittance after closing of collections mistakenly received by one party that belong to the other party;

•

Following the closing, requires each party to execute and deliver any and all instruments or other documents of transfer or take any other action the other party reasonably requests to transfer any Excluded Asset or Excluded Liability that was inadvertently transferred to Buyer back to the Company and vice versa with respect to any Purchased Asset or Assumed Liability that was inadvertently retained by the Company.

Assistance with Transfer of Assets

Following the closing of the Asset Sale, each party is required to execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of the Asset Purchase Agreement and give effect to the transactions contemplated thereby. Without limiting the foregoing, the Company must, at Buyer’s reasonable request, execute and deliver all instruments and take all other actions reasonably necessary to transfer, assign and perfect Buyer’s title to and interest in all Purchased Assets.

Conditions to Closing

Each party’s obligation to consummate the Asset Sale is subject to the satisfaction or waiver of certain conditions, including the following:

•	receipt of the affirmative vote required to approve the Asset Sale Proposal;

•

no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any governmental entity of competent jurisdiction will be in effect which prevents the consummation of the Asset Sale, and no applicable law will have been enacted or deemed applicable to the Asset Sale that makes the Asset Sale illegal; and

Buyer’s obligations to consummate the Asset Sale are subject to the satisfaction of the following further conditions:

•	certain representations and warranties made by the Company being true and correct as of the closing, subject to the standards and qualifications set forth in the Asset Purchase Agreement;

•	each of the covenants and obligations of the Company will have been complied with and performed in all material respects;

•

the absence of any Material Adverse Effect and no event or events having occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

•

Buyer having received certain duly executed agreements, transfer documents and certificates from the Company, including the escrow agreement, bill of sale, assignment and assumption agreement, specified intellectual property assignment documents, the Transition Services Agreement, a FIRPTA certificate, an officer’s certificate certifying that certain specified closing conditions have been met, and such other documents and deliveries required under the Asset Purchase Agreement; and

•

the Company will have delivered evidence that encumbrances on the Purchased Assets have been released, other than Permitted Encumbrances, and will have obtained required consents, approvals and waivers, subject to the terms of the Asset Purchase Agreement, and the requisite board and stockholder approvals.

The Company’s obligations to consummate the Asset Sale are subject to the satisfaction of the following further conditions:

•	each of the representations and warranties made by Buyer are accurate in all material respects as of the closing;

•	each of the covenants and obligations of Buyer having been complied with and performed in all material respects; and

•

the Company will have received a certificate from Buyer certifying that certain specified closing conditions have been met, together with the other documents and deliveries required to be made by Buyer under the Asset Purchase Agreement.

Termination

The Asset Purchase Agreement may be terminated at any time prior to the closing of the Asset Sale as follows:

•	by mutual written agreement of the Company and Buyer;

•	by either the Company or Buyer if:

•

the closing has not occurred by the applicable drop-dead date specified in the Asset Purchase Agreement, provided that the right to terminate will not be available to any party whose breach of any provision of the Asset Purchase Agreement results in the failure of the closing to occur by such time; provided that the drop-dead date may be extended for up to two additional 30-day periods in the circumstances specified in the Asset Purchase Agreement relating to SEC review of the proxy statement; or

•

a governmental entity of competent jurisdiction will have issued any final order, injunction or decree or taken any other action that restrains, enjoins or prohibits the Asset Sale, provided that the right to terminate will not be available to any party whose material breach of the Asset Purchase Agreement results in such final order, injunction or decree or has failed to comply with certain other obligations.

•	by Buyer if:

•

any representation or warranty of the Company is breached such that a closing condition would not be satisfied, or the Company fails to perform any covenant such that a closing condition related to the accuracy of the Company’s representations and warranties or performance of the Company’s covenants would not be satisfied, unless such breach is cured by the Company within 10 business days after Buyer notifies the Company of the existence of such breach;

•	by the Company if:

•

any representation or warranty of Buyer is breached such that a closing condition would not be satisfied, or Buyer fails to perform any covenant such that a closing condition related to the accuracy of Buyer’s representations and warranties or performance of Buyer’s covenants would not be satisfied, unless such breach is cured by Buyer within 10 business days after the Company notifies Buyer of the existence of such breach; or

•	the Company determines to accept a Superior Proposal, subject to and in compliance with all of the applicable provisions of Asset Purchase Agreement.

If the Asset Purchase Agreement is terminated as a result of Buyer’s breach, the deposit amount will be forfeited to the Company as liquidated damages. In the event of termination by the Company, including pursuant to acceptance of a Superior Proposal, the Company will pay Buyer a termination fee of $1.25 million in immediately available funds within five business days after such termination, and the deposit amount will be promptly returned to Buyer.

Survival; Escrow Fund

The Asset Purchase Agreement provides a limited post-closing protection regime. All representations and warranties other than the Surviving Representations are made only through the closing and do not survive closing. The Surviving Representations survive for 60 days following the closing, and, except in the case of fraud, Buyer’s recovery for losses resulting from inaccuracies in the Surviving Representations is limited to the Escrow Fund, subject to the limitations set forth in the Asset Purchase Agreement. The Escrow Fund also secures certain negative purchase price adjustments and specified reimbursement obligations of the Company, including with respect to Covered Gift Card Liabilities.

Limitations on Liability

Subject to certain exclusions for fraud, Buyer’s sole post-closing remedy for losses resulting from inaccuracies in the Surviving Representations is recovery from the Escrow Fund, subject to the limitations set forth in the Asset Purchase Agreement.

No indemnified party is entitled to be indemnified for any punitive damages, damages for lost profits or diminution in value or consequential, exemplary or special damages under the Asset Purchase Agreement, except as a result of direct damages therefor or arising out of, or involving a claim made by a third party.

Amendment

The Asset Purchase Agreement may not be amended, modified, altered or supplemented, in whole or in part, other than by means of a written instrument, duly executed and delivered by Buyer and the Company.

Taxes

All Tax liabilities of the Company, including any Taxes arising in connection with the transactions contemplated by the Asset Purchase Agreement, are Excluded Liabilities and remain the responsibility of the Company, other than Buyer’s share of any transfer taxes as provided in the Asset Purchase Agreement.

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ASSET SALE PROPOSAL.

THE CHARTER AMENDMENT PROPOSAL (PROPOSAL NO. 2)

General

At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve an amendment to our Certificate of Incorporation, as described below (the “Charter Amendment”).

If the stockholders approve the Charter Amendment, the Board will have the authority to file a Certificate of Amendment with the Delaware Secretary of State and the Charter Amendment would become effective upon filing with the Delaware Secretary of State, or at such later time as may be specified in the filing, if at all. The form of the proposed Certificate of Amendment is attached to this Proxy Statement as Annex C.

Recommendation of the Board

The Board unanimously approved the Charter Amendment and recommends that stockholders vote “FOR” the Charter Amendment.

Background and Reasons for the Charter Amendment

As described in these proxy materials, we have entered into the Asset Purchase Agreement to sell the Purchased Assets of the Company, which relate to our existing footwear business and represent a significant amount of our assets. We have been operating these footwear assets at a material loss and do not believe that continuing to operate these footwear assets is sustainable or beneficial to our stockholders.

The assets we are selling in the Asset Sale include rights to the tradename “Allbirds”. Accordingly, following the closing of the Asset Sale, we anticipate that we will file a certificate of amendment to our Certificate of Incorporation and amend our Amended and Restated Bylaws (our “Bylaws”) for the purpose of effecting the corporate name change. Pursuant to Section 242(b)(1) of the DGCL and our Bylaws, the name change and related certificate of amendment do not require stockholder approval but will need to be approved by our board of directors; as such, stockholders are not being asked to approve the corporate name change as part of this Charter Amendment. Our Board of Directors has not yet made a final decision on a new name for the company.

As also described in these proxy materials, in continuing to operate after the Asset Sale, we intend to rename Allbirds, Inc., and operate under a new corporate name. Our Board of Directors has not yet made a final decision on a new name for the company. With respect to the renamed corporate entity, we are investigating potential opportunities in the computing infrastructure market as we described further herein as the Electronics Infrastructure Business. Because the anticipated Electronics Infrastructure Business would be less focused on the public benefit of environmental conservation, which is stated in the Company’s Certificate of Incorporation, stockholders are being asked to approve the Charter Amendment Proposal to remove references to the Company being a public benefit corporation.

The Company is currently organized as a Delaware public benefit corporation (a “PBC”). As such, the Company has adopted a public benefit purpose in its Certificate of Incorporation. In making decisions, directors of a PBC are required to balance the interests of stockholders, the interests of stakeholders materially affected by the PBC’s conduct, and pursuit of the corporation’s public benefit purpose. A PBC must also provide its stockholders with a statement, at least every other year, as to the PBC’s assessment of the promotion of its public benefit purpose and of the best interests of those materially affected by the PBC’s conduct. A more detailed comparison of PBCs to conventional Delaware for-profit corporations is included below.

The Board, with the assistance of senior management and advisors, after considering the Company’s business, operations, financial performance and strategic direction, including the Asset Sale and the anticipated Electronics Infrastructure Business, and such other factors as the Board deemed relevant, determined that it is advisable and in the best interests of the Company and its stockholders to amend the Certificate of Incorporation so that the Company would cease to be a public benefit corporation and instead continue as a conventional Delaware corporation. In reaching this determination, the Board considered, among other things, the following factors:

•	the Company’s business strategy and operations following consummation of the transactions described elsewhere in this proxy statement;

•	the potential effect of the Company’s current public benefit corporation status on financing flexibility and strategic alternatives; and

•	such other factors as the Board considered relevant.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes material factors considered by the Board.

Description of the Charter Amendment

If approved, the Charter Amendment would amend the Company’s Certificate of Incorporation to remove the provisions that identify the Company as a public benefit corporation and to delete the statement of public benefit currently included in the Company’s Certificate of Incorporation. The Charter Amendment would also make such other conforming changes as are necessary or appropriate to reflect that the Company would no longer be a public benefit corporation under Delaware law.

The Certificate of Amendment provides for, among other things:

•	deleting the designation of the Company as a “public benefit corporation” from the caption or heading of the Certificate of Incorporation;

•	revising Section Three, Article III of the Certificate of Incorporation;

•	deleting Section Three, Article VII, Subsection B of the Certificate of Incorporation; and

•	deleting any provisions included in the Certificate of Incorporation solely to comply with, or address matters arising under, Subchapter XV of the DGCL.

The description of the Charter Amendment contained in this proxy statement is only a summary and is qualified in its entirety by reference to the full text of the proposed Charter Amendment attached as Annex C. Stockholders are urged to read Annex C carefully and in its entirety.

Effect of the Charter Amendment

If the Charter Amendment is approved, we would no longer be a public benefit corporation under Subchapter XV of the DGCL, and the Company would no longer be subject to the DGCL provisions applicable only to public benefit corporations, including the statutory framework that applies to the management of a public benefit corporation and the balancing of stockholders’ pecuniary interests, the interests of those materially affected by the corporation’s conduct and the public benefit or public benefits identified in the Certificate of Incorporation.

In addition, the provisions of our Certificate of Incorporation identifying our public benefit purpose and all other provisions included therein related to our current status as a public benefit corporation would be deleted or revised as set forth in Annex C.

If the Charter Amendment is approved by the stockholders but the Board determines before the filing of the Certificate of Amendment that it is no longer advisable or in the best interests of the Company and its stockholders to effect the Charter Amendment, the Board may elect to abandon the Charter Amendment and not file it, to the extent permitted by Delaware law and the Company’s organizational documents.

Associated Amendments to Our Bylaws

If the Charter Amendment is approved by the stockholders, the Board will approve certain amendments to our Amended and Restated Bylaws (our “Bylaws”) to remove references to our status as a public benefit corporation. Pursuant to our Bylaws and Delaware law, amendments to our Bylaws can be made without stockholder approval.

Comparison of Conventional Delaware Corporations and PBCs

The following is a summary of the material differences between traditional Delaware corporations not subject to subchapter XV of the DGCL and Delaware PBCs to the extent subchapter XV of the DGCL imposes additional or different requirements than the DGCL generally. This summary is subject to the complete text of subchapter XV of the DGCL, which we encourage you to read carefully.

Provision	Conventional Delaware Corporations	Delaware PBCs
General	Subject in all respects to the provisions of the DGCL.	Same as a conventional Delaware corporation, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements shall apply.
Purpose	Usually incorporated as a for-profit corporation that may engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

Same as a traditional Delaware corporation; in addition, a Delaware PBC is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. Accordingly, a Delaware PBC shall:

•

Identify within its statement of business or purpose one or more specific “public benefits,” i.e., a positive effect (or reduction of negative effects) on one or more categories of persons, entities, communities or interests (other than stockholders in their capacities as stockholders), to be promoted by the corporation; and

•

State within its heading that it is a PBC.

Duties of Directors	Manage in the best interests of the corporation and its stockholders.	Manage in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in its Certificate of Incorporation.
Director Liability for Public Benefit Purpose	Not applicable.	A director of a PBC shall not, by virtue of the public benefit provisions of the DGCL, have any duty to any person on account of any interest of such person in the public benefit or public benefits identified in the Certificate of Incorporation or on account of any interest materially affected by the corporation’s conduct and, with respect to a decision implicating the balance requirement described in “Duties of Directors” above, will be deemed to satisfy such director’s fiduciary duties to stockholders and the corporation if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.
Conflicts of Interest for Public Benefit Duties of Directors	Not applicable.	A director’s ownership of or other interest in the stock of the PBC shall not alone create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement described in “Duties of Directors” above, except to the

Provision	Conventional Delaware Corporations	Delaware PBCs
extent that such ownership or interest would create a conflict of interest if the corporation were not a PBC. In the absence of a conflict of interest, no failure to satisfy that balancing requirement shall, for the purposes of §102(b)(7) or §145 of the DGCL, constitute an act or omission not in good faith, or a breach of the duty of loyalty, unless the certificate of incorporation so provides.
Suits to Enforce Public Benefit Duties of Directors	Not applicable.	Any action to enforce the balancing requirement described in “Duties of Directors” above, including any individual, derivative or any other type of action, may not be brought unless the plaintiffs in such action own individually or collectively, as of the date of instituting such action, at least 2% of the corporation’s outstanding shares or, in the case of a corporation with shares listed on a national securities exchange, the lesser of such percentage or shares of the corporation with a market value of at least $2,000,000 as of the date the action is instituted. The provisions of subchapter XV do not relieve the plaintiffs from complying with any other conditions applicable to filing a derivative action including §327 of the DGCL and any rules of the court in which the action is filed.
Public Benefit Notices	Not applicable.	A PBC shall include in every notice of a meeting of stockholders a statement to the effect that it is a PBC formed pursuant to subchapter XV.
Biennial PBC Reporting	Not applicable.	A PBC shall no less than biennially provide its stockholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the certificate of incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement shall include items specified in subchapter XV.
Common law fiduciary duties in transactions for corporate control	In the context of certain transactions implicating a sale of control of a company, Delaware common law may impose on directors of a traditional corporation a duty to maximize short-term stockholder value.	In response to all sale transactions, the directors of a PBC are required to adhere to the balancing requirement described in “Duties of Directors” above.

Vote Required and Recommendation of the Board of Directors

The Board has approved the Charter Amendment Proposal, subject to stockholder approval. Approval of Charter Amendment Proposal requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote.

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

THE NASDAQ PROPOSAL (PROPOSAL NO. 3)

General

Our Class A common stock is currently listed on the Nasdaq Capital Market. We are subject to Nasdaq Listing Rule 5635(d) (the “Nasdaq 20% Rule”), which requires us to obtain stockholder approval when we enter into a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or Substantial Shareholders of the Company, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price that is the lower of: (i) the Nasdaq Official Closing Price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). All capitalized terms used in this section, but not otherwise defined in this proxy statement, shall have the meaning ascribed to such term in the Nasdaq Listing Rules.

Convertible Notes Private Placements

On April 19, 2026, in support of the anticipated Electronics Infrastructure Business, the Company entered into an Amended and Restated Securities Purchase Agreement (“Securities Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to issue and sell in multiple closings, senior secured convertible notes in an aggregate original principal amount of up to $50,000,000 in (the “Convertible Notes”), convertible into shares of the Company’s Class A common stock (the “Facility”). The proceeds of the Facility are anticipated to be used primarily for the purchase of Electronics Assets by a newly formed wholly owned subsidiary of the Company (“Lessor”) and the costs and expenses of the private placements.

The Convertible Notes, if issued, would be issued in multiple closings. The initial $5.25 million in aggregate principal amount of Convertible Notes will be issued as follows: $3.25 million in aggregate principal amount of Convertible Notes at the initial closing and an additional $2 million in aggregate principal amount of Convertible Notes, subject to the satisfaction of customary conditions and the approval of the Nasdaq Proposal. The initial Convertible Note was issued by the Company to holders of the Convertible Notes on April 19, 2026, in the aggregate principal amount of $3.25 million. The remaining additional tranches, in an aggregate principal amount of up to $44.75 million in Convertible Notes, may be sold solely at the option of the holders of the Convertible Notes.

Description of Notes

The Convertible Notes, if issued, will be issued with a 5% original issue discount. The Convertible Notes will be issued in certificated form and not as global securities.

Maturity Date

Unless earlier converted, or redeemed, the Convertible Notes will mature on second anniversary of the date of issuance, which we refer to herein as the “Maturity Date,” subject to the right of the holders of the Convertible Notes to extend the date:

(i) if an event of default under the Convertible Notes has occurred and is continuing (or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Convertible Notes); and/or

(ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

We are required to pay, on the Maturity Date, all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, if any.

Interest

The Convertible Notes bear interest at the rate of 12.0% per annum which (a) shall commence accruing on the date of issuance, (b) shall be computed on the basis of a 360-day year and twelve 30-day months and (c) shall be payable, subject to the satisfaction of customary equity conditions, in shares of our Class A common stock or, at our option, in cash, in arrears on the first calendar day of each calendar quarter, commencing on the three-month anniversary of the issuance date (each an “Interest Date”). If a holder elects to convert or redeem all or any portion of a Convertible Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable.

The interest rate of the Convertible Notes will automatically increase to 17% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default (See “— Events of Default” below).

Ranking

The Convertible Notes will be senior secured obligations of the Company (subject only to certain permitted indebtedness, including the indebtedness of the Company and certain of its Subsidiaries to be paid in full concurrently with the closing of the Asset Sale), which shall be secured by the Electronics Assets, and upon the closing of the Asset Sale, all other the assets of the Company and its subsidiaries. Subject to the foregoing, until such date no Convertible Notes remain outstanding, all payments due under the Convertible Notes will be senior to all of our other indebtedness and other indebtedness of any of our subsidiaries.

Late Charges

We are required to pay a late charge not in excess of 17% on any amount of principal or other amounts that are not paid when due.

Conversion

Conversions at Option of Holder

Each holder of Convertible Notes may convert all, or any part, of the outstanding principal of the Convertible Notes, together with accrued and unpaid interest, any make-whole amount and any late charges thereon, at any time, at such holder’s option, into our Class A common stock at the “Conversion Price” of 120% of the lower of (x) the closing bid price of our Class A common stock on the Trading Day ended immediately prior to the time of initial filing of the initial preliminary proxy with respect to the Asset Sale and (y) the closing bid price on the trading day ended immediately preceding the closing date of such applicable tranche (subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions).

Alternate Conversion at Option of Holder

Each holder of Convertible Notes may also convert all, or any part, of the outstanding principal of the Convertible Notes, together with accrued and unpaid interest, any make-whole amount and any late charges thereon (subject to an additional 25% premium if an Event of Default then exists), at any time, at such holder’s option, into our Class A common stock at the “Alternate Conversion Price” calculated as follows:

the lower of:

the Conversion Price then in effect; and

either,

if no event of default then exists, 93% of the lowest volume weighted average price of our Class A common stock during the ten (10) consecutive Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice; or

if an event of default then exists, 85% of the lowest volume weighted average price of our Class A common stock during the fifteen (15) consecutive Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice.

Floor Price Adjustment

The Convertible Notes are subject to a “Floor Price,” which represents the minimum price at which the Convertible Notes may be converted into shares of our Class A common stock. On each six-month anniversary of the issuance date of each Convertible Note, the Floor Price will automatically adjust to the lower of (i) the then-current Floor Price and (ii) 20% of the Nasdaq Minimum Price (as defined below) as of such date. “Nasdaq Minimum Price” means the lower of (x) the closing sale price of our Class A common stock on the trading day immediately preceding the applicable adjustment date and (y) the average closing sale price of our Class A common stock for the five consecutive trading days ending on the trading day immediately preceding the applicable adjustment date. As a result, the Floor Price—and therefore the minimum conversion price—may decrease over time, which could result in additional shares of Class A common stock being issued upon conversion, causing additional dilution to existing stockholders.

Anti Dilution Adjustments

The Conversion Price is subject to customary adjustments for stock splits, stock dividends, stock combinations, and similar transactions. In addition, the Convertible Notes contain anti-dilution protection. If we issue or sell, or are deemed to have issued or sold, any shares of Class A common stock (or securities convertible into or exercisable for Class A common stock) at a price per share lower than the Conversion Price then in effect, the Conversion Price will be reduced to equal such lower price. This adjustment mechanism applies to most equity issuances by the Company, subject to certain exceptions for issuances pursuant to employee benefit plans, strategic transactions approved by the holders of the Convertible Notes, permitted “at-the-market” programs, and certain other exempt issuances.

As a result of this anti-dilution protection, future equity issuances by the Company at prices below the then-applicable Conversion Price could reduce the Conversion Price and result in a greater number of shares of our Class A common stock being issuable upon conversion of the Convertible Notes, causing additional dilution to existing stockholders.

Voluntary Adjustment Right

Subject to the rules and regulations of Nasdaq, we have the right, at any time, with the written consent of the holders, to lower the Conversion Price to any amount and for any period of time deemed appropriate by our board of directors.

Beneficial Ownership Limitation

Conversions and issuance of our Class A common stock pursuant to the Convertible Notes are prohibited if such conversion or issuance would cause the applicable holder (together with its affiliates) to beneficially own in excess of 4.99% of our Class A common stock outstanding immediately after giving effect to such conversion or issuance. The beneficial ownership percentage limitation may be increased to a maximum of 9.99%, at the option of the holder, except that any increase will only be effective upon 61-days’ prior written notice to the Company. The maximum beneficial ownership limitation may not be waived or amended and will apply to any successor holder of a Convertible Note.

Events of Default

The Convertible Notes contain standard and customary events of default including but not limited: (i) the suspension from trading or the failure to list our Class A common stock within certain time periods; (ii) failure to make payments when due under the Convertible Notes; and (iii) bankruptcy or insolvency of the Company.

If an event of default occurs, each holder may require us to redeem all or any portion of the Convertible Notes (including all accrued and unpaid interest and late charges thereon), in cash, at a 25% redemption premium to the greater of the face value and the equity value of our Class A common stock underlying the Convertible Notes.

The equity value of our Class A common stock underlying the Convertible Notes is calculated using the greatest closing sale price of our Class A common stock on any trading day immediately preceding such event of default and the date we make the entire payment required.

Bankruptcy Event of Default Mandatory Redemption

If any bankruptcy event of default occurs, we shall immediately redeem in cash all amounts due under the Convertible Notes at a 25% premium, unless the holder waives such right to receive such payment.

Fundamental Transactions

The Convertible Notes prohibit us from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless we (or our successor) is a public company that assumes in writing all of our obligations under the Convertible Notes.

Change of Control Redemption Right

In connection with a change of control of the Company, each holder may require us to redeem in cash all, or any portion, of the Convertible Notes at a 25% redemption premium to the greater of (i) the face value of the Convertible Notes to be redeemed, (ii) the equity value of our Class A common stock underlying such Convertible Notes, and (iii) the equity value of the change of control consideration payable to the holder of our Class A common stock underlying such Convertible Notes.

The equity value of our Class A common stock underlying the Convertible Notes is calculated using the greatest closing sale price of our Class A common stock during the period immediately preceding the earlier of the consummation or the public announcement of the change of control and ending the date the holder gives notice of such redemption.

The equity value of the change of control consideration payable to the holder of our Class A common stock underlying the Convertible Notes is calculated using the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of our Class A common stock to be paid to the holders of our Class A common stock upon the change of control.

Subsequent Placement and Asset Transfer Redemption Right

The holders of the Convertible Notes may require us to redeem the Convertible Notes, in whole or in part, upon the occurrence of certain offerings of equity or equity-linked securities and/or any asset transfer or sale. In such an event, we would be required to redeem Convertible Notes using 25% of the gross proceeds of any Subsequent Placement and 100% of the gross proceeds of any asset transfer or sale (other than the Asset Sale), as applicable.

Covenants

The Convertible Notes contain a variety of obligations on our part not to engage in specified activities, which are typical for transactions of this type, as well as the following covenants (which, as applicable, shall be subject to exclusions to permit the Asset Sale):

•	we will not and will cause our subsidiaries not to, directly or indirectly, incur or guarantee any indebtedness other than Permitted Indebtedness (as defined in the Convertible Notes);

•

we and our subsidiaries will not, directly or indirectly, redeem or repay all or any portion of any indebtedness if at the time the payment is due or is made or, after giving effect to the payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default under the Convertible Notes has occurred and is continuing;

•

we and our subsidiaries will not (directly or indirectly) engage in a material line of business substantially different from those lines of business conducted or contemplated to be conducted as of the date of the issuance of the Convertible Notes;

•

we will maintain and our existence, rights, and privileges, to become or remain, duly qualified and in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary;

•	we will maintain and preserve, all of its properties which are necessary or useful in the proper conduct of our business;

•

we and our subsidiaries will take all action necessary or advisable to maintain all of our intellectual property rights that are necessary or material to the conduct of our business in full force and effect;

•

we and our subsidiaries will maintain insurance with in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is in accordance with sound business practice by similarly situated companies;

•

we and our subsidiaries will not, (directly or indirectly), enter into, renew, extend or be a party to, any transaction or series of related transactions with any affiliate, except (i) intercompany transactions, (ii) reasonable and customary director, officer and employee benefits plans and indemnification arrangements approved by our board of directors, and (ii) transactions in the ordinary course of business and on terms that are comparable to an arm’s length transaction with a non-affiliate;

•

we will not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Convertible Notes then outstanding, (i) issue any Convertible Notes (other than as contemplated by this offering and the securities purchase agreement) or (ii) issue any other securities that would cause a breach or default under the Convertible Notes, unless the proceeds from the issuance are used to repay all amounts due on the notes;

•	we and our subsidiaries will pay when due all taxes, fees or other charges of any nature whatsoever now or hereafter imposed or assessed us, subject to certain exceptions; and

•

at the request of the holder, we will hire an independent, reputable investment bank to investigate whether any breach of the Convertible Notes has occurred if an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing or any holder reasonably believes that an event constituting an event of default has occurred or is continuing.

Changes to the Convertible Notes

Each Convertible Note may not be changed or amended without the prior written consent of the holder of such Convertible Note.

Governing Law

The Convertible Notes will be governed by, and construed in accordance with, the laws of Delaware without regard to its conflicts of law principles.

Description of Securities Purchase Agreement

The Securities Purchase Agreement contains customary representations, warranties and covenants. The Convertible Notes contains customary affirmative and negative covenants, including certain limitations on debt, liens, restricted payments, asset transfers, changes in the business and transactions with affiliates. The Convertible Notes also contains standard and customary events of default.

Pursuant to the Securities Purchase Agreement, for the twenty-four months immediately following the Issuance Date, the holders of the Convertible Notes have the right to co-invest for at least 55% of any of the Company’s future financing deals on the same terms as other investors.

The Company also granted to the holders of the Convertible Notes customary demand and piggyback registration rights with respect to the shares of Class A common stock underlying the Convertible Notes.

The Company has agreed to seek stockholder approval of the issuance of shares of Class A common stock upon the conversion of the Convertible Notes, if any, that would exceed 19.9% of the Company’s issued and outstanding Class A common stock (calculated in accordance with the rules of Nasdaq as of the date of the Securities Purchase Agreement), in order to comply with the rules and regulations of Nasdaq.

Description of Registration Rights Agreement

Pursuant to the Registration Rights Agreement the Company has granted to the holders of the Convertible Notes customary registration rights with respect to the shares of Class A common stock underlying the Convertible Notes.

Use of Proceeds and Business Plan of the Company

The proceeds from the Facility are anticipated to be used to purchase GPU assets and related ancillary equipment for AI model training, subject to the approval of the holders of the Convertible Notes (the “Purchased Assets”).

In furtherance of the Facility, the Company has formed a new subsidiary to acquire the Purchased Assets, and leased the Purchased Assets via contracted lease and management arrangements with a counterparty in the AI infrastructure sector. All such lease payments will be deposited into a blocked control account with a custodian acceptable to the holders of the Convertible Notes (the “Cash Collateral Account”), for the benefit of the holders of the Convertible Notes.

The Company is required to limit its indebtedness, other than indebtedness under the Facility, to no more than $5,000,000 and apply 50% of the net proceeds generated from sales of Class A common stock under its ATM until such liabilities have been satisfied.

The Company also agreed that it would retain $2,500,000 of working capital as of the closing of the second tranche of the Initial Convertible Note for the payment of certain ongoing public company costs.

Further, in connection with the Facility, the holders of the Convertible Notes have the right to appoint a new Chief Operating Officer of the Company.

Reasons for the Facility

As described in these proxy materials, we are investigating potential opportunities in the computing infrastructure market, including the acquisition and monetization of the Electronics Assets. The proceeds from the Facility would permit the Company to purchase Electronics Assets and develop and expand the anticipated Electronics Infrastructure Business. The Board believes that the ability to continue as a going concern, and for stockholders to continue to have their shares listed and traded on Nasdaq, following the Asset Sale and Asset Sale Dividend, is beneficial and in the best interests of our stockholders.

Using proceeds from the initial tranche of the Convertible Notes, the Company, through the Lessor, has purchased the Purchased GPU Assets. Simultaneously, the Lessor entered into an approximately $2.75 million, three-year lease agreement with the Lessee for the Purchased GPU Assets, with an end-of-term purchase option provided to the Lessee. This lease agreement represents the Company’s first transaction within its anticipated Electronics Infrastructure Business.

Supplemental Unaudited Pro Forma Financial Information

The following unaudited pro forma consolidated financial information is based upon the historical financial statements of the Company, including certain pro forma adjustments, and has been prepared to illustrate the pro forma effect of: (i) the Asset Sale in exchange for $39.0 million, subject certain adjustments as described in this proxy statement, and (ii) entry into the Facility (the foregoing, the “Adjustments”).

The unaudited pro forma consolidated balance sheet as of December 31, 2025 is presented as if the Adjustments had occurred as of December 31, 2025. The historical financial information on which the unaudited pro forma consolidated balance sheet is based is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on March 31, 2026 (the “Historical Financial Statements”). The unaudited pro forma consolidated balance sheet and the notes thereto should be read in conjunction with the Historical Financial Statements.

The unaudited pro forma consolidated financial information has been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. The unaudited pro forma consolidated financial information is not necessarily indicative of the financial position or results of operations that might have occurred had the Adjustments occurred as of December 31, 2025. The pro forma adjustments are described in the notes hereto and the unaudited pro forma consolidated financial information should be read in conjunction with the related notes.

Allbirds, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2025

(in thousands)

in thousands	Historical	Pro Forma Adjustment		Pro Forma
Assets
Current assets:
Cash and cash equivalents	26,690	(24,190)	(A)	2,500
Accounts receivable	6,839	(6,839)	(B)	—
Inventory	38,875	(38,875)	(B)	—
Prepaid expenses and other current assets	9,712	(9,712)	(B)	—

Total current assets	82,116	(79,616)		2,500
Property and equipment—net	10,513	(8,013)	(B) (C)	2,500
Operating lease right-of-use assets	13,051	(13,051)	(B)	—
Other assets	3,739	(3,739)	(B)	—

Total assets	109,419	(104,419)		5,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	17,768	(17,768)	(B)	—
Accrued expenses and other current liabilities	14,401	(13,401)	(B)	1,000
Current lease liabilities	6,777	(6,777)	(B)	—
Deferred revenue	1,696	(1,696)	(B)	—

Total current liabilities	40,642	(40,642)		—

Noncurrent liabilities:
Noncurrent lease liabilities	15,492	(15,492)	(B)	—
Long-term debt	17,371	(17,371)	(D)	—
Other long term liabilities		1,000	(B)	1,000
Convertible note		3,250	(E)	3,250

Total noncurrent liabilities	32,863	(28,613)		4,250

Total liabilities	73,505	(69,255)		4,250

Stockholders’ equity:
Class A Common stock, $0.0001 par value	1	—		1
Class B Common stock, $0.0001 par value	—	—
Additional paid-in capital	601,587	—		601,587
Accumulated other comprehensive loss	(3,874)			(3,874)
Accumulated deficit	(561,800)	(38,788)	(F)	(600,588)

Total stockholders’ equity	35,914	(35,164)		750
Total liabilities and stockholders’ equity	109,419			5,000

(A)	Reflects the net cash consideration received by the Company pursuant to the Asset Purchase Agreement had the transaction been consummated on December 31, 2025.
(B)	Reflects the removal of assets and liabilities sold or disposed with the Asset Sale had the transaction been consummated on December 31, 2025.
(C)	Reflects the purchase of Electronics Assets had such assets been purchased on December 31, 2025.
(D)	Reflects the use of proceeds to pay down outstanding debt balances had the transaction been consummated on December 31, 2025.

(E)

Reflects the entry into the Facility, and the issuance of $3.25 million in aggregate principal amount of Convertible Notes at the initial closing , as if such actions had occurred on December 31, 2025.

(F)	Reflects the equity in the post-closing Company had the transaction been consummated on December 31, 2025, including transaction costs.

Requirement to Seek Stockholder Approval

At the time that we entered into the Securities Purchase Agreement, we agreed that we would not convert any Convertible Notes into shares of Class A common stock to the extent that such conversion would cause the holder of the Convertible Notes to become the beneficial owner of more than 19.99% of the then outstanding Class A common stock, after giving effect to such conversion, unless we first obtain stockholder approval in accordance with the applicable rules of Nasdaq. Further, the Purchase Agreements provide that we may not issue any shares of Class A common stock under the Purchase Agreements if such issuance would breach any applicable rule of Nasdaq, including the Nasdaq 20% Rule. Accordingly, to comply with these requirements, we are seeking stockholder approval to allow the conversion of the Convertible Notes, and to permit the issuance of all shares of Class A common stock issuable upon conversion of the Convertible Notes, including pursuant to any future adjustments to the respective Conversion Prices in accordance with the terms of the Convertible Notes, to the extent that such conversions and issuances would exceed the Nasdaq 20% Rule.

Effect of Approval

If the Nasdaq Proposal is approved by our stockholders, the Convertible Notes would be convertible into a number of shares of Class A common stock that exceeds the Nasdaq 20% Rule. The Convertible Notes are prohibited from being converted to the extent such conversion or issuance would result in any holder of Convertible Notes (together with its affiliates) beneficially owning more than 4.99% of our Class A common stock outstanding immediately after giving effect to such conversion or issuance. The beneficial ownership percentage limitation may be increased to a maximum of 9.99%, at the option of the holder, except that any increase will only be effective upon 61-days’ prior written notice to the Company. The maximum beneficial ownership limitation may not be waived or amended and will apply to any successor holder of a Convertible Note.

Potential Adverse Effects—Dilution and Impact on Current Stockholders

The issuance of shares of Class A common stock to the holders of the Convertible Notes, pursuant to the conversion of the Convertible Notes, will have a dilutive effect on current stockholders, including the voting power and economic rights of the existing stockholders. The percentage ownership of the Company held by such current stockholders will decline as a result of the issuance of the shares issuable to the holders of the Convertible Notes. This means that our current stockholders will own a smaller interest in us as a result of such issuance and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Issuance of the shares of Class A common stock to the holders of the Convertible Notes could also have a dilutive effect on the book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our Class A common stock to decline. In addition, because the Conversion Price is subject to reduction in the event that we issue shares of Class A common stock at a price below the then-applicable Conversion Price, future equity issuances by the Company at lower prices could result in the issuance of a significantly greater number of shares of Class A common stock upon conversion of the Convertible Notes, resulting in further dilution to existing stockholders. The dilutive effect of the issuance to the holders of the Convertible Notes may be material to the current stockholders of the Company.

The table below reflects the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the holders of the Convertible Notes of shares of our Class A common stock, immediately prior to, and immediately following, the assumed conversion of different aggregate amounts of the Convertible Notes. Each of the following scenarios assumes: (i) 6,220,796 shares of Class A common stock outstanding on the Record Date; (ii) the conversion of the indicated aggregate principal amount of Convertible

Notes, notwithstanding that only $3.25 million in aggregate principal amount of the Convertible Notes is currently outstanding, which we refer to as the “initial note”; (iii) the conversion of the Convertible Notes at the current conversion price applicable to the initial note, which is $2.988; and (iv) that the 4.99% beneficial ownership limitation does not apply. The conversion of the Convertible Notes will not dilute the outstanding Class B common stock, which will continue to be outstanding and will continue to have 10 votes for every one vote of a share of Class A common stock. For additional information regarding the beneficial ownership limitation, please see “The Nasdaq Proposal—Convertible Notes Private Placement—Description of Notes—Beneficial Ownership Limitation.”

Aggregate Principal Amount of Convertible Notes Converted	Number of Shares of Class A Common Stock Issuable Upon Conversion	Total Number of Shares of Class A Common Stock Outstanding Immediately After Conversion	Beneficial Ownership of Class A Common Stock Immediately After Conversion
$ 3,250,000	1,087,684	7,308,480	14.88%
$ 5,250,000	1,757,028	7,977,824	22.02%
$10,000,000	3,346,720	9,567,516	34.98%
$25,000,000	8,366,800	14,587,597	57.36%
$50,000,000	16,733,601	22,954,397	72.90%

Effect of Failure to Obtain Stockholder Approval

We are not seeking the approval of our stockholders to authorize our entry into or consummation of the transactions contemplated by the Securities Purchase Agreement. We are only asking for approval to convert the Convertible Notes into a number of shares of Class A common stock that exceeds the Nasdaq 20% Rule. The failure of our stockholders to approve the Nasdaq Proposal will not negate the existing terms of the documents, which will remain binding obligations of the Company.

Our ability to successfully implement our business plans and strategy and ultimately create value for our stockholders is dependent upon our ability to raise capital and satisfy our ongoing business needs and strategy, which we believe could be adversely affected if our stockholders do not approve the Nasdaq Proposal. If our stockholders do not approve the Nasdaq Proposal, we cannot convert the Convertible Notes into a number of shares of Class A common stock that exceeds the Nasdaq 20% Rule. All obligations to facilitate the conversions of such Convertible Notes would remain in effect and may result in cash obligations of the Company, since the Company would be required to repay the Convertible Notes in cash if the Convertible Notes are not convertible into Class A common stock. The inability to convert the Convertible Notes into a number of shares of Class A common stock that exceeds the Nasdaq 20% Rule may also adversely affect the Company’s future ability to raise equity or debt capital from third parties on attractive terms, if at all, and also risks impairing the operations and financial conditions of the Company.

Additionally, if the stockholders do not approve the Nasdaq Proposal, we would be required to adjourn and extend the Special Meeting at least as often as every 60 days to obtain such approval. Unless and until we are able to obtain such stockholder approval, we will be unable to issue shares of Class A common stock to the holders of the Convertible Notes in excess of the Nasdaq 20% Rule and may be required to satisfy conversion or amortization obligations under the Convertible Notes in cash, which could adversely affect our liquidity and financial condition. The Company would also bear the costs associated with including this proposal for stockholder approval at subsequent stockholder meetings. The costs and expenses associated with seeking such approval could adversely impact our ability to fund our operations and advance business plans.

Accordingly, we believe that providing us the flexibility to fully issue shares of Class A common stock that are issuable pursuant to the Convertible Notes (without regard to any limitations thereon set forth in the Securities Purchase Agreement) is in the best interest of the Company.

Vote Required and Recommendation of the Board

The Board has approved the Nasdaq Proposal, subject to stockholder approval. Approval of Nasdaq Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Class A common stock present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes).

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE NASDAQ PROPOSAL.

THE ADJOURNMENT PROPOSAL (PROPOSAL NO. 4)

If the number of shares of common stock present in person or represented by proxy at the Special Meeting voting in favor of the proposals is insufficient to approve the proposals at the time of the Special Meeting, we intend to adjourn the Special Meeting to a later date or dates in order to enable the Board to solicit additional proxies in respect of the proposals.

In this proposal regarding the adjournment of the Special Meeting, we are asking you to approve one or more adjournments of the Special Meeting, if necessary, for the purpose of soliciting additional proxies in favor of the proposals. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the proposals, as applicable. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposals such that the proposals, as applicable, would be defeated, we could adjourn the Special Meeting without a vote on the approval of the proposals, and seek to convince the holders of those shares to change their votes to votes in favor of the proposals. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting. The Bylaws also permit the chairperson of the Special Meeting to adjourn the Special Meeting, whether or not a quorum is present.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of common stock present virtually or represented by proxy and entitled to vote on the matter. Abstentions will have the effect of a vote against the Adjournment Proposal. Broker non-votes, if any, will have no effect on the Adjournment Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO ALLBIRDS STOCKHOLDERS OF THE ASSET SALE DIVIDEND

The following discussion is a general summary of the material U.S. federal income tax consequences of the Asset Sale Dividend to the Company’s stockholders who hold their shares of Company common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), but does not purport to be a complete analysis of all the potential tax effects of the Asset Sale Dividend. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. federal income tax laws (such as financial institutions, dealers in securities, insurance companies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, tax-qualified retirement plans, partnerships, persons who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons who acquired their shares of Company common stock through the exercise of employee stock options or otherwise as compensation, former citizens or residents of the United States, persons who hold their shares of Company common stock as “qualified small business stock” within the meaning of Section 1202 of the Code, U.S. stockholders (as defined below) whose “functional currency” is not the U.S. dollar, regulated investment companies or real estate investment trusts, “controlled foreign corporations” as defined in Section 957 of the Code, “passive foreign investment companies” as defined in Section 1297 of the Code, corporations that accumulate earnings to avoid U.S. federal income tax, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, persons subject to special tax accounting rules as a result of any item of gross income with respect to Company common stock being taken into account in an applicable financial statement, or persons who own (directly or through attribution) five percent or more (by voting power or value) of all Company common stock) nor any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any tax consequences under the alternative minimum tax or estate and gift tax provisions of the Code.

The discussion below is based upon the Code, the Treasury Regulations thereunder, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion is not binding on the IRS or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Asset Sale Dividend, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. If any of the conclusions stated herein prove to be incorrect, increased taxation could result, thus reducing the benefit to Company stockholders from the Asset Sale Dividend.

If an entity or arrangement treated as a partnership for U.S. federal tax purposes holds Company common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Company common stock and partners in such partnerships should consult their tax advisors regarding the consequences of the Asset Sale Dividend.

For purposes of this discussion, the term “U.S. stockholder” means a beneficial owner of Company common stock that is any of the following: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (1) is subject to the primary supervision of a U.S. court and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the substantial decisions of the trust, or (2) has a valid election in effect to be treated as a United States person.

For purposes of this discussion, a “non-U.S. stockholder” is any beneficial owner of Company common stock that is neither a U.S. stockholder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE, AND MUST NOT BE CONSTRUED AS, TAX ADVICE TO THE STOCKHOLDERS. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ASSET SALE DIVIDEND, INCLUDING ALL ASPECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES.

U.S. Federal Income Tax Consequences of the Asset Sale Dividend

Generally

Since the Asset Sale Dividend is not a liquidating distribution and Company stockholders will continue to own stock in the Company, the Asset Sale Dividend will constitute a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits will be applied against and reduce a Company stockholder’s tax basis in their Company common stock, but not below zero. Amounts that exceed both the Company’s current and accumulated earnings and profits and the stockholder’s tax basis in their Company common stock will be treated as gain realized on the sale or other disposition of such stock.

U.S. Stockholders

Non-corporate U.S. stockholders are currently taxed on the amount of distributions characterized as dividends at a maximum federal income tax rate of 20%. In addition, dividends received by certain U.S. stockholders who are individuals, trusts or estates are subject to an additional Medicare tax of 3.8%. Dividends received by corporate U.S. stockholders may be eligible for a dividend received deduction.

Any capital gain recognized with respect to a share of Company common stock will be long-term capital gain if the U.S. stockholder held the share for more than one year and short-term capital gain if otherwise. Long-term capital gain recognized by a U.S. stockholder that is an individual, estate or trust generally is taxed at a maximum current U.S. federal income tax rate of 20%. Additionally, certain U.S. stockholders who are individuals, trusts or estates are required to pay a Medicare tax of 3.8% (in addition to taxes they would otherwise be subject to) on investment income, which would include gains from the sale of Company common stock held as a capital asset. In the case of a U.S. stockholder that is a corporation, capital gains are currently taxed at the same rate as ordinary income.

Non-U.S. Stockholders

Subject to the discussions below regarding “effectively connected income” and the sections entitled “Information Reporting and Backup Withholding” and “FATCA,” dividends paid to a non-U.S. stockholder will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. stockholder must furnish the Company or the applicable withholding agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) on or before the date dividends are paid certifying as to the stockholder’s qualification for the reduced rate. If the non-U.S. stockholder holds the stock through a financial institution or other agent acting on the non-U.S. stockholder’s behalf, the non-U.S. stockholder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to the Company or the withholding agent, either directly or through other intermediaries.

If a non-U.S. stockholder holds Company common stock in connection with the conduct of a trade or business in the United States, and dividends paid on such Company common stock are effectively connected with such non-U.S. stockholder’s U.S. trade or business (and are attributable to such stockholder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. stockholder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. stockholder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent. However, any such effectively connected dividends paid on Company common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. stockholder were a U.S. person. A non-U.S. stockholder that is a foreign corporation also may be subject to branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. stockholders that do not timely provide the applicable required certifications described above, but who qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions that exceed the Company’s current and accumulated earnings and profits are first applied against the non-U.S. stockholders’ basis in their shares of Company common stock, to the extent thereof, and then treated as gain from the sale or exchange of such stock.

Subject to the sections entitled “Information Reporting and Backup Withholding” and “FATCA,” gain from the sale or exchange of the Company common stock held by a non-U.S. stockholder is generally not subject to U.S. federal income tax unless:

•

the gain is “effectively connected” with a trade or business carried on by the non-U.S. stockholder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. stockholder;

•	the non-U.S. stockholder is an individual and is present in the United States for 183 days or more in the taxable year of the distribution and certain other conditions are satisfied; or

•

the Company is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the distribution and the non-U.S. stockholder’s holding period.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates. A non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. stockholder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain from the sale or exchange of Company common stock, which may be offset by U.S. source capital losses of the non-U.S. stockholder (even though the individual is not considered a resident of the United States), provided the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, although there can be no assurances in this regard, the Company believes it (i) is not, and will not become, a USRPHC and (ii) has not been a USRPHC at any time during the five-year period ending on the date of the hereof. Even if the Company was, is, or becomes a USRPHC, gain recognized by a non-U.S. stockholder may still not be subject to U.S. federal income tax under one or more exceptions under the Code.

Non-U.S. stockholders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting may apply to distributions made to Company stockholders, and such distributions may be subject to backup withholding (currently at a rate of 24%). Certain U.S. stockholders are exempt from backup withholding, including corporations and certain tax-exempt organizations, and backup withholding generally will not apply to a U.S. stockholder who furnishes a correct taxpayer identification number on IRS Form W-9. For non-U.S. stockholders, backup withholding generally will not apply if such stockholder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or applicable successor forms), or otherwise establishes an exemption. Proceeds from a distribution received through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a stockholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Each Company stockholder should consult with their own tax advisor regarding the information reporting and backup withholding aspects of the Asset Sale Dividend.

FATCA

Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments to certain foreign financial institutions (which is broadly defined for this purpose and in general includes investment vehicles) and certain non-financial foreign entities of dividends on, and sale or redemption proceeds from dispositions of, Company common stock unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. Proposed U.S. Treasury Regulations would eliminate the FATCA withholding requirements on gross proceeds from sales, exchanges or dispositions of Company common stock, and the preamble to the proposed regulations provides that taxpayers may rely on these proposed regulations pending their finalization. An intergovernmental agreement between the United States and an applicable non-U.S. country, or future Treasury Regulations, may further modify these requirements.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE, AND MUST NOT BE CONSTRUED AS, TAX ADVICE TO THE STOCKHOLDERS. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ASSET SALE DIVIDEND, INCLUDING ALL ASPECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 13, 2026, the Record Date, by:

•	each person or group of affiliated persons known by us to beneficially own greater than 5% of our Class A or Class B common stock;

•	each of our named executive officers and directors; and

•	all directors and officers as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 6,220,796 shares of Class A common stock and 2,540,381 shares of Class B common stock outstanding as of the Record Date. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or restricted stock unit awards that would vest based on service-based vesting conditions within 60 days of April 13, 2026. The table below does not include the shares of Class A common stock that are not issuable prior to obtaining stockholder approval. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Allbirds, Inc., 530 Washington Street, San Francisco, CA 94111.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
Name	Shares	%	Shares	%
5% Stockholders
Entities affiliated with Maveron(1)	0	0	841,216	33.1	26.6
Entities affiliated with Fidelity(2)	824,863	13.3	0	0	2.6
Entities affiliated with Ghost Angel LLC(3)	320,000	5.1	0	0	1.0
Named Executive Officers and Directors
Joseph Zwillinger(4)	50,808	*	640,548	24.3	19.8
Timothy Brown(5)	44,608	*	697,797	27.1	22.0
Ann Mitchell(6)	100,045	1.6	0	0	0
Joe Vernachio(7)	69.057	1.1	21,251	*	*
Dick Boyce(8)	13,654	*	92,502	3.6	3.0
Dan Levitan(9)	23,654	*	841,216	33.1	26.7
Ravi Thanawala(10)	8,977	*	0	0	0
Lily Yan Hughes	0	0	0	0	0
All directors and executive officers as a group (8 persons)(11)	310,803	5.0	2,293,314	89.0	72.6

*	Less than one percent.
†

Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to 10 votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.

(1)

Based solely on Schedule 13G/A filed on February 10, 2023 by entities associated with Maveron. Consists as of December 31, 2022 of (a) 579,367 shares of Class B common stock held by Maveron Equity Partners V, L.P. (“Maveron Equity Partners V”), (b) 189,936 shares of Class B common stock held by

MEP Associates V, L.P. (“MEP Associates V”), and (c) 71,913 shares of Class B common stock held by Maveron V Entrepreneurs’ Fund, L.P. (“Maveron V Entrepreneurs”). Maveron General Partner V, LLC (“Maveron General Partner V”) is the general partner of each of Maveron Equity Partners V, MEP Associates V, and Maveron V Entrepreneurs. Dan Levitan, Jason Stoffer, and David Wu are the managing members of Maveron General Partner V and share voting and investment power over the shares held by Maveron Equity Partners V, MEP Associates V, and Maveron V Entrepreneurs. The address for each person and entity listed above is c/o Maveron LLC, 411 1st Avenue South, Suite 600, Seattle, Washington 98104.
(2)

Based solely on Schedule 13G filed on November 8, 2024 by FMR LLC and Abigail P. Johnson. FMR LLC has the sole voting power with respect to 727,514 shares of Class A common stock and sole dispositive power with respect to 727,514 shares of Class A common stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for each person and entity listed above is 245 Summer Street, Boston, Massachusetts 02210.

(3)

Based solely on Schedule 13G filed on May 1, 2025 by Ghost Angel LLC and Adam Parker Draper is the managing member and has the sole voting power with respect to 320,000 shares of Class A common stock held by Ghost Angel LLC. The address for each person and entity listed above is 55 East 3rd Avenue, San Mateo, California, 94401.

(4)

Consists of (a) 546,797 shares of Class B common stock held by Joseph Z. Zwillinger and Elizabeth L. Zwillinger, as Trustees of the Twin Wolves Revocable Trust under Revocable Trust Agreement dated September 27, 2017, of which Mr. Zwillinger is co-trustee and shares voting and investment power over such shares, (b) 93,751 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of the Record Date, (c) 44,608 shares of Class A common stock issuable upon the exercise of stock options that were exercisable within 60 days of the Record Date and (d) 6,200 Class A restricted stock units that vest within 60 days of the Record Date.

(5)

Consists of (a) 666,546 shares of Class B common stock held by Timothy O. Brown and Lindsay T. Brown, as Trustees of the Grenadier Trust Under Revocable Trust Agreement Dated January 22, 2018, of which Mr. Brown is co-trustee and shares voting and investment power over such shares and (b) 93,751 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of the Record Date and (c) 44,608 shares of Class A common stock issuable upon the exercise of stock options that were exercisable within 60 days of the Record Date.

(6)

Consists of (a) 39,002 shares of Class A common stock, (b) 55,000 shares of Class A common stock issuable upon the exercise of stock options that were exercisable within 60 days of the Record Date and (c) 6,043 Class A restricted stock units that vest within 60 days of the Record Date.

(7)

Consists of (a) 58,916 shares of Class A common stock, (b) 21,251 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of the Record Date and (c) 10,141 Class A restricted stock units that vest within 60 days of the Record Date.

(8)	Consists of (a) 7,454 shares of Class A common stock, (b) 92,502 shares of Class B common stock and (c) 6,200 Class A restricted stock units that vest within 60 days of the Record Date.
(9)

Consists of (a) 17,454 shares of Class A common stock, (b) 841,216 shares of Class B common stock held by Mavron Equity Partners V, MEP Associates V, and Maveron V Entrepreneurs and (c) 6,200 Class A restricted stock units that vest within 60 days of the Record Date.

(10)	Consists of (a) 2,777 shares of Class A common stock and (b) 6,200 Class A restricted stock units that vest within 60 days of the Record Date.
(11)

Consists of (a) 125,603 shares of Class A common stock, (b) 144,216 shares of Class A common stock issuable upon the exercise of stock options that were exercisable within 60 days of the Record Date, (c) 40,984 Class A restricted stock units that vest within 60 days of the Record Date, (d) 2,147,061 shares of Class B common stock, (e) 146,253 shares of Class B common stock issuable upon the exercise of stock options that were exercisable within 60 days of the Record Date.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Special Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Special Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Allbirds stockholders will be “householding” our proxy materials. A single set of Special Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Special Meeting materials, please notify your broker, bank or other nominee, or the Company at: Allbirds, Inc., 530 Washington St., San Francisco, CA 94111, Attention: Secretary, and the Company will deliver those documents to such stockholder promptly upon receiving the request. Stockholders who currently receive multiple copies of the Special Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Market Price and Dividend Data

Our Class A common stock is listed on Nasdaq under the symbol “BIRD.” On the Record Date, there were 6,220,796 shares of Class A common stock outstanding and 2,540,381 shares of our Class B common stock outstanding.

On May 7, 2026, the latest practicable trading day before the printing of this proxy statement, the closing price for our Class A common stock on Nasdaq was $6.22 per share. You are encouraged to obtain current market prices for our common stock.

We have never declared or paid any cash dividends on our capital stock. Other than with respect to the Asset Sale Dividend, we do not intend to pay any cash dividends in the foreseeable future. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors.

Stockholder Proposals and Nominations

In the event that we hold the 2026 annual meeting of stockholders, with respect to proposals (including director nominations) to be presented by a stockholder present at the meeting, but not included in Allbirds’ proxy materials, our Amended and Restated Bylaws (the “Bylaws”) provide that to be timely you must deliver your notice to our Secretary at Allbirds, Inc., 530 Washington St., San Francisco, CA 94111, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Your notice to the Secretary must set forth all of the information specified in our Bylaws, including, without limitation, your name and address and the class and number of shares of our stock that you beneficially own. However, the Bylaws also provide that in the event that the date of the 2026 annual meeting is more than 30 days before or after the one-year anniversary of the preceding year annual meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2026 annual meeting and no later than the close of business of the later of the following two dates: (i) the 90th day prior to the 2026 annual meeting; or (ii) the 10th day following the day on which public announcement of the date of the 2026 annual meeting is first made.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide in their notice the additional information required by Rule 14a-19 under the Exchange Act and comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal to be considered for inclusion in our proxy materials in connection with an annual meeting (if one is held) must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2026 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must have received such proposals no later than December 25, 2025; provided, however, that in the event that the date of the 2026 annual meeting is more than 30 days before or after the one-year anniversary of the preceding year annual meeting, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2026 annual meeting of stockholders. Such proposals must be delivered to our Secretary at Allbirds, Inc., 530 Washington St., San Francisco, CA 94111.

MISCELLANEOUS

We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement, the annexes to this proxy statement, any amendments or supplements to this proxy statements, and the documents that we incorporate by reference into this proxy statement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This proxy statement is dated May 8, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, including us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.allbirds.com. The information on our website, however, is not, and should not be deemed to be, a part of proxy statement.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this proxy statement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or a subsequently filed document incorporated by reference modifies or replaces that statement.

This proxy statement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Allbirds’ Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026; and

•	Allbirds’ Current Reports on Form 8-K (including amendments thereto), filed with the SEC on January 28, 2026, March 31, 2026, April 15, 2026, April 20, 2026 and April 29, 2026.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Notwithstanding the foregoing, we will not incorporate by reference in this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.

Any person, including any beneficial owner of shares of our common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to Allbirds’ address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Allbirds, Inc.

Attention: Secretary

530 Washington St.

San Francisco, CA 94111

(628) 225-4848

OTHER MATTERS

Our Board of Directors knows of no other matters to be presented for consideration at the Special Meeting.

By Order of the Board of Directors,

/s/ Joe Vernachio
Joe Vernachio
President, Chief Executive Officer, and Secretary

San Francisco, California

May 8, 2026

Annex A

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of March 29, 2026 is entered into between Allbirds, Inc., a Delaware public benefit corporation (“Seller”), and Allbirds IP LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement have the meanings given to such terms herein (or in Exhibit A) and are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller is a global modern lifestyle footwear brand, founded in 2015 with a commitment to make better things in a better way (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the Purchased Assets and the Assumed Liabilities, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under the following assets, properties, and rights of Seller (other than the Excluded Assets), wherever located and whether tangible or intangible (collectively, the “Purchased Assets”):

(a) Intellectual Property Assets. All Intellectual Property Assets owned by Seller or in which Seller has any right, title, or interest, including all global Trademarks, trade names, copyrights, patents, domain names, social media accounts and handles, customer lists, designs, samples, artwork, know-how, formulae, information, drawings, press books, promotional and advertising materials, media and historical archives, and all other intellectual property listed on Section 1.01(a) of the Disclosure Schedules (collectively, the “IP Assets”), in each case free and clear of all Encumbrances (other than Permitted Encumbrances and rights granted to third parties under existing licensing or franchising agreements set forth on Section 1.01(a) of the Disclosure Schedules);

(b) Inventory. All inventory, wherever located, including finished goods, including without limitation the items set forth on Section 1.01(b) of the Disclosure Schedules (“Inventory”).

(c) Accounts Receivable. All accounts receivable of the Business including without limitation those accounts listed on Section 1.01(c) of the Disclosure Schedules (“Accounts Receivable”);

(d) Assigned Contracts. All Contracts listed on Section 1.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e) Books and Records. All books and records relating to the Purchased Assets and the Business, including books of account, ledgers, general, financial and accounting records, customer lists, customer purchasing histories, customer personal information and data to the extent permitted under applicable law (including names, addresses, phone numbers, email addresses, and all other demographic and behavioral data), price lists, distribution lists, supplier lists, production data, quality control records, research and development files and data, correspondence with Governmental Authorities, and all sales material, strategic plans, marketing materials, and promotional surveys (“Books and Records”);

(f) Account Information. Any and all account information, login credentials, access rights, and passwords relating to the Purchased Assets, including all social media accounts and digital platforms;

(g) Transition Assets. All other assets, rights, and properties reasonably necessary for Buyer to operate the Business and the Purchased Assets following the Closing, as identified by Buyer during the period prior to Closing and listed on Section 1.01(g) of the Disclosure Schedules (the “Transition Assets”);

(h) Prepaid Expenses. Those prepaid expenses of the Business expressly identified on Section 1.01(h) of the Disclosure Schedules (the “Transferred Prepaid Expenses”), as valued and described therein; and

(i) Goodwill. All goodwill and going concern value of the Purchased Assets; and

(j) Proceeds and Claims. All rights under warranties, indemnities, and similar rights against third parties to the extent related to any Purchased Asset.

Section 1.02 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets, properties, and rights of Seller are expressly excluded from the Purchased Assets and shall not be sold, assigned, transferred, or delivered to Buyer (collectively, the “Excluded Assets”):

(a) Prepaid expenses, other than the Transferred Prepaid Expenses;

(b) Property, plant, and equipment;

(c) Cash and cash equivalents;

(d) Any “other assets” or similar assets specifically identified on Section 1.02(d) of the Disclosure Schedules; and

(e) All other assets, properties, and rights of Seller not expressly included in Section 1.01 or that are listed on Section 1.02(e) of the Disclosure Schedules as Excluded Assets.

Seller shall be entitled to retain and realize all Excluded Assets following the Closing.

Section 1.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) Accounts Payable. The accounts payable of the Business set forth on Section 1.03(a) of the Disclosure Schedules (“Assumed AP”);

(b) Scheduled Other Current Liabilities. Solely those current liabilities of the Business expressly set forth on Section 1.03(b) of the Disclosure Schedules (“Assumed OCL”); and

(c) IP Transfer Costs and Expenses. All costs, expenses, and fees incurred or to be incurred in connection with the transfer or assignment of the Intellectual Property Assets, excluding any past due historical fees, arrearages, or fees arising from any breach of any Intellectual Property Agreement.

For the avoidance of doubt, the assumption of any Liability pursuant to this Section 1.03 shall be limited to the specific items expressly listed above and on the applicable Disclosure Schedules and shall not be construed broadly or by implication to include any other Liability that relates to or arises from the Business or any Purchased Asset. Assumed Liabilities shall not include any Liabilities related to (i) employees, employment, compensation, benefits, severance, or similar matters; (ii) Taxes; (iii) transaction-based fees; (iv) historical professional, advisory, or similar fees; (v) long-term debt, borrowed money, or credit facilities; (vi) leases (real property or equipment) unless expressly listed on Section 1.03(b); (vii) Actions of any kind; or (viii) contract breakage costs relating to contracts not being assigned to Buyer.

Section 1.04 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the following shall constitute Excluded Liabilities:

All Liabilities relating to current, former, or prospective employees, independent contractors, or consultants of Seller or the Business, including Liabilities relating to compensation, wages, commissions, bonuses, benefits, severance, termination, accrued vacation or paid time off, WARN Act obligations, COBRA continuation coverage, and all other employment-related Liabilities, in each case arising or accruing on or prior to the Closing Date;

(k) All Tax Liabilities of Seller, including any Taxes arising in connection with the transactions contemplated by this Agreement (but excluding Buyer’s share of any Taxes pursuant to Section 5.12 (Transfer Taxes);

(l) All transaction costs, expenses, and fees incurred by Seller, including fees payable to advisors, investment bankers, accountants, attorneys, and consultants in connection with the transactions contemplated by this Agreement (excluding costs, expenses, and fees incurred or to be incurred in connection with the transfer or assignment of the Intellectual Property Assets as set forth in Section 1.03);

(m) All historical professional and advisory fees of Seller, including without limitation fees payable by Seller to TD Securities (USA) LLC;

(n) All indebtedness for borrowed money, credit facilities, notes payable, and similar financial obligations;

(o) All Liabilities under leases of real property or equipment, except to the extent any such lease is expressly listed as an Assumed Liability on Section 1.03(b) of the Disclosure Schedules;

(p) All Liabilities arising out of or relating to any pending, threatened, or settled Actions relating to the Business or the Purchased Assets arising from events occurring on or prior to the Closing Date;

(q) All Liabilities arising from any breach, default, or nonperformance by Seller under any Contract occurring on or prior to the Closing Date;

(r) All Liabilities arising from or relating to any Excluded Asset; and

(s) All consent fees, change-of-control fees, assignment fees or transfer fees (excluding IP transfer costs and expenses as contemplated by Section 1.03(c) above and any assignment or transfer fees relating to Assigned Contracts), termination payments, cure costs, and penalties arising in connection with the transactions contemplated by this Agreement.

Section 1.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be$39,000,000.00 (the “Base Purchase Price”), subject to adjustment pursuant to Section 1.06 (as so adjusted, the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.03, less the Deposit Amount credited at Closing pursuant to Section 2.04.

Section 1.06 Purchase Price Adjustment. The Base Purchase Price shall be adjusted as follows (the “Adjustment Amount”):

Adjustment Calculation. The Adjustment Amount shall equal (i) the Closing Net Asset Value minus (ii) $2,500,000.00 (the “Baseline Amount”) minus (iii) the Open PO Adjustment Amount, if any. If the Adjustment Amount is positive, the Purchase Price shall be increased by the Adjustment Amount. If the Adjustment Amount is negative, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. For purposes of this Agreement, “Closing Net Asset Value” means (A) the Closing Inventory Value plus (B) the Closing AR Value, minus (C) the Closing Assumed Liabilities Value, in each case determined as of the close of business on the Closing Date.

(a) Definitions.

(i) “Closing Inventory Value” means the aggregate value of all Inventory as of the Closing Date, determined in accordance with the Inventory Valuation Methodology and as shown on the Closing Statement.

(ii) “Closing AR Value” means the value of all Accounts Receivable as of the Closing Date, net of bad debts and credit notes, multiplied by 90%, determined in accordance with GAAP and consistent with past practices and as shown on the Closing Statement.

(iii) “Closing Assumed Liabilities Value” means the aggregate amount of the Assumed Liabilities as of the Closing Date, as shown on the Closing Statement; provided, however, that solely for purposes of calculating the Closing Assumed Liabilities Value and the Adjustment Amount, the Covered Gift Card Liabilities shall be deemed to have a value equal to the Covered Gift Card Value and not their outstanding face amount, redemption amount, or carrying amount.

(b) Estimated Closing Statement. No later than three Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth Seller’s good faith estimate of the Closing Net Asset Value and each component thereof, together with reasonable supporting detail and documentation (the “Estimated Closing Statement”), together with a certificate of the Chief Financial Officer of Seller certifying that the Estimated Closing Statement was prepared in good faith in accordance with this Section 1.06. Buyer shall have the right to review and comment on the Estimated Closing Statement, and the parties shall negotiate in good faith to resolve any disputes prior to Closing; provided that if the parties do not resolve such disputes prior to Closing, Seller’s estimates, as commented upon by Buyer (to the extent agreed), shall be used for purposes of the Closing Date Payment.

(c) Closing Statement. Within 30 days after the Closing Date, Buyer shall deliver to Seller a written statement setting forth Buyer’s calculation of the Closing Net Asset Value and each component thereof, together with reasonable supporting detail and documentation (the “Closing Statement”). During the period of preparation of the Closing Statement, and during any Review Period, Seller shall, upon reasonable notice during normal business hours and in a manner that does not unreasonably interfere with Buyer’s operations, provide Buyer and its accountants with reasonable access to the books and records of the Business and relevant personnel as necessary to prepare and verify the Closing Statement.

Review Period and Dispute Resolution.

(i) Seller shall have 20 days after receipt of the Closing Statement (the “Review Period”) to review it. If Seller disagrees with any item in the Closing Statement, Seller shall deliver to Buyer prior to the expiration of the Review Period a written statement setting forth its objections in reasonable detail (the “Statement of Objections”). If no Statement of Objections is timely delivered, the Closing Statement shall be deemed final and binding on the parties.

(ii) If a Statement of Objections is timely delivered, the parties shall negotiate in good faith to resolve such objections for a period of 20 days following delivery thereof (the “Resolution Period”). If the parties cannot resolve all objections during the Resolution Period, the disputed items (“Disputed Amounts”) shall be submitted to Forvis Mazars U.S. (the “Independent Accountant”). The Independent Accountant shall act as an expert, not an arbitrator, shall only address the Disputed Amounts, and shall render its determination within 30 days of its engagement. Each adjustment shall be within the range proposed by the respective parties and shall be made without regard to materiality. The fees of the Independent Accountant shall be borne based on the relative proportion of Disputed Amounts resolved in each Party’s favor.

(d) Payment of Adjustment. Within five Business Days following the final determination of the Closing Statement: (i) if the Adjustment Amount is positive, Buyer shall pay to Seller the Adjustment Amount by wire transfer of immediately available funds; and (ii) if the Adjustment Amount is negative,

Buyer and Seller shall jointly instruct the Escrow Agent to release from the portion of the Escrow Fund other than the Gift Card Escrow Amount an amount equal to the absolute value of the Adjustment Amount to Buyer, and any balance remaining in the Escrow Fund after giving effect to such release (and subject to any pending claims under Article VI) shall be released to Seller in accordance with the Escrow Agreement. If the absolute value of a negative Adjustment Amount exceeds the funds then available in the Escrow Fund, Seller shall pay the excess directly to Buyer within five Business Days.

(e) Tax Treatment. The parties agree to treat any payment made pursuant to this Section 1.06 as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

Section 1.07 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all Tax and financial accounting purposes as shown on the allocation schedule set forth on Section 1.07 of the Disclosure Schedules (the “Allocation Schedule”), which shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Each of Buyer and Seller shall file all Tax Returns in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith before any Governmental Authority, unless otherwise required by applicable law.

Section 1.08 No Successor Liability. The Parties acknowledge and agree that, except for the Assumed Liabilities, Buyer does not assume, and shall not be deemed to assume, any Liability of Seller or any of its Affiliates, whether known or unknown, fixed or contingent, accrued or unaccrued, secured or unsecured, liquidated or unliquidated, direct or indirect, or otherwise. Without limiting the foregoing, the Parties intend that the transactions contemplated by this Agreement shall not constitute, and shall not be construed as, a de facto merger, mere continuation, consolidation, or other form of successor transaction with respect to Seller or any of its Affiliates.

Section 1.09 Non-Assignment; Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Purchased Asset if an attempted assignment thereof, without the consent, approval, waiver or authorization of any third party or Governmental Authority required for the valid transfer thereof, would constitute a breach or default under any Contract or would be unlawful. Seller shall use commercially reasonable efforts, at its sole cost and expense (except as otherwise provided herein), to obtain, prior to the Closing, all such consents, approvals, waivers and authorizations required for the assignment and transfer of the Purchased Assets to Buyer. If any such consent, approval, waiver or authorization is not obtained prior to the Closing, then, unless Buyer otherwise agrees in writing, if the failure to obtain the same would not reasonably be expected to materially impair the ownership, use, operation, value or transferability of the applicable Purchased Asset, the applicable Purchased Asset shall not be deemed transferred at the Closing, Buyer shall not assume any Liability relating thereto unless and until such Purchased Asset is actually transferred, and Seller shall, at its sole cost and expense, use commercially reasonable efforts after the Closing to obtain the same and cooperate in commercially reasonable arrangements to provide Buyer the benefits of such Purchased Asset pending transfer including by holding such asset in trust for Buyer’s benefit; provided, however, that if the failure to obtain the same would reasonably be expected to materially impair the ownership, use, operation, value or transferability of the applicable Purchased Asset, Buyer may, in its sole discretion, by written notice to Seller, either (a) waive the same and proceed to Closing, or (b) terminate this Agreement, in which event the Deposit shall be promptly returned to Buyer. Seller shall promptly notify Buyer of any such consent, approval, waiver or authorization not previously disclosed to Buyer, shall not, without Buyer’s prior written consent, amend, waive, terminate or modify any affected Purchased Asset, and nothing in this Section shall require Buyer to close over any such material missing consent or limit any right of Buyer under this Agreement.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), on the second Business Day after all conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other date, time, or place as Seller and Buyer may mutually agree upon in writing (the “Closing Date”). The Closing shall be deemed effective as of 11:59 p.m. Eastern Time on the Closing Date.

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following (unless waived in writing by Buyer):

(a) The Escrow Agreement, substantially in the form of Exhibit B hereto (the “Escrow Agreement”), duly executed by Seller;

(b) A bill of sale, substantially in the form of Exhibit C hereto (the “Bill of Sale”), duly executed by Seller;

(c) An assignment and assumption agreement, substantially in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”), duly executed by Seller; Trademark assignment agreements, substantially in the forms of Exhibit E hereto (collectively, the “Trademark Assignments”), duly executed by Seller, transferring all Trademarks to Buyer;

(d) A domain name assignment agreement, substantially in the form of Exhibit F hereto (the “Domain Assignment”), duly executed by Seller;

(e) A patent assignment agreement, substantially in the form of Exhibit G hereto (the “Patent Assignment”), duly executed by Seller, transferring all patents and patent applications included in the IP Assets to Buyer, in recordable form suitable for filing with the United States Patent and Trademark Office and any applicable foreign patent offices;

(f) An IP assignment agreement in form and substance satisfactory to Buyer (the “IP Assignment”), duly executed by Seller, transferring all Intellectual Property Assets to Buyer;

(g) The Transition Services Agreement, in the form mutually agreed by the Parties and consistent in all material respects with the TSA Term Sheet (the “Transition Services Agreement”), duly executed by Seller, covering Seller’s provision of transition services to Buyer;

(h) All account information, login credentials, access rights, and passwords related to the Purchased Assets, including without limitation the Digital Asset Transfer Deliverables;

(i) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code (the “FIRPTA Certificate”), duly executed by Seller;

(j) A certificate of the Secretary (or equivalent officer) of Seller certifying (A) board and stockholder resolutions authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents; and (B) the names and signatures of Seller’s authorized officers;

(k) A certificate of good standing for Seller issued by the Secretary of State of Delaware dated no earlier than five Business Days prior to the Closing Date;

(l)

(m) complete copies of the Books and Records in a medium reasonably acceptable to Buyer;

(n) Evidence of the release of all Encumbrances on the Purchased Assets (other than Permitted Encumbrances), in form and substance satisfactory to Buyer in its sole discretion;

(o) Evidence reasonably satisfactory to Buyer that Seller has bound the D&O Tail policy required by Section 5.21, including a copy of the policy with confirmation that coverage will be in effect promptly following the Closing for the full required term;

(p) The Seller Closing Certificate described in Section 7.01(g); andSuch other customary instruments, filings, and documents as may be required to give effect to the transactions contemplated by this Agreement.

Section 2.03 Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver to Seller the following:

(a) The Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller;

(b) The Assignment and Assumption Agreement, duly executed by Buyer;

(c) A certificate of the Secretary (or equivalent officer) of Buyer certifying (A) resolutions of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents; and (B) the names and signatures of Buyer’s authorized officers; and

(d) The Buyer Closing Certificate described in Section 7.02(e).

Section 2.04 Deposit; Escrow.

(a) Deposit. Within two Business Days following the execution and delivery of this Agreement, Buyer shall deposit into an escrow account maintained by SRS Acquiom (the “Escrow Agent”) pursuant to the Escrow Agreement the amount of $2,000,000.00 (the “Deposit Amount”).

(b) Deposit Credit at Closing. If the Closing occurs, the Deposit Amount (together with any interest earned thereon) shall be released from escrow and credited against the Purchase Price payable at Closing.

(c) Release of Deposit. The Deposit Amount (together with any interest earned thereon) shall be promptly returned to Buyer if this Agreement is terminated pursuant to:

(i) Section 8.01(a); (ii) Section 8.01(b), provided that Buyer is not then in material breach of any provision of this Agreement that has been a contributing cause of the failure to consummate the transactions prior to the Drop Dead Date; (iii) Section 8.01(c); (iv) Section 8.01(e); or (v) Section 8.01(f). The Deposit Amount (together with any interest earned thereon) shall be released to Seller as liquidated damages, and not as a penalty, only if this Agreement is terminated pursuant to Section 8.01(d). If the Deposit Amount is forfeited to Seller pursuant to this Section 2.04(c), then, solely to the extent Seller’s documented, out-of-pocket, third-party transaction expenses actually incurred in connection with this Agreement and the transactions contemplated hereby, including legal counsel fees and expenses, accounting fees, financial advisor fees, SEC/proxy printing and filing costs, and escrow and other similar third-party deal expenses, exceed the Deposit Amount, Seller may recover from Buyer an additional amount equal to such excess, not to exceed $250,000 in the aggregate; provided, however, that in no event shall Seller be entitled to recover any internal costs, overhead, employee or management compensation, severance, lost profits, lost premium, diminution in value, opportunity costs or other consequential, incidental, special, exemplary or punitive damages. Seller’s retention of the Deposit Amount, together with any additional recovery permitted by the immediately preceding sentence, shall be Seller’s sole and exclusive remedy in the event that Seller elects to terminate the Agreement as a result of Buyer’s breach, and Seller shall not be entitled to seek, and hereby waives, any claim for specific performance, damages or other monetary remedy arising from such breach, except in the case of Fraud. To the extent Seller does not elect to terminate this Agreement and retain the Deposit Amount as a result of a breach by Buyer, Seller shall remain entitled to seek specific performance.

Section 2.05 Gift Card Reimbursement.

(a) Buyer shall assume the Covered Gift Card Liabilities at the Closing as part of the Assumed Liabilities. Buyer shall bear the cost of honoring Covered Gift Card Liabilities up to an aggregate amount equal to the Covered Gift Card Value (the “Gift Card Threshold”), calculated as set forth in Schedule 1.03(b). To the extent the aggregate amount actually paid or credited by Buyer in respect of Covered Gift Card Liabilities following the Closing exceeds the Gift Card Threshold, Buyer shall be entitled to reimbursement from the Gift Card Escrow Amount, up to the then-remaining balance thereof, by delivering to Seller and the Escrow Agent a certificate setting forth such excess together with reasonable supporting documentation. If Seller does not object in writing within five (5) Business Days after receipt of such certificate, the Escrow Agent shall release the claimed amount to Buyer. Any objection shall be resolved pursuant to the dispute resolution mechanism set forth in Section 1.06, mutatis mutandis.

(b) The Gift Card Escrow Amount shall be the sole and exclusive source of recovery for claims under this Section, and no other portion of the Escrow Fund shall be available for such claims. The Gift Card Escrow Amount shall not be available for any other claims under this Agreement.

(c) On the Gift Card Escrow Release Date, any portion of the Gift Card Escrow Amount not subject to pending claims properly asserted under this Section shall be released to Seller. Any amounts retained pending resolution of disputed claims shall be released to Seller promptly following final resolution, less any amounts paid to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and to general equity principles.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws, or other governing documents of Seller; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any Person, or require any Permit, license, or Governmental Order, except as set forth on Section 3.02 of the Disclosure Schedules; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which any of the Purchased Assets are subject; or (e) result in the creation or imposition of any Encumbrance on any of the Purchased Assets. Section 3.02 of the Disclosure Schedules sets forth a complete and accurate list of all consents, notices, and approvals required in connection with the transactions contemplated by this Agreement, including all consents required for the assignment of any Assigned Contract.

Section 3.03 Financial Statements. Complete copies of (i) the audited or reviewed financial statements of Seller for the fiscal years ended December 31, 2025 and 2024 (collectively, the “Financial Statements”) and (ii) the unaudited statements of income and cash flows of Seller for the period through March 31, 2026, but only to the extent and as of the date required to be filed with the Securities and Exchange Commission (the “Interim Financial Statements”) have been (or will be prior to Closing) delivered to Buyer. The Financial Statements and Interim Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved. The Financial Statements fairly present the financial condition of the Business as of their respective dates and the results of operations for the periods indicated. The balance sheet of the Business as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Financial Statements; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under any Assigned Contract, and no party has given or received notice of any intention to terminate any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof or a right of acceleration or cancellation thereunder. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and waivers) have been made available to Buyer. There are no disputes pending or, to Seller’s knowledge, threatened under any Assigned Contract.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in or right to use, all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.08 Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Inventory . All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and that are identified on Section 3.09 of the Disclosure Schedules. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The values attributed to the Inventory on the Estimated Closing Statement and the Closing Statement accurately reflect the Cost of such Inventory.

Section 3.10 Accounts Receivable. The Accounts Receivable: (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business; and (c) are collectible in the ordinary course of business, net of applicable reserves. The reserves against the Accounts Receivable reflected on the Balance Sheet and the Estimated Closing Statement are adequate and have been calculated in a manner consistent with GAAP and past practice. Since the Balance Sheet Date, Seller has not changed its methodology for establishing reserves against Accounts Receivable in any material respect. All Accounts Receivable are owned by Seller free and clear of all Encumbrances.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules contains a correct, current, and complete list of all Intellectual Property Registrations, all unregistered Trademarks, all proprietary software, all domain names and social media accounts, and all other Intellectual Property Assets owned, used, or held for use in the Business.

(b) Section 3.11(b) of the Disclosure Schedules contains a complete list of all agreements relating to the Intellectual Property Assets, including all licenses, sublicenses, coexistence agreements, consent-to-use agreements, and other agreements granting or restricting rights in any Intellectual Property Asset (collectively, the “Intellectual Property Agreements”). Each Intellectual Property Agreement is valid and binding on Seller and is in full force and effect. Neither Seller nor any other party is in breach of or default under any Intellectual Property Agreement.

(c) Seller is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Intellectual Property Assets, free and clear of all Encumbrances other than Permitted Encumbrances and those rights granted to third parties under existing licensing or franchising agreements set forth on Section 3.11(b) of the Disclosure Schedules. The Intellectual Property Assets are all of the Intellectual Property necessary to operate the Business as currently conducted or as proposed to be conducted. All current and former employees and contractors who contributed to the creation or development of any Intellectual Property Assets have executed written agreements assigning such Intellectual Property to Seller and waiving any moral rights.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss or impairment of Buyer’s right to own or use any Intellectual Property Assets in the conduct of the Business.

(e) All Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain, enforce, and protect the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included therein.

(f) The conduct of the Business, including the use of the Intellectual Property Assets, has not infringed, misappropriated, or otherwise violated any Intellectual Property or other rights of any Person and will not do so as conducted prior to the Closing.

(g) There are no Actions, settled, pending, or threatened, alleging any infringement, misappropriation, or violation of any Intellectual Property of any Person by Seller, or challenging the validity, enforceability, or ownership of any Intellectual Property Assets.

(h) Section 3.11(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller. Seller has complied with all terms of use and policies of all social media platforms. There are no Actions relating to Seller’s use of social media.

(i) Seller has complied with all applicable Laws and its own policies concerning the collection, use, processing, storage, transfer, and security of personal information. To Seller’s knowledge, Seller has not experienced any data breach or security incident involving personal information, and has not received notice of any audit, investigation, or complaint relating to privacy, data security, or data breach notification.

Section 3.12 Permits. Neither the operation of the Business nor the ownership or use of the Purchased Assets requires any Permit from any Governmental Authority. Seller does not hold, and has never been required to hold, any Permit in connection with the Business or the Purchased Assets. No Governmental Authority has notified Seller that any Permit is or will be required in connection with the operation of the Business or the consummation of the transactions contemplated by this Agreement.

Section 3.13 Material Customers and Suppliers.

(a) Section 3.13(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to Seller for goods or services in an amount greater than or equal to $1,000,000 for each of the two most recent fiscal years (the “Material Customers”), and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any written notice that any Material Customer has ceased or intends to cease using the goods or services of the Business or to terminate or materially reduce its relationship with the Business.

(b) Section 3.13(b) of the Disclosure Schedules sets forth (i) each supplier to whom Seller has paid aggregate consideration for goods or services in an amount greater than or equal to $3,000,000 for each of the two most recent fiscal years (the “Material Suppliers”), and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any written notice that any Material Supplier has ceased or intends to cease supplying goods or services to the Business or to terminate or materially reduce its relationship with the Business.

Section 3.14 Employment Matters. All compensation, including wages, commissions, bonuses, fees, and other compensation, due and payable to all employees, independent contractors, or consultants of the Business for services performed with respect to the most recent pay period ended prior to the date hereof have been paid in full, and there are no overdue and unpaid agreements, understandings, or commitments of Seller with respect to any compensation, commissions, bonuses, or fees. Seller is in compliance with all applicable employment Laws.

Section 3.15 Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current insurance policies maintained by Seller relating to the Business, the Purchased Assets, or the Assumed Liabilities (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due thereon have been paid, and Seller is not in default with respect to any Insurance Policy. No claims relating to the Business or the Purchased Assets are pending under any Insurance Policy as to which coverage has been questioned, denied, or disputed. Seller has not received notice of cancellation, premium increase, or material alteration of coverage under any Insurance Policy.

Section 3.16 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred that may give rise to any such Action.

(b) Seller is in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets, and has not received any notice of any violation or alleged violation of any such Governmental Order, and no governmental authority has threatened any action or proceeding with respect to any such Governmental Order.

Section 3.17 Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.18 Taxes. All Taxes due and owing by Seller have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns with respect to the Business required to be filed by Seller have been timely filed and are true, complete, and correct in all material respects. There are no Tax audits, investigations, or proceedings pending or, to Seller’s knowledge, threatened with respect to the Business or the Purchased Assets. No Encumbrances for Taxes exist on any Purchased Asset other than Permitted Encumbrances.

Section 3.19 Fair Value. Seller represents and warrants to Buyer that (a) this Agreement and the transactions contemplated hereby have been negotiated and entered into by Seller in good faith and on an arm’s-length basis, and (b) Seller is not entering into this Agreement or consummating the transactions contemplated hereby with actual intent to hinder, delay or defraud any creditor of Seller.

Section 3.20 Brokers. Other than fees payable to TD Securities (USA) LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.21 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, and similar Laws.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of organization, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing.

(a) From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall: (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations, and franchise and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing, Seller shall:

(i) preserve and maintain all Permits required for the conduct of the Business;

(ii) pay the debts, Taxes, and other obligations of the Business when due;

(iii) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting Accounts Receivable;

(iv) maintain the Purchased Assets in the same condition as of the date of this Agreement, subject to reasonable wear and tear;

(v) continue in full force and effect without modification all Insurance Policies;

(vi) defend and protect the Intellectual Property Assets from infringement or usurpation;

(vii) perform all of its obligations under all Assigned Contracts;

(viii) maintain the Books and Records in accordance with past practice;

(ix) comply in all material respects with all Laws applicable to the conduct of the Business;

(x) maintain all ecommerce, digital, social media, and marketplace platforms and accounts in good standing and in the ordinary course of business consistent with past practice;

(xi) continue to process customer orders, fulfill shipments, and manage returns in the ordinary course of business consistent with past practice; and

(xii) not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.05 to occur, or that would render any representation or warranty of Seller inaccurate as of the Closing Date.

(b) Without the prior written consent of Buyer, Seller shall not, from the date hereof until the Closing:

(i) sell, transfer, or dispose of any Purchased Asset (other than Inventory in the ordinary course of business);

(ii) incur, create, or assume any Encumbrance on any Purchased Asset;

(iii) make any material change to any returns, exchange, or warranty policy of the Business;

(iv) delete, destroy, transfer, or permit the impairment or degradation of any customer data, marketing data, analytics data, social media content, domain name, digital platform account, or other digital asset of the Business;

(v) modify, cancel, or fail to renew any social media account, advertising account, or domain names;

(vi) make any material change to the ecommerce, direct-to-consumer, or marketplace operations of the Business, including changes to fulfillment, logistics, or warehousing arrangements

(vii) modify, amend, or terminate any Assigned Contract;

(viii) enter into, modify, or terminate any Intellectual Property Agreement or grant any license, sublicense, covenant not to sue, or other right with respect to any Intellectual Property Asset, other than non-exclusive licenses in the ordinary course of business;

(ix) enter into any new Contract that would constitute an Assigned Contract;

(x) enter into, issue, place, amend, or increase any new purchase order or other commitment for inventory after the date hereof; provided however, Seller may, in its sole discretion, cancel any Open Purchase Order that is not subject to a Firm Distributor Sale Commitment;

(xi) fail to notify Buyer promptly of any cancellation, termination, material modification, or reduction of any Open Purchase Order or any Firm Distributor Sale Commitment, including any cancellation or termination by the applicable distributor of any Firm Distributor Sale Commitment;

(xii) settle any Action relating to the Business or any Purchased Asset;

(xiii) take any action that would reasonably be expected to have a Material Adverse Effect.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall: (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts, and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons with respect to, or that could lead to, an Acquisition Proposal. “Acquisition Proposal” means any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition of all or any portion of the Business or the Purchased Assets.

(b) Seller shall promptly (and in any event within two Business Days) advise Buyer in writing of any Acquisition Proposal or request for information that could lead to an Acquisition Proposal, including the material terms thereof and the identity of the Person making same.

(c) Notwithstanding anything to the contrary contained herein, in the event that Seller receives after the date of this Agreement and prior to the termination of this Agreement in accordance with its terms, an unsolicited, bona fide written Acquisition Proposal, which Seller’s board of directors (the “Board”) determines in good faith, after consultation with its financial advisor and outside legal counsel, to be more favorable to Seller’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors including price, certainty of closing, financing, conditionality, timing, and regulatory approvals, and which did not result from a breach of Section 5.03(a) (a “Superior Proposal”), Seller may then take the following actions (but only if (i) (A) the Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties, and (B) Seller has given Buyer prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Superior Proposal and the material terms and conditions of such Superior Proposal, and (ii) Seller shall not have breached any of, and continues to comply with all of, the provisions of this Section:

(1) furnish nonpublic information with respect to Seller and the Business to the Person or group making such Superior Proposal; provided, that prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement; and (2) engage in discussions or negotiations with such Person or group with respect to such Superior Proposal. Seller shall promptly (and in any event within one Business Day) provide to Buyer any nonpublic information concerning Seller, the Business or the Purchased Assets that is furnished to such Person or group and that was not previously made available to Buyer.

(d) Upon delivery of the notice described in Section 5.03(c), Buyer shall have five days after receipt of such notice (the “Match Period”) to propose revisions to the terms of this Agreement. During the Match Period, Seller shall negotiate with Buyer in good faith regarding any such proposed revisions. The Board shall not make any determination regarding the Superior Proposal, and Seller shall not terminate this Agreement pursuant to Section 8.01(e), until the Match Period has expired and the Board has considered in good faith any revised terms proposed by Buyer during the Match Period. The Match Period shall run concurrently with any required SEC preliminary proxy statement review period, and Seller shall not use the pendency of any proxy amendment filing, SEC review process, or regulatory approval requirement as a basis to shorten, suspend, or waive Buyer’s rights under this Section 5.03(d); provided that if the SEC’s 10-business-day preliminary review period under Rule 14a-6(a) would expire before the Match Period expires, Seller shall use commercially reasonable efforts to file any required amended preliminary proxy statement promptly following the expiration of the Match Period, and the Drop Dead Date shall be extended by the number of days consumed by the Match Period to the extent it exceeds the SEC preliminary review period. If, after consideration of such revised terms, the Board determines in good faith that the Superior Proposal continues to be more favorable to Seller’s stockholders than the transactions contemplated by this Agreement (as proposed to be revised by Buyer), and that the failure to accept the Superior Proposal would be inconsistent with its fiduciary duties, then Seller may terminate this Agreement pursuant to Section 8.01(e), subject to compliance with all conditions set forth therein.

(e) If the Person making the Superior Proposal amends or revises its proposal in any material respect (including any change in the consideration offered, the form of consideration, or any material term or condition), each such amendment or revision shall constitute a new Superior Proposal, and the notice and Match Period process described in Sections 5.03(c) and 5.03(d) shall restart; provided that the Match Period for any such revised Superior Proposal shall be two Business Days.

Seller’s Board shall not withdraw, modify, or qualify its recommendation to stockholders in favor of this Agreement, or recommend an Acquisition Proposal (a “Recommendation Change”), unless (i) Seller has received a Superior Proposal, (ii) the notice and match-right process described in Sections 5.03(c) and 5.03(d) has been fully completed, and (iii) the Board determines in good faith, after consultation with outside legal counsel, that failure to make a Recommendation Change would be inconsistent with its fiduciary duties. A Recommendation Change does not, by itself, constitute a termination of this Agreement. If the Acquisition Proposal giving rise to the Superior Proposal resulted from a material breach by Seller of any provision of Section 5.03(a), Seller shall not be permitted to terminate this Agreement pursuant to Section 8.01(e) or make a Recommendation Change pursuant to this Section 5.03(f).

Section 5.04 Employee Matters.

(a) Offered Employees. Buyer may, in its sole discretion, extend offers of employment to such employees of Seller as Buyer elects (the “Offered Employees”). Any offers of employment by Buyer shall be made on terms and conditions determined by Buyer in its sole discretion. Employees who accept Buyer’s offer of employment and commence employment with Buyer are referred to as “Transferred Employees.” Buyer shall have no obligation to extend offers of employment to any employee of Seller and shall have no liability with respect to any employee who does not become a Transferred Employee.

(b) Seller’s Retained Employee Liabilities. Seller shall be solely responsible for, and shall indemnify, defend, and hold harmless Buyer from and against, all Liabilities relating to (i) all current and former employees, independent contractors, and consultants of Seller or the Business; (ii) all compensation, wages, commissions, bonuses, benefits, profit sharing, equity awards, expense reimbursements, and accrued vacation or paid time off payable to any current or former employee or contractor; (iii) all employment-related Taxes; (iv) all severance, separation pay, termination pay, or similar obligations to current or former employees or contractors arising on or prior to the Closing Date or arising in connection with the transactions contemplated by this Agreement; (v) all WARN Act obligations and COBRA continuation coverage; and (vi) all claims or Liabilities arising from or relating to Seller’s employment practices, policies, or benefit plans, in each case arising or accruing on or prior to the Closing Date. For the avoidance of doubt, none of the foregoing shall constitute Assumed Liabilities.

(c) WARN Act. Seller shall be solely responsible for any notification requirements and any Liabilities arising under the WARN Act or any applicable state or local equivalent, including with respect to any closings, layoffs, or separations occurring on or prior to the Closing Date or in connection with the transactions contemplated by this Agreement.

Section 5.05 Confidentiality . From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, hold in confidence all information concerning the Business and the Purchased Assets, except to the extent that such information: (a) is required to be disclosed under applicable Law or applicable rules of the exchange on which Seller is listed; (b) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (c) is lawfully acquired by Seller from sources not prohibited from disclosing such information. If Seller or any of its Affiliates or Representatives is required to disclose any such information in connection with a legal or regulatory proceeding, Seller shall promptly notify Buyer in writing (to the extent legally permitted) and shall disclose only that portion legally required, using reasonable efforts to obtain appropriate protective treatment.

Section 5.06 Non-Competition; Non-Solicitation.

(a) For a period of two years commencing on the Closing Date (the “Restricted Period”), Seller shall not: (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an ownership interest greater than 2% of the outstanding equity ownership in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity; or (iii) cause, induce, or encourage any Material Customer, Material Supplier, or other material business relation of the Business to cease or diminish its relationship with Buyer or the Business. “Restricted Business” means the design, development, manufacture, marketing, sale, or distribution of footwear and accessories under or in connection with any of the Intellectual Property Assets transferred to Buyer hereunder. “Territory” means worldwide. For the avoidance of doubt, the foregoing restrictions do not prohibit current or former, directors or employees of Seller from pursuing employment, or being employed, by a business that would constitute a Restricted Business.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or hire any Transferred Employee; provided that nothing in this Section 5.06(b) shall prevent Seller or any of its Affiliates from (i) hiring any employee whose employment has been terminated by Buyer, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that any breach or threatened breach of this Section 5.06 would give rise to irreparable harm to Buyer for which monetary damages would not be an adequate remedy, and Buyer shall be entitled to seek equitable relief, including a temporary restraining order, injunction, and specific performance, without any requirement to post bond or prove actual damages.

(d) Seller acknowledges that the restrictions in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement.

The covenants are severable and distinct; the invalidity or unenforceability of any covenant shall not affect the others, and any court may reform any overly broad covenant to the maximum extent permitted by applicable Law.

Section 5.07 Books and Records. For a period of three years following the Closing, Seller shall: (a) retain all books and records of Seller that relate to the Business and its operations for periods prior to the Closing, including all customs and import records; and (b) upon reasonable notice, afford Buyer’s Representatives reasonable access to such books and records during normal business hours. Neither Party shall be required to provide access to any books or records the disclosure of which would violate any applicable Law or any legal privilege.

Section 5.08 Notice of Certain Events. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of: (a) any fact, circumstance, event, or action the existence, occurrence, or taking of which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or has resulted in or could result in any representation or warranty made by Seller hereunder not being true and correct in all material respects, or could result in the failure of any condition to Closing set forth in Section 7.01 to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) any Actions commenced or threatened relating to the Business, the Purchased Assets, or the Assumed Liabilities. Buyer’s receipt of information pursuant to this Section 5.08 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement; (e) any casualty event, cyber incident, platform suspension, or data breach; and (f) any consent, approval, or waiver not previously listed on Section 3.02 of the Disclosure Schedules that is identified by Seller as required in connection with the transactions contemplated by this Agreement, which Seller shall promptly (and in any event within 3 Business Days) notify Buyer in writing and shall use reasonable best efforts to obtain.

Section 5.09 Public Announcements. Unless otherwise required by applicable Law or rules of the exchange on which Seller is listed, no Party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that, prior to issuing any announcement that may be required by applicable Law or the rules and regulations of any national securities exchange, Seller shall provide Buyer with an opportunity to review and comment on any such draft announcement and shall consider any comments from Buyer in good faith. The Parties shall cooperate as to the timing and contents of any such announcements.

Section 5.10 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer except to the extent California Commercial Code Division 6 (the “California Bulk Sale Law”) is applicable to the transactions contemplated hereby. To the extent the California Bulk Sale Law is applicable, Seller shall cooperate fully with Buyer in connection with such compliance, including by providing Buyer with a verified list of claimants and all business names and addresses used by Seller within the prior three years, in each case no later than twenty-one (21) Business Days prior to the Closing Date. Buyer shall have the right, but not the obligation except to the extent required by applicable Law, to prepare, file, publish, record, mail, or deliver any notices, statements, or other documents required in connection with compliance with the California Bulk Sale Law. Buyer shall prepare and deliver the required notice of bulk sale to Seller’s claimants no less than forty-five (45) days prior to the Closing Date. Any Liabilities arising out of the failure of Seller to comply with its obligations under this Section 5.10, or out of the failure of Seller to comply with bulk sales or bulk transfer Laws of any jurisdiction, shall be treated as Excluded Liabilities.

Section 5.11 Receivables. For a period of 30 days after the Closing or until such time as Seller is dissolved, whichever is later: (a) if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five

Business Days after its receipt thereof; and (b) if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit such funds to Seller within five (5) Business Days after its receipt thereof. For a period of 30 days from the Closing Date, Seller shall maintain its current bank accounts and shall, promptly after receiving any such amounts, remit the same to Buyer.

Section 5.12 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne equally by the parties. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.13 California Tax and Payroll Clearances. Seller shall cooperate fully with Buyer, directly or through any escrow holder, in obtaining the following items, to the extent applicable (collectively, the “California Clearance Items”): (a) any certificate of tax and fee clearance, certificate of payment, successor-liability release, or similar determination from the California Department of Tax and Fee Administration with respect to Seller’s California sales and use tax accounts; (b) a Certificate of Release of Buyer (DE 2220) from the California Employment Development Department; and (c) any bulk sale withholding clearance certificate or similar withholding-related clearance from the California Franchise Tax Board. Seller shall, promptly upon request, provide all information, forms, signatures, account numbers, returns, reports, payoff information, authorizations, and other documentation reasonably requested by Buyer, any escrow holder, or the applicable Governmental Authority in connection with the California Clearance Items. Buyer shall have the right, directly or through any escrow holder, to submit requests for the California Clearance Items, and Seller shall reasonably cooperate in connection therewith. If the California Department of Tax and Fee Administration, California Franchise Tax Board, or California Employment Development Department respond to such requests or filings at any time, whether before or after Closing, with a statement indicating that any Taxes are due and owing by Seller, then Seller shall promptly pay or otherwise resolve these liabilities to the satisfaction of Buyer.

Section 5.14 Third-Party Consents. Seller shall use its reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, all consents, approvals, and waivers of third parties (including any consent required under any Assigned Contract) as may be required to effect the transactions contemplated by this Agreement. Buyer shall reasonably cooperate with Seller in connection with Seller’s efforts to obtain such consents. The costs and expenses of obtaining any required consents shall be borne by Seller

Section 5.15 Limited Wind-Down License. Buyer hereby grants to Seller a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the “Allbirds” name and trademark solely in connection with (i) required regulatory, governmental, or stock exchange disclosures referencing the sale of the Purchased Assets; (ii) communications with Seller’s stockholders and creditors necessary to wind down and dissolve Seller; and (iii) effecting Seller’s legal dissolution under applicable Law (collectively, the “Permitted Wind-Down Uses”). The foregoing license: (A) shall not permit any commercial, marketing, or promotional use, or any sale of goods or services (other than as contemplated under the Transition Services Agreement); (B) shall be subject to Buyer’s prior written approval (not to be unreasonably withheld or delayed) as to the form and manner of any use; (C) shall automatically terminate upon the later of (1) one year following the Closing Date or (2) five (5) Business Days after written notice from Buyer of Seller’s uncured breach of this Section; and (D) shall not be construed to grant any right by implication, estoppel, or otherwise beyond what is expressly stated herein. All goodwill arising from Seller’s use of the “Allbirds” name hereunder shall inure solely to Buyer’s benefit, and Seller shall not contest Buyer’s ownership of, or the validity of, any Intellectual Property Asset.

Section 5.16 Transition Services Agreement.

(a) The Parties shall negotiate the Transition Services Agreement in good faith and shall use commercially reasonable efforts to finalize and execute the Transition Services Agreement no later than fifteen (15) Business Days prior to the Closing Date. The Transition Services Agreement shall be consistent in all material respects with the TSA Term Sheet agreed to by the Parties prior to or concurrently with the execution of this Agreement (the “TSA Term Sheet”), which is incorporated herein by reference. Neither Party shall take any position in the negotiation of the Transition Services Agreement that is inconsistent with the TSA Term Sheet, or that is unreasonable or not in good faith. Seller shall not use the negotiation of the Transition Services Agreement, or any disagreement with respect thereto, as a basis to delay, condition, or refuse to consummate the Closing.

(b) Seller acknowledges that it intends to dissolve and distribute proceeds to its stockholders following the Closing and will use commercial reasonable efforts to retain personnel required to perform services under the Transition Services Agreement for a period of 30 days following the Closing. Notwithstanding its dissolution, Seller shall perform its obligations under the Transition Services Agreement in good faith, provided that Seller shall not be required to retain specific personnel or hire replacement personnel and shall only be obligated to perform the work that it is capable of performing with personnel who continue to be engaged with Seller following Closing.

Section 5.17 Post-Closing Digital Cooperation. Following the Closing and subject to the applicable terms of the Transition Services Agreement, if any, Seller shall provide reasonable cooperation and assistance to Buyer in connection with the migration, transfer, and activation of digital assets, platform accounts, and online operations of the Business, including cooperation with platform operators, registrars, and third-party service providers. Seller shall not delete, disable, or impair any digital asset or account prior to the completion of such migration.

Section 5.18 Disclosure Schedules.

Seller shall deliver to Buyer the Disclosure Schedules, in final form, simultaneously with the execution and delivery of this Agreement. The Disclosure Schedules shall not be deemed delivered, and this Agreement shall not become effective, until Buyer has received and reviewed the Disclosure Schedules. Seller may, from time to time after the date of this Agreement and no later than three Business Days prior to the Closing, deliver to Buyer supplemental disclosure notices with respect to facts, circumstances, events or occurrences first arising after the date of this Agreement that are required to be disclosed pursuant to this Agreement and that did not exist as of the date hereof and do not arise from any breach by Seller of this Agreement; provided that Seller shall deliver any such supplemental disclosure notice promptly after Seller becomes aware of the applicable matter. Any such supplemental disclosure notice shall be for informational purposes only and shall not be deemed to amend the Disclosure Schedules, cure any breach or inaccuracy of any representation, warranty or covenant, affect the satisfaction of any condition to Closing, or limit any right or remedy of Buyer under this Agreement, unless Buyer expressly agrees in writing. If any matter set forth in a supplemental disclosure notice would, if it had existed as of the date hereof, have entitled Buyer to terminate this Agreement pursuant to Section 8.01(c) or caused a condition set forth in Article VII to fail, then Buyer may, in its sole discretion, either (a) terminate this Agreement pursuant to Section 8.01(c), or (b) expressly waive such matter in writing and proceed to the Closing, in which case Buyer shall be deemed to have accepted such matter solely to the extent expressly set forth in such written waiver.

(c) At any time prior to three (3) Business Days before the Closing Date, Buyer may deliver written notice to Seller identifying additional items that Buyer reasonably determines should be included on any schedule to Section 1.01 relating to Assigned Contracts, Transferred Prepaid Expenses, Transition Assets, or other categories of Purchased Assets expressly contemplated by this Agreement, in each case to the extent such items are owned by Seller and used or held for use in the Business and were omitted from such schedule as of the date hereof or are identified after the date hereof. Seller shall reasonably cooperate with Buyer to update the applicable schedules to include such items, and any such items identified by Buyer in accordance with this Section shall be deemed included in the applicable schedule and included in the Purchased Assets at the Closing. Notwithstanding the foregoing, (a) any Contract added pursuant to this Section shall remain subject to Section 1.09 and all other applicable consent and non-assignment provisions of this Agreement, (b) Buyer shall not be deemed to assume any Liability with respect to any such added item except to the extent such Liability otherwise constitutes an Assumed Liability under this Agreement, and (c) the Parties shall negotiate in good faith as to whether there should be any adjustment to the Purchase Price as a result of such addition.

Section 5.19 Monthly Financial Reports. From and after the date hereof until the Closing, Seller shall, promptly upon Buyer’s reasonable request, deliver to Buyer month-end internal financial reports for the Business, including a balance sheet, statement of income and cash flows, and such supporting detail as is reasonably available with respect to accounts receivable, accounts payable and Inventory, in each case prepared in a manner consistent with Seller’s past practice.

Section 5.20 Tariff Recoveries. Notwithstanding anything to the contrary in this Agreement, with respect to any tariff refunds, customs duty drawbacks, duty rebates, import fee refunds and similar governmental refund claims or recoveries solely relating to the U.S. and United Kingdom inventory, and excluding New Zealand inventory (collectively, the “Tariff Recoveries”), the Parties agree that, except as otherwise provided below, Buyer and Seller shall share all Tariff Recoveries equally, with Buyer entitled to fifty percent (50%) thereof and Seller entitled to fifty percent (50%) thereof. To the extent any Tariff Recovery rights are assignable or otherwise transferable to Buyer, or Buyer is otherwise permitted to pursue or collect the same in its own name, the Parties shall reasonably cooperate to effect such assignment, transfer or collection. To the extent any Tariff Recovery is not assignable or otherwise transferable to Buyer, Buyer shall have the right, but not the obligation, to prepare, file, pursue, prosecute, compromise, settle and collect such Tariff Recovery in the name of Seller or otherwise on Seller’s behalf, and Seller shall have no obligation to independently prepare, file, pursue, prosecute or collect any Tariff Recovery. Seller shall, to the extent not otherwise required pursuant to this Agreement, provide Buyer with all information, records and cooperation reasonably requested by Buyer in connection with any Tariff Recovery, including relevant customs records, entry documentation, broker records, workpapers, and access to Seller’s ACE account and related customs portals to the extent reasonably necessary and permitted. Seller shall promptly remit to Buyer its fifty percent (50%) share of any Tariff Recovery actually received by Seller, and Buyer shall promptly remit to Seller its fifty percent (50%) share of any Tariff Recovery actually received by Buyer, in each case net only of any documented, reasonable out-of-pocket third-party costs incurred in obtaining such Tariff Recovery. Notwithstanding the foregoing, if Seller has fully dissolved and has ceased to exist, then Buyer shall be entitled to retain one hundred percent (100%) of any Tariff Recovery thereafter obtained by Buyer. Without limiting the foregoing, Seller shall, at Buyer’s reasonable request, execute and deliver such powers of attorney, authorizations, customs forms, broker instructions, access authorizations and other instruments, and shall provide such cooperation, records and account access (including access to Seller’s ACE account and related customs portals to the extent reasonably necessary and permitted), as may be reasonably necessary to enable Buyer to prepare, file, pursue, prosecute, compromise, settle and collect any Tariff Recoveries.

Section 5.21 D&O Tail. Prior to or at the Closing, Seller shall purchase, at its sole cost and expense, a prepaid one (1)-year runoff or “tail” directors’ and officers’ liability insurance policy covering the current and former directors and officers of Seller and its subsidiaries for acts, omissions, events and circumstances occurring or existing at or prior to the Closing. Such policy shall provide coverage with limits and on terms and conditions that are, in the aggregate, no less favorable than Seller’s existing directors’ and officers’ liability insurance policies in effect immediately prior to the Closing, with the incumbent carriers if available; provided that if such coverage is not available on such terms, Seller shall obtain the most favorable coverage reasonably available. The total premium for such policy shall not exceed 300% of the aggregate annual premium currently paid by Seller for such existing coverage. Seller shall not, and shall cause its successors and assigns not to, cancel, amend, impair or otherwise adversely affect such coverage following the Closing.

Section 5.22 Actions. Seller shall retain sole responsibility for, and control the defense and settlement of, all Actions constituting Excluded Liabilities. Seller shall not, without Buyer’s prior written consent, settle or otherwise resolve any such Action in a manner that would reasonably be expected to impose any Liability or restriction on Buyer or any Purchased Asset, require any admission by Buyer, require injunctive or other non-monetary relief affecting any Purchased Asset, or delay, impair, or adversely affect the consummation of the transactions contemplated hereby.

Section 5.23 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, Seller shall, at Buyer’s reasonable request, execute and deliver all instruments and take all other actions reasonably necessary to transfer, assign, and perfect Buyer’s title to and interest in all Purchased Assets.

ARTICLE VI

SURVIVAL

Section 6.01 Survival of Representations and Warranties. All representations and warranties of Seller and Buyer contained in this Agreement (other than the Surviving Representations) are made through the Closing Date only and shall not survive the Closing. The Surviving Representations shall survive the Closing for a period of 60 days following the Closing Date (the “Survival Period”). All covenants of the parties intended to be performed after the Closing Date shall survive the Closing for the period necessary to fulfill such obligations. The parties acknowledge that Seller is publicly traded and intends to dissolve and distribute net proceeds from the Purchase Price to its stockholders promptly following closing.

Section 6.02 Targeted Post-Closing Protection. If any Surviving Representation proves to have been inaccurate in any material respect as of the date hereof or as of the Closing Date and such inaccuracy results in Losses to Buyer, Buyer shall be entitled to recover such Losses from the Escrow Fund. The aggregate Losses recoverable under this Article VI shall not exceed the Escrow Fund, except that claims for Fraud or intentional breach are not subject to any cap. No individual claim is recoverable unless Losses exceed $1,000,000 (the “De Minimis Amount”). Upon expiration of the Survival Period, any portion of the Escrow Fund not subject to a pending claim under this Article VI or Section 1.06 shall be released to Seller within 10 Business Days in accordance with the Escrow Agreement. Except for Fraud or intentional breach, this Article VI is Buyer’s sole remedy for Surviving Representation inaccuracies post-Closing. “Surviving Representations” means: Section 3.01 (Organization and Authority), Section 3.02 (No Conflicts, as to consents), Section 3.06 (Assigned Contracts, as to defaults/consents), Section 3.07 (Title), Section 3.09 (Inventory, as to Inventory Valuation Methodology), Section 3.10 (AR valuation), Section 3.11(c) (IP ownership), Section 3.18 (Taxes on transferred assets), Section 3.20 (Brokers), and the Seller Closing Certificate. Nothing in this Agreement limits Buyer’s rights or remedies with respect to Fraud. Claims for Fraud are not subject to any survival period, cap, de minimis, or other limitation.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

Accuracy of Seller’s Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date).

(d) Seller’s Performance. Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each Transaction Document to be performed or complied with by it prior to or on the Closing Date.

(e) No Legal Impediment. No Action shall have been commenced against Buyer or Seller that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority that restrains or prohibits any transaction contemplated hereby.

(f) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) Seller Deliverables. Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 2.02.

(h) Release of Encumbrances. All Encumbrances relating to the Purchased Assets shall have been released in full (other than Permitted Encumbrances), and Seller shall have delivered to Buyer written evidence of the release of such Encumbrances in form satisfactory to Buyer in its sole discretion.

(i) Seller Closing Certificate. Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Sections 7.01(a) and 7.01(b) have been satisfied (the “Seller Closing Certificate”).

(j) Secretary’s Certificate. Buyer shall have received a certificate of the Secretary or equivalent officer of Seller certifying true and complete copies of all resolutions adopted by the Board and (if required) the stockholders of Seller authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(k) Authorizing Resolutions; Officers’ Certificate. Buyer shall have received a certificate of the Secretary or equivalent officer of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents.

(l) FIRPTA Certificate. Buyer shall have received the FIRPTA Certificate pursuant to Treasury Regulations Section 1.1445-2(b), duly executed by Seller.

Estimated Closing Statement. Seller shall have delivered to Buyer the Estimated Closing Statement pursuant to Section 1.06(c).

(m) Required Consents. All third-party consents, approvals and waivers, and all Governmental Authority approvals, authorizations, permits, notices and filings, in each case required for (i) the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and (ii) the consummation of the transactions contemplated hereby and thereby, including the valid transfer of the Purchased Assets and the assignment to Buyer of the Assigned Contracts, shall have been obtained or made, except solely to the extent Buyer otherwise agrees in writing prior to the Closing with respect to any specifically identified item. Seller shall have delivered to Buyer true, correct and complete copies of all such consents, approvals, waivers and other evidence thereof.

(n) Stockholder and Board Approval. Seller’s Board (including any required special committee) and stockholders (to the extent required by applicable Law) shall have duly authorized and approved the transactions contemplated by this Agreement.

(o) No Seller Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred or be reasonably expected to occur.

(p) Transition Services Agreement. Seller shall have executed and delivered to Buyer the Transition Services Agreement.

(q) Other Documents. Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Buyer’s Representations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Buyer’s Performance. Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Legal Impediment. No injunction or restraining order shall have been issued by any Governmental Authority that restrains or prohibits any material transaction contemplated hereby.

Buyer Deliverables. Buyer shall have delivered to Seller the Closing Date Payment and duly executed counterparts to the Transaction Documents, and shall have delivered the Escrow Fund to the Escrow Agent, as provided in Section 2.03.

(d) Buyer Closing Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Secretary’s Certificate and Other Documents. Seller shall have received a certificate of the manager or Secretary (or equivalent officer) of Buyer certifying (i) true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and (ii) the names and signatures of Buyer’s authorized officers.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or before June 30, 2026 (the “Drop Dead Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any Party whose material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Drop Dead Date; provided, further, that the Drop Dead Date may be extended by the mutual written agreement of Buyer and Seller; and provided, further, that if, as of the Drop Dead Date, Seller stockholder approval shall not have been obtained solely because the Securities and Exchange Commission has not completed its review of the preliminary proxy statement filed by Seller in connection with obtaining Seller stockholder approval, then the Drop Dead Date shall be automatically extended for up to two additional thirty (30)-day periods; provided, further, that such automatic extension shall apply only if Seller shall have (i) used commercially reasonable efforts to respond promptly to any comments of the Securities and Exchange Commission and to cause the definitive proxy statement to be mailed and the stockholder meeting to be held as promptly as reasonably practicable, and (ii) otherwise complied in all material respects with its obligations under this Agreement relating to the proxy statement and the Seller stockholder approval process.

by Buyer, by written notice to Seller, if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01, and such breach, inaccuracy, or failure has not been cured by Seller within ten Business Days after Seller’s receipt of written notice of such breach from Buyer;

(c) by Seller, by written notice to Buyer, if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02, and such breach, inaccuracy, or failure has not been cured by Buyer within ten Business Days after Buyer’s receipt of written notice of such breach from Seller;

(d) by Seller in the event it determines to accept a Superior Proposal, subject to and in compliance with all of the provisions of Section 5.03 (including the notice, match-right, and reset-right provisions thereof); provided, that (A) Seller has complied with all provisions of Section 5.03, (B) the full Match Period (including any reset Match Period) has expired without Buyer proposing terms that the Board determines to be at least as favorable as the Superior Proposal, (C) Seller simultaneously pays the Termination Fee and the Deposit Amount is returned to Buyer, and (D) Seller simultaneously enters into a definitive agreement with respect to the Superior Proposal; or

(e) by Buyer or Seller, if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination.

(a) In the event of termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, except as set forth in this Section 8.02 and except that Article IX hereof, this Section 8.02, and the Escrow Agreement shall survive such termination. Nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof or for Fraud.

(b) In the event of termination by Seller pursuant to Section 8.01(e) as a result of Seller accepting a Superior Proposal, Seller shall pay Buyer $1,250,000 (the “Termination Fee”) in immediately available funds within five Business Days after such termination, and the Deposit Amount shall be promptly returned to Buyer. The obligation to pay the Termination Fee shall be a condition precedent to the effectiveness of termination under Section 8.01(e).

In the event of termination by Seller pursuant to Section 8.01(d) as a result of Buyer’s breach, the Deposit Amount shall be forfeited to Seller as liquidated damages in accordance with Section 2.04(c), and Seller shall be entitled to recover only such additional amount, if any, as is expressly permitted by Section 2.04(c). Following such termination, Seller shall not be entitled to seek specific performance, damages or any other monetary remedy arising from such breach, except in the case of Fraud.

(c) In the event of any termination other than pursuant to Section 8.01(d) or Section 8.01(e), the Deposit Amount shall be returned to Buyer in accordance with Section 2.04(c).

(d) Prior to a valid termination of this Agreement in accordance with this Article VIII, either Party may seek specific performance of the other Party’s obligations under this Agreement (including Seller’s obligation to close). Following a valid termination and forfeiture of the Deposit Amount to Seller pursuant to Section 8.02(c), Seller’s remedies shall be limited to those set forth in Section 8.02(c).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that all transaction expenses of Seller shall constitute Excluded Liabilities and shall not be assumed by Buyer.

Section 9.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

If to Seller: Allbirds, Inc.

530 Washington St.

San Francisco, CA 94111

Email: legal@allbirds.com Attention: Chief Legal Officer

with a copy to: Holland & Hart LLP

555 17th Street, Suite 3200

Denver, CO 80202

Email: abowler@hollandhart.com Attention:

Amy Bowler

If to Buyer: 1400 Broadway, Floor 18, New York, New York 10018

Email: steve.velasquez@axnygroup.com Attention: Steve Velasquez with a copy to (which shall not constitute notice):

The Dallal Firm PC

40 Wall Street, Floor 16, New York, New York 10005 Email:

uri@dallalfirm.com

Attention: Uri Dallal, Esq.

Section 9.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. All references to “including” shall mean “including without limitation.” References to any statute, law, or regulation include all amendments, modifications, or replacements thereof. References to any Contract or other document include all amendments, modifications, or supplements thereto. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms refer to this Agreement as a whole and not to any particular provision. References to Articles, Sections, Exhibits, and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Time periods within which to give any notice or take any action shall be calculated excluding the day on which the period commences and including the day on which the period ends, and if the last day of any such period is not a Business Day, the period shall be extended to the next Business Day.

Section 9.04 Severability . If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, and in such event, the parties shall negotiate in good faith a valid and enforceable replacement provision reflecting the original intent of the parties.

Section 9.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (including any confidentiality agreement or letter of intent between the parties, except that confidentiality obligations in any confidentiality agreement shall survive). In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06 Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. Buyer may assign any of its rights or obligations hereunder to any Affiliate of Buyer, or in connection with the sale of all or substantially all of its business or assets; provided that Buyer shall remain liable for all of its obligations hereunder notwithstanding any such assignment. Seller may not assign any of its rights or obligations hereunder without the prior written consent of Buyer. Any purported assignment in violation of this Section shall be null and void.

Section 9.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof.

Section 9.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of law provisions thereof. Any legal suit, action, proceeding, or dispute arising out of or relating to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, in any federal or state court of competent jurisdiction located in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c) If any party institutes any legal suit, action, or proceeding against the other party to enforce this Agreement (or obtain any other remedy for any breach of this Agreement), the prevailing party in such suit, action, or proceeding is entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting or defending the suit, action, or proceeding, including actual attorneys’ fees and expenses and court costs, even if not recoverable by law.

Section 9.09 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, without the necessity of proving the inadequacy of monetary damages or posting any bond or other security.

Section 9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Dated: March 29, 2026

SELLER:
Allbirds, Inc.
Dated: March 29, 2026

	By:	/s/ Joe Vernachio
Joe Vernachio
Chief Executive Officer

BUYER:
Allbirds IP LLC
Dated: March 29, 2026

	By:	/s/ Ouni Mamrout
Ouni Mamrout
Chief Executive Officer

EXHIBIT A

DEFINITIONS

“Accounts Receivable” has the meaning set forth in Section 1.01(c).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Actions” means any claims, actions, suits, litigations, arbitrations, hearings, audits, inquiries, investigations, examinations, notices of violation, written demands, subpoenas, or other civil, criminal, administrative, regulatory, or other proceedings by or before any Governmental Authority, arbitrator, or mediator.

“Adjustment Amount” has the meaning set forth in Section 1.06(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 1.07.

“Assigned Contracts” has the meaning set forth in Section 1.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.02(c).

“Assumed AP” has the meaning set forth in Section 1.03(a).

“Assumed Liabilities” has the meaning set forth in Section 1.03.

“Assumed OCL” has the meaning set forth in Section 1.03(b).

“Balance Sheet Date” has the meaning set forth in Section 3.03.

“Balance Sheet” has the meaning set forth in Section 3.03.

“Baseline Amount” has the meaning set forth in Section 1.06(a).

“Bill of Sale” has the meaning set forth in Section 2.02(b).

“Books and Records” has the meaning set forth in Section 1.01(e).

“Business Day” means any day other than Saturday, Sunday, or a day on which banks are closed in New York, New York.

“Business” has the meaning set forth in the Recitals.

“Buyer Closing Certificate” has the meaning set forth in Section 7.02(e).

“Buyer” has the meaning set forth in the Preamble.

“Closing AR Value” has the meaning set forth in Section 1.06(b)(ii).

“Closing Assumed Liabilities Value” has the meaning set forth in Section 1.06(b)(iii).

“Closing Date Payment” means the Purchase Price as determined pursuant to Section 1.06(c), less the Escrow Fund and less the Deposit Amount, which shall be released from escrow and credited toward the Purchase Price at Closing.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Inventory Value” has the meaning set forth in Section 1.06(b)(i).

“Closing Net Asset Value” has the meaning set forth in Section 1.06(a).

“Closing Statement” has the meaning set forth in Section 1.06(d).

“Closing” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Cost” means, with respect to any item of Inventory, Seller’s cost of goods for such item inclusive of freight and duty allocable thereto, in each case determined in accordance with GAAP applied consistently with past practice.

“Covered Gift Card Liabilities” means the gift card, gift certificate, stored value card, and similar prepaid customer obligations identified on Section 1.03(b) of the Disclosure Schedules, solely to the extent issued during the most recent issuance period set forth thereon. The aggregate outstanding value of the Covered Gift Card Liabilities as of the Closing Date is set forth on Section 1.03(b) of the Disclosure Schedules (such amount, the “Covered Gift Card Value”).

“De Minimis Amount” has the meaning set forth in Section 6.02.

“Deposit Amount” has the meaning set forth in Section 2.04(a).

“Digital Asset Transfer Deliverables” means any and all (i) complete and exclusive access, credentials, and transfer documentation for all social media accounts (including Instagram, Facebook/Meta, TikTok, YouTube, X/Twitter, Pinterest, LinkedIn) used in the Business; (ii) with respect to all marketplace and ecommerce platform accounts used in the Business (including Amazon Seller Central and Shopify), complete and accurate exports, copies and migration deliverables for all data, content and materials used in or generated through such accounts, including product listings, images, copy, order history, customer data to the extent transferable and permitted by applicable Law, analytics, settings and configuration information, together with such reasonable cooperation as is necessary to migrate the same to Buyer or Buyer’s designated accounts; (iii) transfer of all domain name registrations to Buyer’s designated registrar account, including all DNS configuration records; (iv) access to advertising accounts (including Google Ads, Meta Ads) and analytics accounts (including Google Analytics) used in the Business to the extent permitted by the relevant account platform; (v) to the extent permitted by applicable Law, all customer data, email subscriber lists, loyalty program data, and marketing databases, in a machine-readable format reasonably acceptable to Buyer; and (vi) MFA recovery codes, backup authentication methods, and security keys for all accounts described above, in each case to the extent reasonably available or capable of being generated.

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer contemporaneously with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 1.06(e)(ii).

“Domain Assignment” has the meaning set forth in Section 2.02(d).

“Drop Dead Date” has the meaning set forth in Section 8.01(b).

“Encumbrance” means any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance of any nature whatsoever.

“Escrow Agent” has the meaning set forth in Section 2.04(a).

“Escrow Agreement” has the meaning set forth in Section 2.02(a).

“Escrow Fund” means an amount equal to $3,000,000, including any interest earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, to be held for the purpose of securing (i) Seller’s obligations with respect to any negative Adjustment Amount under Section 1.06, (ii) Seller’s obligations with respect to any Surviving Representation inaccuracies under Article VI, and (iii) Seller’s reimbursement obligations with respect to Covered Gift Card Liabilities pursuant to Section 2.05.

“Estimated Closing Statement” has the meaning set forth in Section 1.06(c).

“Excluded Assets” has the meaning set forth in Section 1.02.

“Excluded Liabilities” has the meaning set forth in Section 1.04.

“Financial Statements” has the meaning set forth in Section 3.03.

“Firm Distributor Sale Commitment” means a binding written agreement in effect at the applicable time for the sale to a distributor of the inventory subject to the applicable Open Purchase Order, which agreement is not terminable or cancellable by such distributor without cause or in its sole discretion.

“FIRPTA Certificate” has the meaning set forth in Section 2.02(i).

“Fraud” means, with respect to a party, an actual and intentional (or recklessly made) misrepresentation of a material existing fact contained in the representations and warranties made by such party in this Agreement, made with knowledge of (or reckless disregard for) the falsity thereof and with the specific intent to deceive and induce the other party to enter into this Agreement, upon which the other party justifiably relied in entering into this Agreement and which caused direct damages to such other party; provided, that “Fraud” shall also include any fraudulent omission or active concealment of a material fact that a party had a duty to disclose.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis.

“Gift Card Escrow Amount” is $200,000.

“Gift Card Escrow Release Date” means the second (2nd) anniversary of the Closing Date.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.

“Independent Accountant” has the meaning set forth in Section 1.06(e)(ii).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected therewith (“Trademarks”); (b) copyrights and works of authorship, whether or not copyrightable, and all registrations and applications therefor; (c) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, tools, methods, processes, techniques, and other confidential and proprietary information (“Trade Secrets”); (d) patents and patent applications; (e) internet domain names and social media account or user names, all associated web addresses, URLs, websites and web pages, and all content and data thereon; (f) software, computer programs, operating systems, applications, and other code, including all source code, object code, and documentation thereof; (g) rights of publicity; (h) all customer information, including names, addresses, phone numbers, email addresses, purchase history, and all other demographic data; and (i) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” has the meaning set forth in Section 3.11(b).

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller, together with all (i) royalties, fees, income, payments, and other proceeds due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Registrations” means all Intellectual Property Assets subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction.

“Interim Financial Statements” has the meaning set forth in Section 3.03.

“Inventory Valuation Methodology” means the following methodology for valuing Inventory:

(a) Inventory received by Seller after the date of this Agreement shall be valued at 100% of Cost;

(b) current Inventory, other than Inventory described in clause (a), shall be valued at 80% of Cost;

(c) prior season Inventory shall be valued at 50% of Cost; and (d) obsolete Inventory shall be valued at 10% of Cost.

“Inventory” has the meaning set forth in Section 1.01(b).

“IP Assets” has the meaning set forth in Section 1.01(a).

“IP Assignment” has the meaning set forth in Section 2.02(f).

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, or other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Losses” means any and all losses, damages, liabilities, deficiencies, claims, Actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and expenses.

“Match Period” has the meaning set forth in Section 5.03(d).

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or is reasonably expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities, or terrorism; (v) any action required or permitted by this Agreement or any action taken or omitted with the written consent of Buyer; (vi) changes in applicable Laws or GAAP; (vii) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; (viii) natural or man-made disasters; or (ix) any epidemics, pandemics, or disease outbreaks; in each case, except to the extent that such events, occurrences, facts, conditions, or changes have a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Customers” has the meaning set forth in Section 3.13.

“Material Suppliers” has the meaning set forth in Section 3.13.

“Offered Employees” has the meaning set forth in Section 5.04(a).

“Open PO Adjustment Amount” means the lesser of (i) $1,200,000 and (ii) 12% of the Open PO Value.

“Open PO Value” means the aggregate remaining unpaid amount payable under all Open Purchase Orders outstanding as of the Closing Date that are not, as of the Closing Date, subject to a Firm Distributor Sale Commitment, as shown on the Closing Statement.

“Open Purchase Orders” means the purchase orders of the Business that remain open and outstanding as of the Closing Date and are listed on Section 1.03(a) of the Disclosure Schedules, which schedule shall identify for each such purchase order the remaining unpaid amount thereunder and whether such purchase order is subject to a Firm Distributor Sale Commitment.

“Permit” means any permit, license, franchise, approval, authorization, registration, certificate, variance, or similar right obtained from any Governmental Authority.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable; (b) mechanics’, materialmen’s, and similar Encumbrances arising in the ordinary course of business; and (c) Encumbrances set forth in Section P of the Disclosure Schedules.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Patent Assignment” has the meaning set forth in Section 2.02(e).

“Purchase Price” has the meaning set forth in Section 1.05

. “Purchased Assets” has the meaning set forth in Section 1.01.

“Recommendation Change” has the meaning set forth in Section 5.03(f).

“Representatives” means, with respect to any Person, any and all directors, officers, employees, consultants, counsel, accountants, and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 1.06(e)(ii).

“Restricted Business” has the meaning set forth in Section 5.06(a).

“Restricted Period” has the meaning set forth in Section 5.06(a).

“Review Period” has the meaning set forth in Section 1.06(e)(i).

“Seller Closing Certificate” has the meaning set forth in Section 7.01(g).

“Seller” has the meaning set forth in the Preamble.

“Statement of Objections” has the meaning set forth in Section 1.06(e)(i).

“Survival Period” has the meaning set forth in Section 6.01.

“Surviving Representations” has the meaning set forth in Section 6.02.

“Tax Returns” means all returns, declarations, reports, information returns, statements, and other documents required to be filed with any Governmental Authority in connection with Taxes.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Territory” has the meaning set forth in Section 5.06(a).

“Trademark Assignments” has the meaning set forth in Section 2.02(c).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignments, the Domain Assignment, Patent Assignment, the IP Assignment, the Transition Services Agreement, and all other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing.

“Transferred Employees” has the meaning set forth in Section 5.04(a).

“Transition Assets” has the meaning set forth in Section 1.01(g).

“Transition Services Agreement” has the meaning set forth in Section 2.02(g).

Annex B

Confidential	March 27, 2026

Allbirds, Inc.

530 Washington Street

San Francisco, CA 94111

Attn: Special Committee of the Board of Directors of Allbirds, Inc.

Ladies and Gentlemen:

Allbirds, Inc. (the “Company”) has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor and provide an opinion (the “Opinion”) to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) as of the date hereof as to the fairness, from a financial point of view, to the public stockholders of the Company, which expressly excludes Maveron, LLC, Joseph Zwillinger and Timothy Brown, of the Distribution Amount (as defined below) (without giving effect to any impact of the Proposed Transaction (as defined below) on any particular stockholder other than in its capacity as a stockholder, or any other person or group interested in the Proposed Transaction).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company intends to (i) sell certain assets to the American Exchange Group pursuant to the Purchase Agreement (as defined below); (ii) use the proceeds from the sale to pay off its outstanding debt and settle its other obligations; and (iii) distribute in a liquidation the surplus of the Company, estimated by management of the Company to be $1.34 per share, to the Company’s stockholders (such amount described in clause (iii), the “Distribution Amount” and the transactions collectively described in clauses (i) through (iii), the “Proposed Transaction”). Duff & Phelps has assumed that the amount distributed to the stockholders in the Proposed Transaction will equal the Distribution Amount as estimated by management of the Company. Such estimate by management is based on assumptions that may vary from actual results and as a result the amount available to distribute to stockholders may vary materially from the Distribution Amount.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable Duff & Phelps to render this Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2022 through December 31,

Allbirds, Inc.

March 27, 2026

2024 and the Company’s unaudited interim financial statements for nine months ended September 30, 2025 included in the Company’s Form 10-Q filed with the SEC;

b.	The Company’s draft Form 10-K for the year ended December 31, 2025;

c.

Unaudited segment and pro forma financial information for the Company for the years ended December 31, 2022 through December 31, 2025 and the one month ended January 31, 2026, which the Company’s management identified as being the most current financial statements available;

d.

The forecasted month-end balance sheets for February through May 2026, provided to us by management of the Company and on which Duff & Phelps has relied, at the Company’s and the Special Committee’s direction, in performing its analysis (the “Management Budget”);

e.	The Company’s Confidential Information Presentation dated Winter 2025 – 2026;

f.	A calculation of the Distribution Amount prepared by management of the Company;

g.	Other internal documents relating to the history, current operations, and probable future outlook of the Company;

h.

A letter dated March 27, 2026 from the management of the Company which made certain representations as to historical financial statements, Management Budget, wind-down costs, advisor fees and the underlying assumptions for the Company on a post-transaction basis; and

i.

The draft of the Asset Purchase Agreement, provided March 23, 2026, dated [ ] between the Company and [Buyer], including the schedules and exhibits thereto, provided March 26, 2026 (the “Purchase Agreement”);

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of selected public companies that Duff & Phelps deemed relevant and a liquidation analysis; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the consent of the Company:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management and its advisors, and did not independently verify such information;

2.

Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.

Assumed that the Management Budget, wind-down costs, advisor fees and any other estimates, evaluations and forecasts furnished to Duff & Phelps were reasonably prepared and based upon the best currently

Allbirds, Inc.

March 27, 2026

available information and good faith judgment of the person(s) furnishing the same, and Duff & Phelps expresses no opinion with respect to the Management Budget, wind-down costs, advisor fees and any other estimates provided by management of the Company or their underlying assumptions;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction

5.	Assumed that the representations and warranties made in Purchase Agreement are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.

Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed as contemplated, and the Purchase Agreement will be consummated without any amendments thereto or any waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Qualifications

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction; (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Proposed Transaction; or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps does not express any view as to any other aspect or implication of the Proposed Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including the fairness to the interests of those materially affected by the Proposed Transaction (including customers, employees, partners, and the communities in which the Company operates), or the public benefit or benefits identified in the Company’s certificate of incorporation.

Allbirds, Inc.

March 27, 2026

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) prior to or after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Distribution Amount, or with respect to the fairness of any such compensation.

Limiting Conditions

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Distribution Amount is the best possibly attainable under any circumstances; instead, it merely states whether the Distribution Amount is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated March 19, 2026 (the “Engagement Letter”). This letter is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as a financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee was earned when Duff & Phelps informed the Special Committee that Duff & Phelps was prepared to deliver this Opinion and payable within 30 days of such notification. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Distribution Amount to be distributed to the public stockholders of the Company in the Proposed Transaction, which expressly excludes Maveron, LLC, Joseph Zwillinger and Timothy Brown, in the Proposed Transaction is fair from a financial point of view to such stockholders (without giving effect to any impact of the Proposed Transaction on any particular stockholder, other than in its capacity as a stockholder, or any other person or group interested in the Proposed Transaction).

Allbirds, Inc.

March 27, 2026

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps Opinions Practice

Kroll, LLC

Annex C

CERTIFICATE OF AMENDMENT

TO THE

NINTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLBIRDS, INC.

(A PUBLIC BENEFIT CORPORATION)

Allbirds, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1. This Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the heading of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

NINTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLBIRDS, INC.

4. Upon this Certificate of Amendment becoming effective, Section Three, Article III of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

5. Upon this Certificate of Amendment becoming effective, the Article VII, Provision B of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

VII.

B. [Reserved].

6. This Certificate of Amendment shall become effective upon filing with the Secretary of State of Delaware.

***

C-1

This Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation has been signed by a duly authorized officer of the Company on __________, 2026.

ALLBIRDS, INC.

By:

Name:
Title:

C-2

ALLBIRDS, INC.

530 WASHINGTON ST.

SAN FRANCISCO, CA 94111

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BIRD2026SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 ALLBIRDS, INC.

The Board of Directors recommends you vote FOR the following proposals (as listed in the proxy statement):	For	Against	Abstain

1.   To approve the sale of the Purchased Assets of the Company pursuant to the Asset Purchase Agreement dated March 29, 2026, by and between Allbirds, Inc. and Allbirds IP LLC (the “Asset Sale Proposal”).

	☐	☐	☐

2. To approve an amendment to our Ninth Amended and Restated Certificate of Incorporation (the “Charter Amendment Proposal”).	☐	☐	☐

3.   To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our Class A common stock representing more than 19.99% upon the conversion of certain Convertible Notes (the “Nasdaq Proposal”).

	☐	☐	☐

4.   To approve one or more adjournments of the Special Meeting from time to time, if necessary, to solicit additional proxies in the event that there are insufficient shares present virtually or represented by proxy voting in favor of the proposals presented at the meeting (the “Adjournment Proposal”).

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NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com.

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ALLBIRDS, INC.

Special Meeting of Stockholders

June 3, 2026, 12:00 p.m. Pacific Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholders hereby appoint Joe Vernachio and Ann Mitchell, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Allbirds, Inc. that the stockholders is/are entitled to vote at the Special Meeting of Stockholders to be held at 12:00 p.m. Pacific Time on June 3, 2026 via a live audio-only webcast at www.virtualshareholdermeeting.com/BIRD2026SM and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations for each of the proposals included herein. If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in the proxy will vote in their discretion on such matters.

Continued, and must be signed and dated on the other side